AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1996

                                                 REGISTRATION NO. 333-12407
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                            AMENDMENT NO. 1 TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                                VIROPHARMA, INC.
                   (TO BE RENAMED "VIROPHARMA INCORPORATED")
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                ---------------

         DELAWARE                     2834                  23-2789550
     (STATE OR OTHER      (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
     JURISDICTION OF        CLASSIFICATION CODE NO.)   IDENTIFICATION NO.)
     INCORPORATION OR
      ORGANIZATION)

                            76 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                 (610) 651-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                 CLAUDE H. NASH
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                VIROPHARMA, INC.
                            76 GREAT VALLEY PARKWAY
                               MALVERN, PA 19355
                                 (610) 651-0200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                ---------------

                        COPIES OF ALL COMMUNICATIONS TO:

             DAVID R. KING                    JEFFREY S. MARCUS
      MORGAN, LEWIS & BOCKIUS LLP               LAURA M. PERZ
         2000 ONE LOGAN SQUARE             MORRISON & FOERSTER LLP
      PHILADELPHIA, PA 19103-6993        1290 AVENUE OF THE AMERICAS
            (215) 963-5000                 NEW YORK, NY 10104-0012
                                               (212) 468-8000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Dated September 25, 1996

                                2,250,000 Shares

                [LOGO OF VIROPHARMA INCORPORATED APPEARS HERE]

                                  Common Stock

                                 -------------

  All of the shares of Common Stock, $.002 par value per share ("Common Stock'), offered hereby are being sold by ViroPharma Incorporated ("ViroPharma" or the "Company").

  Prior to this offering, there has been no public market for the Common Stock of the Company. It is estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the Common Stock on The Nasdaq National Market under the symbol "VPHM."

                                 -------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OFRISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                       Underwriting
                                             Price to Discounts and  Proceeds to
                                              Public  Commissions(1) Company(2)
- --------------------------------------------------------------------------------
Per Share..................................    $           $             $
Total (3)..................................   $           $             $

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $500,000.
(3) The Company has granted the Underwriters an option, exercisable within 30 days of the date hereof, to purchase an aggregate of up to 337,500 additional shares, at the Price to Public, less Underwriting Discounts and Commissions, to cover over-allotments, if any. If all such additional shares are purchased, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be $   , $    and $   ,
    respectively. See "Underwriting."

                                 -------------

  The Common Stock is offered by the several Underwriters named herein when, as and if received and accepted by them, and subject to their right to reject orders in whole or in part and subject to certain other conditions. It is expected that delivery of certificates for such shares will be made at the
offices of Cowen & Company, New York, New York on or about      , 1996.

                                 -------------

COWEN & COMPANY                                                J.P. MORGAN & CO.

     , 1996

   [Photo collage of child, medical equipment and bottle containing the oral formulation of one of the Company's drug candidates under development and diagram depicting RNA replication]


                                  VIROPHARMA
         ANTIVIRAL PHARMACEUTICALS FOR DISEASES CAUSED BY RNA VIRUSES

RNA viruses are responsible for the majority of human viral diseases.

ViroPharma discovers and develops proprietary small molecule inhibitors of RNA virus replication.

Pleconaril, Viropharma's most advanced compound, is currently in Phase II for viral meningitis and "summer flu."

Some of the Company's drug candidates are currently undergoing clinical trials while others are in research or preclinical development. To date, the Company has not completed the development of any products.

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

  ViroPharma Incorporated ("ViroPharma" or the "Company") is engaged in the discovery and development of proprietary antiviral pharmaceuticals for the treatment of diseases caused by RNA viruses. The Company has focused its initial drug development and discovery activities on six RNA virus diseases: viral meningitis, "summer flu," the common cold, influenza, hepatitis C and viral pneumonia. Each year, the majority of the world's population is afflicted by at least one of these diseases, for which antiviral therapies are currently either inadequate or unavailable. The Company's most advanced compound, pleconaril, previously designated VP 63843, is currently being developed for the treatment of three of these diseases. ViroPharma has completed a Phase IIa clinical trial which demonstrated that pleconaril is safe and efficacious in "summer flu." The Company is conducting a Phase IIb clinical trial with pleconaril for viral meningitis and preclinical studies with this compound for the common cold. The Company has additional compounds in earlier stages of development for the treatment of influenza, hepatitis C and viral pneumonia. ViroPharma believes its drug discovery and development technologies and expertise have potential applicability to a broad range of diseases caused by RNA viruses.

  RNA viruses are responsible for the majority of human viral diseases, causing illnesses ranging from acute and chronic ailments to fatal infections. RNA viruses continue to emerge, spreading from rural and developing regions of the world to urbanized centers. Despite efforts by the scientific and medical communities to develop vaccines and pharmaceuticals to prevent and treat certain of these diseases, medicines are currently inadequate or are not available for the majority of RNA virus diseases. The Company believes the significance and prevalence of RNA virus diseases, and the limited availability and effectiveness of current antiviral pharmaceuticals, has created a compelling need for new pharmaceuticals to treat these diseases.

  ViroPharma believes it is the leader in RNA virology and RNA antiviral drug discovery and development. The Company has focused its drug discovery and development efforts on identifying and advancing inhibitors of the process of viral RNA uncoating and replication. The Company believes that this process represents an extremely attractive target for therapeutic intervention in disease caused by RNA viruses. For RNA viruses to cause disease, they must replicate. Therefore, inhibiting RNA virus replication can prevent, limit or stop disease. The viral activities involved in this replication process are unique to RNA viruses, yet universal among all RNA viruses. Therefore, technologies used for the development of inhibitors of this process have potential applicability to a broad range of diseases caused by RNA viruses. ViroPharma has discovered and characterized RNA uncoating and replication activities, identified critical molecular targets, developed novel high throughput screening assays and discovered and optimized proprietary small molecule compounds identified by screening chemical libraries, including the Company's specialized library.

  ViroPharma's most advanced compound, pleconaril, is a potent, broad-spectrum, orally-active inhibitor of the RNA viruses that cause viral meningitis, "summer flu" and the common cold. In the Company's Phase IIa clinical trial using a "summer flu" disease model, pleconaril demonstrated efficacy with respect to all five clinical endpoints evaluated in the trial. The Company commenced a Phase IIb clinical trial of pleconaril for viral meningitis in June 1996. ViroPharma is also conducting preclinical studies for an intranasal formulation of pleconaril to treat the common cold and expects to file an investigational new drug application with the U.S. Food and Drug Administration for this formulation in late 1997. No serious adverse events attributable to pleconaril have been observed in 83 participants in the clinical trials conducted by the Company to date. In addition to pleconaril, the Company is conducting preclinical studies or research on antiviral compounds for influenza, hepatitis C and viral pneumonia.

  The Company's objective is to become the leading discoverer, developer and marketer of proprietary antiviral pharmaceuticals for RNA virus diseases through the implementation of the following strategies: (1) focusing on RNA virus diseases to capitalize on the significant market opportunity that they present, (2) broadly applying its technological expertise in RNA virology to establish a substantial product pipeline, (3) conducting parallel drug assessments to accelerate, and enhance the efficiency of, drug discovery and development, (4) pursuing disease indications for rapid demonstration of efficacy to expedite product development and (5) pursuing strategic relationships by leveraging its leadership position in RNA virology to enhance its drug discovery capabilities and in-licensing opportunities and facilitate the commercialization of its products. The Company has entered into an agreement with Sanofi S.A. ("Sanofi") to secure the exclusive development and marketing rights for pleconaril, previously designated VP 63843, in the United States and Canada for use in a broad class of disease indications. Pleconaril was discovered at Sanofi by scientists who are now with ViroPharma. The Company has also entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim Pharmaceuticals, Inc. ("Boehringer Ingelheim") for one hepatitis C target identified by ViroPharma. In addition, the Company is collaborating with other pharmaceutical and technology companies, as well as academic institutions, to access enabling technologies and compound libraries as they pertain to the treatment of RNA virus diseases.

                                  THE OFFERING

Common Stock offered hereby................... 2,250,000 shares
Common Stock to be outstanding after the of-
 fering....................................... 8,820,951 shares(1)
Use of proceeds............................... For the further development of pleconaril, including clinical
                                               trials and certain pre-
                                               marketing activities, ongoing
                                               research and development
                                               programs and general corporate
                                               purposes, which may include
                                               capital equipment expenditures.
Proposed Nasdaq National Market Symbol........ VPHM

- --------
(1) Excludes (i) 410,283 shares issuable upon exercise of options outstanding as of September 1, 1996 at a weighted average exercise price of $0.64 per share and (ii) shares issuable upon exercise of warrants to purchase Series B Preferred Stock that will not be exercised in connection with the offering but will be converted into warrants to purchase 21,675 shares of Common Stock at an exercise price of $2.94 per share. Includes 497,250 unvested shares of Common Stock purchased by certain founders of the Company. See "Management--Executive Compensation," "Management--Stock Option Plan," "Certain Transactions--Transactions with Founders" and "Description of Capital Stock--Warrants."

                             SUMMARY FINANCIAL DATA

                                                              SIX MONTHS
                                                                 ENDED
                                                               JUNE 30,
                                                        ------------------------
                             PERIOD FROM
                             DECEMBER 5,
                                 1994
                             (INCEPTION)      YEAR
                               THROUGH       ENDED
                             DECEMBER 31, DECEMBER 31,
                                 1994         1995         1995         1996
                             ------------ ------------  -----------  -----------
                                                              (UNAUDITED)
STATEMENT OF OPERATIONS DA-
 TA:
 Grant revenue.............   $     --    $    90,813   $       --   $       --
 Operating expenses:
   Research and develop-
    ment...................      75,779     2,930,106       677,730    2,624,558
   General and administra-
    tive...................     243,318     1,091,299       362,928      673,719
                              ---------   -----------   -----------  -----------
 Total operating expenses..     319,097     4,021,405     1,040,658    3,298,277
                              ---------   -----------   -----------  -----------
 Net loss..................   $(319,097)  $(3,854,862)  $(1,035,818) $(3,223,996)
                              =========   ===========   ===========  ===========
 Pro forma net loss per
  share(1).................               $      (.90)               $      (.52)
 Shares used in computing
  pro forma net loss per
  share(1).................                 4,304,776                  6,163,767


                                                   JUNE 30, 1996
                                     ------------------------------------------
                                                                  PRO FORMA
                                       ACTUAL    PRO FORMA(2) AS ADJUSTED(2)(3)
                                     ----------  ------------ -----------------
                                                    (UNAUDITED)
BALANCE SHEET DATA:
 Cash, cash equivalents and short-
  term investments.................. $8,435,802   $8,435,802     $33,045,802
 Working capital....................  7,274,927    7,274,927      31,884,927
 Total assets.......................  8,963,910    8,963,910      33,573,910
 Long-term capital leases...........    144,014      144,014         144,014
 Mandatorily redeemable convertible
  preferred stock................... 15,053,996          --              --
 Total stockholders' equity (defi-
  cit).............................. (7,682,656)   7,371,340      31,981,340

- --------
(1) See Note 2 of Notes to Financial Statements.
(2) Reflects the Preferred Stock Conversion (as defined below).
(3) Gives effect to the Warrant Exercise and reflects the sale of 2,250,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $12.00 per share and the application of estimated net proceeds therefrom. See "Use of Proceeds."

                                ----------------

  Except as otherwise noted, all information contained in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) gives effect to the exercise in full of warrants to purchase shares of Series B Preferred Stock, which will expire upon the closing of the offering (the "Warrant Exercise"), and a .51-for-one stock split of the Common Stock to be effected immediately prior to the offering (the "Reverse Stock Split") and
(iii) reflects the conversion of all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred Stock"), Series B Convertible Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), including those acquired in the Warrant Exercise, and Series C Convertible Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock," and, together with the Series A Preferred Stock and Series B Preferred Stock, the "Redeemable Preferred Stock"), into an aggregate of 5,669,781 shares of Common Stock upon the closing of this offering (the "Preferred Stock Conversion"). All references to "ViroPharma" or to the "Company" refer to ViroPharma Incorporated, a Delaware corporation.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be considered carefully in evaluating the Company and its business before purchasing shares of Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such a difference include, but are not limited to, those discussed in the following risk factors.

EARLY STAGE OF DEVELOPMENT; CONTINUING OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

  The Company currently has no sources of operating revenues and has incurred net operating losses since its inception in 1994. At June 30, 1996, the Company had an accumulated deficit of approximately $7.4 million. Such losses have resulted principally from costs incurred in research, development and clinical trials and general and administrative costs associated with the Company's operations. The Company expects that operating losses will continue at increasing levels for at least the next several years as its research, product development, clinical testing and marketing activities expand. Such losses will continue unless and until such time as product approvals are obtained and product sales generate sufficient revenue to offset expenses. The Company's ability to achieve profitability will depend, in part, on its ability to successfully develop, clinically test and obtain regulatory approvals for its drug candidates, as well as its ability to manufacture and market any approved products either by itself or in collaboration with others. There can be no assurance that the Company will successfully complete its product development efforts in a timely manner, if at all, that it will receive any regulatory approvals required for the clinical development, commercial manufacture or marketing of its proposed products or that product sales based on such regulatory approvals will be profitable to the Company. Accordingly, the extent of future losses and the time required to achieve profitability is highly uncertain. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABSENCE OF PRODUCTS; PRODUCT DEVELOPMENT RISKS

  The Company has not completed the development of any products. Some of the Company's drug candidates are currently undergoing clinical trials while others are in research or preclinical development. The Company's drug candidates, other than pleconaril, are not expected to be commercially available for at least several years, if at all, and pleconaril is not expected to be commercially available for at least three years, if at all. The Company has not begun to market or generate revenues from the commercialization of any products. The majority of the Company's drug candidates will require significant additional research and development and laboratory testing prior to submission of any regulatory application, and all of its drug candidates will require significant clinical testing and regulatory approval prior to commercialization. There can be no assurance that the Company will be permitted by regulatory authorities to conduct additional clinical testing of the Company's compounds or that, if permitted, such additional clinical testing will prove that such drugs are safe and efficacious to the extent necessary to permit the Company to obtain marketing approvals for them from regulatory authorities. There can be no assurance that the results of preclinical studies and completed clinical trials will be indicative of results obtained in future clinical trials. Adverse or inconclusive clinical trial results concerning any of the Company's drug candidates could result in increased costs and significantly delay the filing for marketing approval for such drug candidates with the United States Food and Drug Administration (the "FDA") or result in a filing for a narrower indication. In such event, further studies would be required with respect to other indications to support any filing of a supplemental application covering such indications. There can be no assurance that the Company's research and development, preclinical testing or clinical trials will be successfully completed, that regulatory approvals will be obtained or will be as broad as sought, that the Company's products will be capable of being produced in commercial quantities at reasonable costs or that any products, if introduced, will achieve market acceptance. Any problems or delays relating to research and development, regulatory approval and manufacturing, and the failure to address such problems or delays, could have a material adverse effect on the Company. See "Business--Product Development and Research."

  The Company's drug candidates and future product development efforts are subject to the risks of failure inherent in the development of pharmaceutical products. These risks include the possibilities that any or all of the Company's drug candidates will be found to be ineffective, unsafe, toxic or otherwise fail to either meet applicable regulatory standards or receive necessary regulatory approvals or clearances. There can be no assurance that unacceptable toxicities or side effects will not occur at any dose level at any time in the course of toxicological studies or human clinical trials of the Company's drugs. The appearance of any such unacceptable toxicities or side effects in toxicology studies or human clinical trials could cause the Company or regulatory authorities to interrupt, limit, delay or abort the development of any of the Company's drugs and could ultimately prevent their approval for any of the targeted indications. Even after receiving approval, products may later exhibit adverse effects that prevent their widespread use and necessitate their withdrawal from the market. There can be no assurance that any products under development by the Company will be safe when administered to patients. Furthermore, there is a risk that the Company's drug candidates, even if safe and effective, will be difficult to develop into commercially viable products, difficult to manufacture on a large scale or uneconomical to market and that proprietary rights of third parties may preclude the Company from marketing such drug candidates. Moreover, the Company's competitors may succeed in developing technologies or products that are more effective or cost effective than those of the Company. Rapid technological changes or developments by others may result in the Company's drug candidates becoming obsolete or noncompetitive. See "--Competition," "-- Rapid Technological Change and Uncertainty" and "Business--Competition."

DEPENDENCE ON MOST ADVANCED DRUG CANDIDATE

  The Company's research and development resources are primarily dedicated to its most advanced drug candidate, pleconaril. Significant delays in the Company's clinical trials of pleconaril, unfavorable results in such trials, failure to obtain regulatory approval for the commercialization of pleconaril or any related product or failure to achieve market acceptance of pleconaril or any related product could have a material adverse effect upon the Company. There can be no assurance that pleconaril will be successfully developed. Although the Company is currently seeking to develop other drug candidates and expand the number of drug candidates it has under development, there can be no assurance that it will be successful in such development or expansion. Furthermore, the proceeds of this offering are not expected to be sufficient to complete all clinical studies and other required testing for pleconaril or any other of the Company's product development candidates. See "--Government Regulation; No Assurance of Regulatory Approval" and "Business--Product Development and Research."

UNCERTAINTY REGARDING CLINICAL TRIALS

  The results of preclinical studies and initial clinical trials of the Company's product candidates are not necessarily predictive of the results from large-scale clinical trials. The Company must demonstrate through preclinical studies and clinical trials that its product candidates are safe and effective for use in each target indication before the Company can obtain regulatory approvals for the commercial sale of those products. These studies and trials may be very costly and time-consuming.

  The rate of completion of clinical trials is dependent upon, among other factors, the rate of enrollment of patients. Because some of the Company's drug candidates are targeted at diseases which are more prevalent in certain seasons, failure to accrue an adequate number of clinical patients during the appropriate season could cause significant delays and increased costs. Such delays and increased costs could have a material adverse effect on the Company's drug development program. Furthermore, there can be no assurance that if the Company's clinical trials are completed, the Company will be able to submit a New Drug Application (an "NDA") as scheduled or that any such application will be approved by the FDA in a timely manner, if at all. The cost to the Company of conducting human clinical trials for any potential product can vary dramatically based on a number of factors, including the order and timing of clinical indications pursued and the extent of development and financial support, if any, from corporate collaborators. The Company may have difficulty obtaining sufficient patient populations, clinicians or support to conduct its clinical trials as planned and may have to expend substantial additional funds to obtain access to such resources, or delay or modify its plans significantly.

GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL

  The production and marketing of products under development by the Company, as well as its ongoing research and development activities, are and will be subject to regulation by governmental agencies, including the FDA in the United States and similar regulatory authorities in other countries. Any potential therapeutic product developed by the Company will be subject to rigorous preclinical and clinical testing and approval pursuant to regulations administered by the FDA, comparable agencies in other countries and, to a lesser extent, by state regulatory authorities. The approval process for the Company's drug candidates will involve significant time and expenditures. There can be no assurance that the Company will be able to successfully complete the clinical development of, and file its NDA for, pleconaril or any other drug candidate. See "Business--Government Regulation."

  Rigorous preclinical and clinical testing and the regulatory approval process can take many years and require the expenditure of substantial resources. There can be no assurance that the FDA or other regulatory authority approval for any product candidates developed by the Company will be granted on a timely basis or at all. Any delay in obtaining, or any failure to obtain, such approvals would materially and adversely affect the marketing of the Company's drug candidates and the Company's business, financial position and results of operations. In addition, legislation may be enacted, or regulations promulgated, in the future which might adversely affect the Company's ability to develop, manufacture or market its drug candidates. If regulatory approval of a drug is obtained, such approval may be conditioned upon certain limitations and restrictions on the drug's use. Any FDA approvals that may be granted will be subject to continual review, and later discovery of previously unknown problems may result in withdrawal of products from marketing. Failure of the Company to comply with applicable regulatory requirements can, among other things, result in warning letters, fines, withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions, injunctions or criminal prosecution. See "Business-- Government Regulation."

UNCERTAIN ABILITY TO MEET CAPITAL NEEDS

  The Company will require substantial additional funds for its research, preclinical and clinical testing, operating expenses, regulatory applications, manufacturing, marketing and sales programs. The Company's capital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights, competing technological and market developments, changes and developments in the Company's existing collaborative, licensing and other relationships, the terms of any new collaborative, licensing and other arrangements that the Company may establish and the development of commercialization activities and arrangements. Moreover, the Company's fixed commitments, including salaries and fees for current employees and consultants, rent, payments under license agreements and other contractual commitments, are substantial and are likely to increase as additional agreements are entered into and additional personnel are retained. The Company believes that the net proceeds of this offering, together with proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim, available cash, grant revenue and interest income, should be adequate to fund its current and anticipated levels of operations through mid-1998. However, the Company's cash requirements may vary materially and could be significantly higher than those now planned because of results of research and development and drug candidate testing, relationships with strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances, the FDA and foreign regulatory requirements and other factors. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Business--Strategic Relationships," "Business--Patents," "Management" and Notes to Financial Statements.

  The Company will need to raise substantial additional capital to fund its future operations. The proceeds of this offering are not expected to be sufficient to complete all clinical studies and other required testing for pleconaril or any other of the Company's product candidates. The Company will likely seek such additional funding through public or private financing or collaborative, licensing and other arrangements with corporate partners. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result, and future investors may be granted rights superior to those of existing stockholders. There can be no assurance, however, that additional financing will be available when needed or, if available, will be available on acceptable terms. Insufficient funds may prevent the Company from executing its business plan or may require the Company to delay, scale back or eliminate certain of its research and product development programs or license to third parties rights to develop or commercialize products or technologies that the Company would otherwise seek to develop or commercialize itself.

DEPENDENCE ON CORPORATE COLLABORATIONS; NEED FOR ADDITIONAL COLLABORATORS

   The Company's strategy for the research, development and commercialization of its drug candidates may require the Company to enter into various arrangements with corporate and academic collaborators, licensors, licensees and others, and the Company may, therefore, be dependent upon the subsequent success of these third parties in performing their responsibilities. The Company has obtained, and intends to obtain in the future, licensed rights to certain proprietary technologies and compounds from other entities, individuals and research institutions, to which it will be obligated to pay license fees and, if it develops products based upon the licensed technology, to also make milestone payments and pay royalties. There can be no assurance that the Company will be able to enter into collaborative, license or other arrangements that the Company deems necessary or appropriate to develop and commercialize its drug candidates, or that any or all of the contemplated benefits from such collaborative, license or other arrangements will be realized. Certain of the collaborative, license or other arrangements that the Company may enter into in the future may place responsibility on the Company's collaborative partners for preclinical testing and human clinical trials and for the preparation and submission of applications for regulatory approval for potential pharmaceutical or other products. Should any collaborative partner fail to develop or successfully commercialize any drug candidate to which it has rights, the Company's business may be materially adversely affected. Moreover, these arrangements may require the Company to transfer certain material rights to such corporate partners, licensees and others. In the event that the Company decides to license or sublicense certain of its commercial rights, there can be no assurance that such arrangements will not result in reduced product revenue to the Company. There can be no assurance that any revenues or profits will be derived from the Company's collaborative and other arrangements, that any of the Company's current strategic arrangements will continue or that the Company will enter into any future collaborations. Furthermore, there can be no assurance that current or future collaborators will not pursue alternative technologies or drug candidates either on their own or in collaboration with others, including the Company's competitors, as a means for developing treatments for the diseases sought to be addressed by the Company's programs. See "Business--Strategic Relationships."

UNCERTAIN ABILITY TO PROTECT PATENTS AND PROPRIETARY TECHNOLOGY AND
INFORMATION

  Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the market place, the pharmaceutical industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. The Company's ability to compete effectively depends, in part, on its ability to protect its proprietary technology, both in the United States and abroad. The Company intends to file applications as appropriate for patents covering the composition of matter or uses of its drug candidates or its proprietary processes. The Company has five patent applications pending with the U.S. Patent and Trademark Office ("PTO"), and the Company has licensed the exclusive rights to antiviral agents which are the subject of three issued U.S. patents and two related Canadian patent applications. The Company will be dependent on the licensor to prosecute such patent applications and may be dependent on the licensor to protect such patent rights. The Company intends to file patent applications in certain foreign jurisdictions. There can be no assurance that the PTO will grant the Company's pending patent applications or that the Company will obtain any patents on its proprietary products for which it subsequently applies. No assurance can be given that any patents issued to, or licensed by, the Company will not be challenged, invalidated or circumvented by other parties, or that the rights granted thereunder will provide any competitive advantage. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or, if patents are issued to the Company, design around the patented products developed by the Company.

  The Company also relies on trade secrets, know-how and continuing technological advancements to support its competitive position. Although the Company has entered into confidentiality and invention rights agreements with its employees, consultants, advisors and collaborators, no assurance can be given that such agreements will be honored or that the Company will be able to effectively protect its rights to its unpatented trade secrets and know-how. Moreover, there can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets and know-how. In addition, many of the Company's scientific and management personnel have been recruited from other pharmaceutical companies where they were conducting research in areas similar to those being pursued by the Company. As a result, the Company and these individuals could be subject to allegations of trade secret violations and similar claims.

  In addition, to facilitate development of its proprietary technology base, the Company may be required to obtain licenses to patents or other proprietary rights from other parties, and such requirements could substantially delay the Company's drug development or commercialization. There can be no assurance that the patents of other parties will not have a material adverse effect on the ability of the Company to do business or that any licenses required under any patents or proprietary rights of other parties would be made available on acceptable terms, if at all. If the Company does not obtain any such required licenses, it could encounter delays in introducing products to market or may be unable to develop, manufacture or sell products requiring such licenses.

  The Company may, from time to time, collaborate with, and support research conducted by, universities and governmental research organizations. There can be no assurance that the Company will have, or be able to acquire, exclusive rights to the inventions or technical information derived from such collaborations or that disputes will not arise as to rights in related research programs conducted by the Company or such collaborators. See "Business--Strategic Relationships."

  In addition, the Company could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those licensed to the Company by third parties, and in defending suits against it or its employees relating to ownership of or rights to intellectual property, even if the outcome is not adverse to the Company. Such disputes could substantially delay the Company's drug development or commercialization. The PTO or a private party could institute an interference proceeding involving the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention, in which case the Company would not be entitled to a patent on the invention at issue in the interference proceeding. The PTO or a private party could also institute reexamination proceedings involving the Company in connection with one or more of the Company's patents, and such proceedings could result in an adverse decision as to the validity or scope of the patents. See "Business--Patents."

ABSENCE OF MARKETING AND SALES CAPABILITY

  For certain products under development, the Company intends to conduct marketing activities through its own sales force. The Company has no marketing and sales staff and has no experience with respect to marketing its proposed products. Significant additional expenditures, management resources and time will be required to develop a sales force, and there can be no assurance that the Company will be successful either in developing a sales force or penetrating the markets for any proposed products it may develop. The Company has entered, and in the future may enter, into marketing, distribution, manufacturing, development or other third party arrangements, which grant rights that may be exclusive to certain products to corporate partners in return for royalties to be received on sales, if any. There can be no assurance that the Company will be able to enter into any additional arrangements, that any such arrangements will be successful or that the Company will be able to obtain additional capital to conduct such activities directly. See "Risk Factors--Dependence on Corporate Collaborations; Need for Additional Collaborators" and "Business--Marketing."

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS; NEED FOR
REIMBURSEMENT

  The future revenues and profitability of, and availability of capital for, pharmaceutical companies such as the Company will be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been, and the Company expects there will continue to be, a number of federal, state and foreign proposals to control the cost of drugs through governmental regulation. It is uncertain what form any health care reform legislation may take or what actions federal, state, foreign, and private payors may take in response to the proposed reforms. The Company cannot predict when, if ever, any suggested reforms will be implemented or the effect of any implemented reform on the Company's business. Moreover, there can be no assurance that any implemented reform will not have a material adverse effect on the Company's business, financial position or results of operations.

  The Company's ability to commercialize any products successfully will depend, in part, on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the United States, private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought, and there can be no assurance that adequate third-party coverage will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products, the market acceptance of those products could be adversely affected.

COMPETITION

  There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies and research institutions, engaged in developing pharmaceuticals for human therapeutic applications similar to the applications targeted by the Company. Many of these companies have substantially greater financial, research and development, manufacturing, marketing and human resources experience than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in conducting preclinical testing and human clinical trials of new pharmaceutical products and in obtaining FDA and other regulatory approvals of products. Accordingly, certain of the Company's competitors may succeed in obtaining regulatory approval for products more rapidly or effectively than the Company. Such companies may succeed in developing products that are more effective or less costly than any that may be developed by the Company and also may prove to be more successful than the Company in the manufacture and marketing of any such products. See "Business-- Competition."

RAPID TECHNOLOGICAL CHANGE AND UNCERTAINTY

  The Company is engaged in the pharmaceutical business, which is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. There can be no assurance that research and discoveries by others will not render some or all of the Company's programs or drug candidates non-competitive or obsolete.

  The Company's proposed business strategy is based, in part, upon the application of the Company's technology platform, which encompasses various elements from the fields of biotechnology and chemistry, and the application of these technologies to the discovery and development of pharmaceutical products for the treatment of infectious human diseases. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches. There are no approved drugs on the market for the treatment of certain of the disease indications being targeted by the Company and, to date, the technologies being used by the Company, to the Company's knowledge, have never been applied to develop an approved pharmaceutical product. There can be no assurance that unforeseen problems will not develop with the

Company's technologies or applications, that the Company will be able to successfully address technological challenges it encounters in its research and development programs or that commercially feasible products will ultimately be developed by the Company. See "--Competition" and "Business-- Competition."

NO ASSURANCE OF MARKET ACCEPTANCE

  There can be no assurance that the Company's drug candidates, if approved by the FDA and other regulatory authorities, will achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals, the availability of third-party reimbursement and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of the Company's drug candidates and their advantages over existing technologies and therapeutics. There can be no assurance that the Company will be able to manufacture and successfully market its drug candidates even if they perform successfully in clinical applications. Furthermore, there can be no assurance that physicians or the medical community in general will accept and utilize any therapeutic products that may be developed by the Company.

ABSENCE OF MANUFACTURING CAPABILITIES

  The Company presently does not have the internal capability to manufacture pharmaceutical products under the current Good Manufacturing Practices ("GMP") prescribed by the FDA. The Company believes that it has sufficient quantities of bulk drug substance to complete its clinical program for the viral meningitis indication. The Company is working with Sanofi for the manufacture of bulk drug substance and is also evaluating alternatives for the manufacture of drug product. FDA pre-approval inspection is required for all commercial manufacturing sites.

  Any contract manufacturers that the Company may use must adhere to GMP regulations enforced by the FDA through its facilities inspection program. These facilities must pass a pre-approval plant inspection before the FDA will issue a pre-market approval of the product. Moreover, while the Company does not currently intend to manufacture any pharmaceutical products itself, it may choose to do so in the future. The Company has no experience in the manufacture of pharmaceutical products for clinical trials or commercial purposes. Should the Company decide to manufacture products itself, the Company would be subject to the regulatory requirements described above, would be subject to risks regarding delays or difficulties encountered in manufacturing any such pharmaceutical products and would require substantial additional capital. In addition, there can be no assurance that the Company will be able to manufacture any such products successfully and in a cost-effective manner. See "Business--Manufacturing" and "Business--Government Regulation."

  If the Company should encounter delays or difficulties with contract manufacturers in producing, packaging or distributing its proposed products, market introduction and subsequent sales of such products would be adversely affected and the Company may have to seek alternative sources of supply. In the event that the Company is required to seek alternative sources of supply, it may incur additional costs or delays in product commercialization. If the Company changes the source or location of supply or modifies the manufacturing process, regulatory authorities will require the Company to demonstrate that the product produced by the new source or from the modified process is equivalent to the product used in any clinical trials conducted by the Company. If the product is not shown to be equivalent, the Company's ability to seek FDA or other regulatory approval could be delayed until additional clinical trials are completed. Furthermore, there can be no assurance that the Company will be able to enter into alternative supply arrangements at commercially acceptable rates, if at all. No assurance can be given that the manufacturers utilized by the Company will be able to provide the Company with sufficient quantities of its products or that the products supplied to the Company will meet the Company's specifications or delivery and other requirements.

DEPENDENCE ON KEY PERSONNEL

  Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific, technical and managerial personnel. There is intense competition for qualified personnel in the pharmaceutical field, and there can be no assurance that the Company will be able to continue to attract and retain qualified personnel necessary for the development of its business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner would be detrimental to the Company's research and development programs and to its business. Much of the know-how developed by the Company resides in its scientific and technical personnel and is not readily transferable to other personnel. The Company does not maintain "key man" life insurance on any of its employees. Furthermore, the Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as marketing, will require the addition of new management personnel. The failure to attract and retain such personnel could adversely affect the Company's business. See "Business--Human Resources" and "Management."

ENVIRONMENTAL MATTERS AND HAZARDOUS MATERIALS

  The Company's research and development processes involve the controlled use of hazardous, infectious and radioactive materials. The Company is subject to stringent federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. There can be no assurance that the Company will not be required to incur significant costs to comply with environmental laws, rules, regulations and policies or that the business, financial position or results of operations of the Company will not be materially and adversely affected by current or future environmental laws, rules, regulations and policies or by any releases or discharges of materials which could be hazardous.

  In its research activities, the Company utilizes radioactive and other materials that could be hazardous to human health, safety or the environment. These materials and various wastes resulting from their use are stored at the Company's facility pending ultimate use and disposal. Although the Company believes that its safety procedures for handling and disposing of such materials comply with federal, state and local laws, rules regulations and policies, the risk of accidental injury or contamination from these materials cannot be entirely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. The Company does not maintain a separate insurance policy for these types of risks.

PRODUCT LIABILITY; LIMITED INSURANCE COVERAGE

  The Company's business exposes it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company maintains claims made insurance against product liability and defense costs incurred in connection with clinical testing in the amount of five million dollars per occurrence and five million dollars in the aggregate. The Company does not currently have any insurance coverage with regard to the commercial sale of products. There can be no assurance that claims against the Company arising with respect to clinical testing or sale of products will be successfully defended, that the insurance carried by the Company, if any, will be sufficient or that the Company will be able to obtain additional, or maintain its current level of, product liability insurance on acceptable terms. In addition, there can be no assurance that any collaborators and licensees of the Company will agree to indemnify the Company from, be adequately insured against or have a sufficient net worth to protect the Company from product liability claims. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect on the Company.

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to this offering, there has been no public market for the Company's Common Stock and there can be no assurance that an active public market for the Company's Common Stock will develop or, if one does develop, that it will be sustained in the future. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Underwriters based on a number of factors that may not be indicative of future market price. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. In addition, the market price of the Common Stock is likely to be highly volatile as is frequently the case with publicly traded emerging growth companies and biopharmaceutical companies. Announcements by the Company or its competitors of technological innovations or new products, existing and future collaborations, scientific discoveries and results of clinical trials, as well as government regulatory action, developments or disputes concerning patent or proprietary rights, market conditions and period-to-period fluctuations in financial results, could have a significant impact on the Company's business and the market price of the Common Stock. In addition, the stock market has experienced extreme price and volume fluctuations. This volatility has significantly affected the market prices of securities of many biopharmaceutical companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

  Upon the closing of this offering, directors and officers of the Company, who in the aggregate currently own beneficially 5,908,958 shares of Common Stock (excluding outstanding options and warrants to purchase shares of Common Stock), will own beneficially in the aggregate shares of Common Stock representing approximately 66.9% of the outstanding shares of Common Stock. Accordingly, the Company's officers and directors together will have the ability to elect a majority of the Company's directors and thereby control the officers and management of the Company and will be able to control effectively all matters requiring stockholder approval, including amendments to the Company's Certificate of Incorporation, mergers, share exchanges, the sale of all or substantially all of the Company's assets, going private transactions and other fundamental transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

AVAILABILITY OF PREFERRED STOCK FOR ISSUANCE; ANTI-TAKEOVER PROVISIONS

  In addition to its authorized shares of Common Stock, upon the closing of this offering, the Company's Amended and Restated Certificate of Incorporation will authorize the issuance of up to 5,000,000 shares of preferred stock ("Preferred Stock"). No shares of Preferred Stock of the Company will be outstanding upon the closing of this offering, and the Company has no present intention to issue any shares of Preferred Stock. However, because the rights and preferences of any series of Preferred Stock may be set by the Board of Directors at its sole discretion, the rights and preferences of any such Preferred Stock may be superior to those of the Common Stock and thus may adversely affect the rights of the holders of Common Stock. See "Description of Capital Stock--Preferred Stock."

  Upon the closing of this offering, the Company's Amended and Restated Certificate of Incorporation and By-Laws and the Delaware General Corporation Law will contain certain provisions that could prevent or delay the acquisition of the Company by means of a tender offer, proxy contest or otherwise, or could discourage a third party from attempting to acquire control of the Company, even if such events would be beneficial to the interests of the stockholders. These provisions, among other things will (i) divide the Board of Directors into three classes, each of which serves for a staggered three-year term, (ii) prohibit the removal of directors without cause by the stockholders and (iii) grant the Board of Directors the authority, without action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The Company is also subject to Section 203 of the Delaware General Corporation Law which contains certain anti-takeover provisions which prohibit a "business combination" between a corporation and an "interested stockholder" within three years of the stockholder's becoming an "interested stockholder" except in certain limited circumstances. The business combination provisions of Section 203 of the Delaware General Corporation Law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have a total of 8,820,951 shares of Common Stock outstanding (9,158,451 shares if the Underwriters' over-allotment option is exercised in full). All the shares of Common Stock offered hereby will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The 6,570,951 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act, and may under certain circumstances be sold in the public market without registration pursuant to Rule 144.

  Under Rule 144 (and subject to the conditions thereof), no restricted shares of Common Stock will become eligible for sale upon completion of this offering; approximately 1,173,000 shares will become eligible for sale between December 29, 1996 and January 31, 1997, of which all such shares will be subject to lockup restrictions as described below and 663,000 shares will be subject in varying degrees to the additional restrictions contained in stock purchase agreements (see "Certain Transactions--Transactions with Founders"); approximately 3,600,600 shares will become eligible for sale between June 16, 1997 and October 2, 1997; and the remaining 1,797,351 shares will be eligible for sale after 1997. Moreover, upon completion of this offering the Company will have outstanding options to purchase 410,283 shares of Common Stock and outstanding warrants to purchase 21,675 shares of Common Stock. The Company's officers and directors and all other stockholders, option holders and warrant holders have agreed in writing that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or rights to acquire Common Stock (other than (i) with respect to employees of the Company, pursuant to certain employee compensation arrangements such as employee stock option and stock purchase plans or (ii) to a transferee that agrees to be similarly bound) for a period of 180 days after the date of this Prospectus, without the prior written consent of Cowen & Company. See "Management-- Executive Compensation--Option Grants and Year-End Values," "Description of Capital Stock--Warrants," "Shares Eligible for Future Sale" and "Underwriting."

  The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, an additional 3,600,600 shares of Common Stock will become eligible for sale to the public beginning 180 days after the date of this Prospectus.

  Stockholders of the Company will be entitled to certain piggyback and demand registration rights with regard to 5,669,781 shares of Common Stock upon the closing of this offering. In addition, the founders of the Company will be entitled to certain piggyback registration rights with regard to 828,750 shares of Common Stock. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All such rights in connection with this offering have been waived.

  Prior to this offering, there has been no public market for the Common Stock of the Company, and no predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock, under Rule 144, pursuant to registration rights or otherwise, will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

NO DIVIDENDS

  The Company has not declared or paid dividends on its Common Stock since its inception and does not intend to declare or pay any dividends to its stockholders in the foreseeable future. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

DILUTION

  Upon completion of this offering, purchasers of Common Stock in this offering will incur immediate dilution of $8.37 in the per share net tangible book value of their Common Stock from the assumed initial public offering price. See "Dilution."

                                  THE COMPANY

  The Company was incorporated in Delaware on September 16, 1994 and commenced operations on December 5, 1994. The Company's executive offices and research facility are located at 76 Great Valley Parkway, Malvern, Pennsylvania 19355. Its telephone number is (610) 651-0200, and the Internet e-mail address is vp@viropharma.com. ViroPharma's home page on the World Wide Web can be located at http://www.viropharma.com.

  "ViroPharma" and the Company's logo are trademarks of the Company. The Company has filed applications to register these trademarks in the United States. All other brand names or trademarks appearing in this Prospectus are the property of their respective owners.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $24,610,000 ($28,376,500 if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $12.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

  The Company intends to use the net proceeds of this offering, along with its currently available cash, to fund further development of pleconaril, including approximately $18.5 million to fund the ongoing clinical trials and certain related pre-marketing activities. The Company intends to use the balance of the net proceeds of this offering for ongoing research and development programs and general corporate purposes, which may include capital equipment expenditures. The Company also expects from time to time to evaluate the possible acquisition of products, businesses and technologies which complement the Company's business. The Company does not currently have any understandings, commitments or agreements with respect to any such possible acquisitions.

  The amounts actually expended for any single purpose will vary significantly depending upon numerous factors, including the progress of the Company's research and development programs, the results of preclinical and clinical studies, the timing of regulatory approvals, technological advances, determinations as to commercial potential of product candidates and the status of competitive products. In addition, expenditures will be dependent upon the establishment of collaborative arrangements with other companies, the availability of financing and other factors. See "Business--Product Development and Research."

  The Company believes that the net proceeds of this offering, together with the proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim, available cash, grant revenue and expected interest income, will be adequate to fund its current and anticipated levels of operations through mid-1998. This estimate is based on assumptions about numerous factors, including the factors described above. In addition, future unanticipated events may make shifts in the allocation of funds necessary or desirable. The proceeds of this offering are not expected to be sufficient to complete all clinical studies and other required testing for pleconaril or any other of the Company's product candidates. Moreover, additional funding will be required before the Company is able to generate positive cash flows from commercial activities. The Company does not have any commitments or arrangements to obtain any additional funds, and there can be no assurance that required funds will be available to the Company. See "Risk Factors-- Uncertain Ability to Meet Capital Needs."

  Pending the application of the proceeds of this offering, the Company intends to invest such proceeds in short-term interest-bearing United States government securities and in short-term, interest-bearing investment grade securities. The Company intends to invest and use the net proceeds so as not to be considered an investment company under the Investment Company Act of 1940.

                                DIVIDEND POLICY

  The Company has never declared or paid dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in the operations, development and growth of its business.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis, assuming completion of the Reverse Stock Split, (ii) on a pro forma basis, to reflect the Preferred Stock Conversion and (iii) such pro forma capitalization as adjusted to give effect to the Warrant Exercise and the sale by the Company of the 2,250,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company) and the receipt and initial application of the net proceeds of $24,610,000 therefrom, as set forth in "Use of Proceeds." This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                    JUNE 30, 1996
                                         -------------------------------------
                                                                    PRO FORMA
                                           ACTUAL      PRO FORMA   AS ADJUSTED
                                         -----------  -----------  -----------
Long-term capital leases................ $   144,014  $   144,014  $   144,014
Mandatorily redeemable convertible pre-
 ferred stock(1)........................  15,053,996          --           --
Stockholders' equity:
 Preferred stock, $.001 par value,
  5,000,000 shares authorized, no shares
  issued and outstanding, pro forma as
  adjusted..............................         --           --           --
 Common Stock, par value $.002 per
  share, 27,000,000 shares authorized;
  901,170 shares issued and outstanding,
  actual; 6,489,354 shares issued and
  outstanding, pro forma; and 8,820,951
  shares issued and outstanding pro
  forma as adjusted(2)..................       1,802       12,978       17,642
 Additional paid-in capital.............     155,430   15,198,250   39,803,586
 Deferred compensation..................    (463,391)    (463,391)    (463,391)
 Unrealized gain on investment securi-
  ties..................................      21,458       21,458       21,458
 Deficit accumulated during the develop-
  ment stage............................  (7,397,955)  (7,397,955)  (7,397,955)
                                         -----------  -----------  -----------
 Total stockholders' equity (deficit)...  (7,682,656)   7,371,340   31,981,340
                                         -----------  -----------  -----------
  Total capitalization.................. $ 7,515,354  $ 7,515,354  $32,125,354
                                         ===========  ===========  ===========

- --------
(1) Prior to this offering, the Company's outstanding Redeemable Preferred Stock consists of 675,000 shares of Series A Preferred Stock, 7,060,000 shares of Series B Preferred Stock and 3,222,222 shares of Series C Preferred Stock. Concurrently with the closing of this offering, all outstanding shares of Preferred Stock and all shares to be issued in the Warrant Exercise will be converted into shares of Common Stock. See "Description of Capital Stock."

(2) Excludes (i) 316,455 shares issuable upon exercise of options outstanding as of June 30, 1996 at a weighted average exercise price of $0.18 per share and (ii) shares issuable upon exercise of warrants to purchase Series B Preferred Stock that will not be exercised in connection with the offering but will be converted into warrants to purchase 21,675 shares of Common Stock at an exercise price of $2.94 per share. As of September 1, 1996, there were 410,283 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.64 per share. Includes 497,250 issued but unvested shares of Common Stock purchased by certain of the founders of the Company. See "Management--Executive Compensation," "Management--Stock Option Plan," "Certain Transactions--Transactions with Founders" and "Description of Capital Stock."

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate dilution in the net tangible book value of their Common Stock from the assumed initial public offering price. The net tangible book value of the Company's Common Stock as of June 30, 1996 was $7,371,340, or $1.14 per share. "Net tangible book value" per share is equal to the Company's net tangible assets (tangible assets less total liabilities) divided by the 6,489,354 shares of the Company's Common Stock outstanding (after reflecting the Preferred Stock Conversion). "Dilution per share" represents the difference between the assumed initial public offering price per share of the Common Stock and the pro forma net tangible book value per share of the Company after giving effect to this offering. After giving effect to the Warrant Exercise and reflecting the Preferred Stock Conversion and the sale of 2,250,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share (after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company) and the initial application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been $31,981,340 or $3.63 per share. The change represents an immediate increase in net tangible book value of $2.49 per share to existing stockholders and an immediate dilution of $8.37 per share to new investors purchasing the shares of Common Stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share....................       $12.00
  Net tangible book value per share before the offering............ $1.14
  Increase per share attributable to new investors................. $2.49
                                                                    -----
Pro forma net tangible book value per share after the offering.....       $ 3.63
                                                                          ------
Dilution per share to new investors................................       $ 8.37
                                                                          ======

  The following table summarizes on a pro forma basis as of June 30, 1996, the differences between existing stockholders after giving effect to the Warrant Exercise and reflecting the Preferred Stock Conversion and purchasers of shares in this offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid.

                                                     TOTAL
                            SHARES PURCHASED     CONSIDERATION
                            ----------------- ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing stockholders(1)... 6,570,951    74%  $14,656,225    35%     $ 2.23
New investors.............. 2,250,000    26    27,000,000    65      $12.00
                            ---------   ---   -----------   ---
  Total.................... 8,820,951   100%  $41,656,225   100%
                            =========   ===   ===========   ===

- --------
(1) After giving effect to the Warrant Exercise and reflecting the Preferred Stock Conversion.

  The above information excludes (i) 316,455 shares of Common Stock issuable upon exercise of options outstanding as of June 30, 1996 at a weighted average exercise price of $0.18 per share and (ii) shares issuable upon exercise of warrants to purchase Series B Preferred Stock that will not be exercised in connection with the offering but will be converted into warrants to purchase 21,675 shares of Common Stock at an exercise price of $2.94 per share. As of September 1, 1996, there were 410,283 shares issuable upon exercise of outstanding options at a weighted average exercise price of $0.64 per share. The foregoing includes 497,250 issued but unvested shares of Common Stock purchased by certain of the founders of the Company. See "Management-- Executive Compensation," "Management--Stock Option Plan," "Certain Transactions--Transactions with Founders" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The selected financial data presented below under the caption "Balance Sheet Data" as of December 31, 1994 and 1995, and under the caption "Statement of Operations Data" for the period from December 5, 1994 (inception) through December 31, 1994 and the year ended December 31, 1995 are derived from financial statements of the Company which have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data as of June 30, 1996 and for the six-month periods ended June 30, 1995 and 1996 are derived from unaudited financial statements. Such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth herein. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996. The data set forth below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and the Notes thereto and the other financial information included elsewhere in this Prospectus. The Company is considered a "development stage company" as described in Note 1 of the Company's Financial Statements.

                          DECEMBER 5,
                              1994                         SIX MONTHS
                          (INCEPTION)                         ENDED
                            THROUGH     YEAR ENDED          JUNE 30,
                          DECEMBER 31, DECEMBER 31,  ------------------------
                              1994         1995         1995         1996
                          ------------ ------------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA:
Grant revenue............  $     --    $    90,813   $       --   $       --
Operating expenses:
  Research and
   development...........     75,779     2,930,106       677,730    2,624,558
  General and
   administrative........    243,318     1,091,299       362,928      673,719
                           ---------   -----------   -----------  -----------
Total operating
 expenses................    319,097     4,021,405     1,040,658    3,298,277
Interest income, net.....        --         75,730         4,840       74,281
                           ---------   -----------   -----------  -----------
Net loss.................  $(319,097)  $(3,854,862)  $(1,035,818) $(3,223,996)
                           =========   ===========   ===========  ===========
Pro forma net loss per
 share(1)................              $      (.90)               $      (.52)
Shares used in computing
 pro forma net loss per
 share(1)................                4,304,776                  6,163,767
                                       ===========                ===========

                                              DECEMBER 31,
                                          ----------------------   JUNE 30,
                                            1994        1995         1996
                                          ---------  -----------  -----------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term
 investments............................. $  22,870  $ 4,713,426  $ 8,435,802
Working capital (deficit)................  (243,172)   3,270,375    7,274,927
Total assets.............................    24,870    4,873,845    8,963,910
Long-term capital leases.................       --           --       144,014
Mandatorily redeemable convertible
 preferred stock.........................    60,000    7,428,464   15,053,996
Total stockholders' equity (deficit).....  (303,172)  (4,101,618)  (7,682,656)

- --------
(1) See Note 2 of Notes to Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This Prospectus contains forward-looking statements that involve risk and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

  Since inception, the Company has devoted substantially all of its resources to its research and product development programs. ViroPharma has generated no revenues from product sales and has been dependent upon funding primarily from equity financing. The Company has not been profitable since inception and has incurred a cumulative net loss of approximately $7.4 million through June 30, 1996. Losses have resulted principally from costs incurred in research and development activities and general and administrative expenses. The Company expects to incur additional operating losses over at least the next several years. The Company expects such losses to increase over historical levels as the Company's research and development expenses increase due to further clinical trials and preclinical development of the Company's most advanced drug candidate, pleconaril, and further research and development related to other product candidates. The Company's ability to achieve profitability is dependent on developing and obtaining regulatory approvals for its product candidates, successfully commercializing such product candidates, which may include entering into collaborative agreements for product development and commercialization, and securing contract manufacturing services.

RESULTS OF OPERATIONS

 Six months ended June 30, 1996 and June 30, 1995

  The Company earned no revenues during these periods, other than net interest income.

  Research and development expenses increased to $2,624,558 for the six months ended June 30, 1996 from $677,730 for the six months ended June 30, 1995. The increase was principally due to clinical trials related to pleconaril and the advancement of drug candidates for the Company's influenza and hepatitis C programs.

  General and administrative expenses increased to $673,719 for the six months ended June 30, 1996 from $362,928 for the six months ended June 30, 1995. The increase was principally due to increased facilities costs and salary expenses, as well as to increased costs associated with financing transactions and the pursuit of corporate collaborations.

  The net loss increased to $3,223,996 for the six months ended June 30, 1996 from $1,035,818 for the six months ended June 30, 1995.

 Year ended December 31, 1995 and period ended December 31, 1994

  The Company commenced operations on December 5, 1994. Therefore, the period ended December 31, 1994 was 26 days long. Comparisons between such period and the complete year 1995 may not be meaningful.

  Grant revenue for the year ended December 31, 1995 was $90,813. The Company earned no revenues for the period ended December 31, 1994.

  Research and development expenses increased to $2,930,106 for the year ended December 31, 1995 from $75,779 for the period ended December 31, 1994. The increase was due to 12 months of expenses being reflected in the latter period, as well as expenses related to the commencement of clinical development of pleconaril and increased spending related to the Company's drug discovery efforts.

  General and administrative expenses increased to $1,091,299 for the year ended December 31, 1995 from $243,318 for the period ended December 31, 1994. The increase was due to 12 months of expenses being reflected in the latter period, as well as to increased facilities costs and costs associated with financing transactions and the pursuit of corporate collaborations.

  Interest income aggregated $75,730 in 1995. There was no interest income in 1994.

  Net loss for the year ended December 31, 1995 was $3,854,862. Net loss for the period ended December 31, 1994 was $319,097.

LIQUIDITY AND CAPITAL RESOURCES

  Since its inception in December 1994, the Company has financed its operations primarily through private placements of Redeemable Preferred Stock and Common Stock totaling approximately $14.4 million. At June 30, 1996, the Company had cash and cash equivalents and short-term investments aggregating approximately $8.4 million.

  The Company leases its corporate and research and development facilities under an operating lease expiring in 1997. The Company has a one year renewal option through October 1998, subject to lessor consent. If the Company does not renew its lease upon expiration, the Company believes that it can lease adequate facilities on terms acceptable to the Company. The Company also leases substantially all of its equipment under two master lease agreements, which provide access to a total of approximately $1.3 million in financing, of which amounts aggregating approximately $650,000 are currently outstanding. The Company is required to repay amounts outstanding under the two leases within periods ranging from 32 to 48 months. The Company has no material commitments for capital expenditures as of June 1996. The Company is required to make a milestone payment to Sanofi of up to $2 million upon the earlier of a future milestone event as defined in the agreement with Sanofi or December 1998. In addition, the Company would also be required to make certain significant additional payments, including royalties, as defined, should agreed-upon future milestones be attained.

  The Company believes that the net proceeds of this offering, together with the $1 million technology access fee received in August 1996 and future proceeds from the collaborative drug discovery and development agreement with Boehringer Ingelheim, available cash, grant revenue and expected interest income, will be adequate to fund its current and anticipated levels of operations through mid-1998. The Company will require additional financing for operations and expansion of its facilities prior to achieving positive cash flows from its commercial activities. The proceeds of this offering are not expected to be sufficient to complete all clinical studies and other required testing for pleconaril or any other of the Company's product candidates. To obtain this financing, the Company may seek to access the public or private equity markets or enter into additional arrangements with corporate collaborators. To the extent the Company raises additional capital by issuing equity securities, ownership dilution to existing stockholders may result. There can be no assurance, however, that additional financing will be available on acceptable terms from any source. See "Risk Factors--Uncertain Ability to Meet Capital Needs," "Use of Proceeds" and "Business--Strategic Relationships--Boehringer Ingelheim Pharmaceuticals, Inc."

  Based on "change in ownership" provisions of the Tax Reform Act of 1986, net operating loss and research and development credit carryforwards may be subject to annual limitations that could reduce the Company's ability to utilize these carryforwards.

NEW ACCOUNTING PRONOUNCEMENT

  In October 1995, the FASB issued SFAS 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 presents companies with the alternative of retaining the current accounting for stock-based compensation or adopting a new accounting method based on the estimated fair value of equity instruments granted to employees during the year. Companies that do not adopt the fair value based method of accounting will be required to adopt the disclosure provisions of SFAS 123 for the year ending December 31, 1996. The Company will continue applying its current accounting principles and will present the required footnote disclosures commencing in the 1996 financial statements.

                                   BUSINESS

  This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors."

OVERVIEW

  ViroPharma is engaged in the discovery and development of proprietary antiviral pharmaceuticals for the treatment of diseases caused by RNA viruses. The Company has focused its initial drug development and discovery activities on six RNA virus diseases: viral meningitis, "summer flu," the common cold, influenza, hepatitis C and viral pneumonia. Each year, the majority of the world's population is afflicted by at least one of these diseases, for which therapies are currently either inadequate or unavailable. The Company's most advanced compound, pleconaril, previously designated VP 63843, is currently being developed for the treatment of three of these diseases. ViroPharma has completed a Phase IIa clinical trial which demonstrated that pleconaril is safe and efficacious in "summer flu." The Company is conducting a Phase IIb clinical trial with pleconaril for viral meningitis and preclinical studies with this compound for the common cold. The Company has additional compounds in earlier stages of development for treatment of influenza, hepatitis C and viral pneumonia. ViroPharma believes its drug discovery and development technologies and expertise have potential applicability to a broad range of diseases caused by RNA viruses.

  RNA viruses are responsible for the majority of human viral diseases, causing illnesses ranging from acute and chronic ailments to fatal infections. RNA viruses continue to emerge, spreading from rural and developing regions of the world to urbanized centers. Despite efforts by the scientific and medical communities to develop vaccines and pharmaceuticals to prevent and treat certain of these diseases, medicines are currently inadequate or are not available for the majority of RNA virus diseases. The Company believes the significance and prevalence of RNA virus diseases, and the limited availability and effectiveness of current antiviral therapeutics, has created a compelling need for antiviral pharmaceuticals to treat these diseases.

DISEASES CAUSED BY RNA VIRUSES

  Viruses are intracellular parasites that require a living host cell within which to reproduce. They are composed of genetic material enclosed in a protective protein coat. The genetic material of a virus, which may be in the form of either deoxyribonucleic acid ("DNA") or ribonucleic acid ("RNA"), is unique and characteristic of that virus and provides the blueprint for virus reproduction.

  There are three fundamental classes of viruses: DNA viruses, retroviruses and RNA viruses. DNA viruses store their genetic material as DNA and replicate their DNA in a manner similar to human cells. Retroviruses and RNA viruses store their genetic material as RNA. Retroviruses reproduce by first converting their RNA into DNA in infected cells, then converting this DNA back into RNA. RNA viruses, on the other hand, have the unique ability to directly reproduce their RNA to create new RNA virus offspring through a process known as RNA replication. This ability to directly replicate RNA distinguishes RNA viruses from DNA viruses, retroviruses and human cells.

   Infection by viruses, and their ensuing replication, can lead to disease. Viral epidemics, pandemics, acute outbreaks and chronic diseases continue to cause an enormous amount of human suffering and death. DNA viruses cause diseases such as herpes, hepatitis B and papillomas (warts). The retrovirus HIV (human immunodeficiency virus) causes AIDS. RNA viruses, however, are responsible for the majority of human viral diseases, causing a multitude of illnesses ranging from acute and chronic ailments to fatal infections.

  The following is a list of selected diseases caused by RNA viruses:



                                       RNA VIRUS DISEASES

  Bronchiolitis                           Hemorrhagic conjunctivitis                    Myocarditis
  Dengue fever                            Hemorrhagic fevers                            Pneumonia
  Diarrhea diseases                       Hepatitis A, C, D, and E                      Rabies
  Ebola fever                             Influenza                                     Rhinovirus common cold
  Encephalitis                            Lassa fever                                   Rubella
  Enterovirus "summer flu"                Measles                                       Tick fevers
  Hantavirus pulmonary syndrome           Meningitis                                    Yellow fever


  The medical community has attempted to address several of these diseases with vaccines, which are prophylactic in nature and intended to prevent disease, and antiviral pharmaceuticals, which are therapeutic in nature and intended to treat disease. For most RNA virus diseases, however, medicines are either inadequate or simply not available.

  Vaccines are designed to prevent disease by eliciting a protective antiviral immune response in vaccinated individuals. This response involves the production by the body of specific antibodies and white blood cells, both of which attempt to destroy the virus and virus-infected cells. Vaccines do not exist for most RNA virus diseases. Of those that are available, most are unable to effectively control disease for one or more reasons. Many viruses constantly and rapidly change their outer surface, thereby rendering existing vaccines obsolete. Moreover, many individuals at greatest risk for serious disease, including the young, the elderly and the immunocompromised, fail to respond to vaccines. Finally, existing vaccines are not readily available to certain susceptible populations and, even when available, are often not widely used.

  Antiviral pharmaceuticals to treat RNA virus diseases are limited. While there are, in some cases, medicines available to reduce disease symptoms, there are few drugs to effectively treat the underlying disease. Of these, amantadine and the related drug rimantadine are used for influenza, ribavirin has been used for viral pneumonia due to respiratory syncytial virus ("RS virus"), and interferon alfa ("IFN") is currently used to treat hepatitis due to hepatitis C virus ("HCV"). Additionally, immunoglobulin products are occasionally used for treatment of some RNA virus diseases. The Company believes that each of these therapeutics has limited utility in its respective indication for several reasons, including adverse side effects, limited antiviral specificity and difficulties in drug administration.

  Based on the significance and prevalence of disease associated with RNA virus infections and the limited means to prevent or treat these diseases, the Company believes that there is a significant market opportunity for the development of effective therapeutics for RNA virus diseases. Moreover, the continued emergence of RNA virus diseases and the recent spread of RNA viruses from rural and developing regions of the world to urbanized centers underscores the compelling need for new antiviral pharmaceuticals.

TREATING RNA VIRUS DISEASES

 The RNA Virus Replication Process

  Essential to the discovery and development of antiviral pharmaceuticals is the ability to analyze the virus in a laboratory setting and to dissect the molecular and biochemical events critical to virus replication. The manipulation of RNA viruses and, in particular, the virus's RNA genome, requires special techniques and skills. Historically, technical limitations have hampered investigation of RNA virus replication. Consequently, the scientific community's understanding of the molecular events of RNA virus replication is incomplete. However, significant recent advancements in biological and molecular technologies related to the manipulation of RNA and RNA viruses have enabled the Company to pursue the discovery and development of effective treatments for RNA virus diseases.

  The Company believes that the process of viral RNA uncoating and replication represents an extremely attractive target for the therapeutic intervention in disease caused by RNA viruses. For RNA viruses to cause disease, they must replicate. This process of RNA replication is depicted in the following diagram.


                             RNA Virus Replication


 [The following is required for the EDGAR filing and will not appear in the printed prospectus: This diagram depicts schematically the life cycle of a generic RNA virus. The diagram is centered with a light gray oval figure representing a generic cell. Overlaid on this oval figure are six arrows, numbers 1 through 6, traversing the oval figure from the upper left to the lower right. Preceding the first arrow numbered "1" and outside the oval figure is a single virus particle depicted schematically as a 10-sided icosahedral shape. Beyond arrow 1, just inside the oval figure and in front of arrow "2" is an identical 10-sided icosahedral shaped virus. Beyond arrow 2 and in front of arrow "3" is a vertical single helical ribbon depicting viral RNA, at the bottom of which are several disassembled sides of the 10-sided shape and at the top of which are several small solid circular shapes depicting proteins attached to the helical ribbon. Beyond arrow 3 and in front of arrow "4" is a vertical double helical ribbon depicting two intertwined strands of viral RNA, at the bottom of which are several small solid circular shapes depicting proteins attached to the double helical ribbon. Beyond arrow 4 and in front of arrow "5" is a vertical single helical ribbon depicting viral RNA, at the bottom of which is a partially assembled 10-sided shape into which the ribbon appears to be entering and at the top of which are several small solid circular shapes depicting proteins attached to the helical ribbon. Beyond arrow 5 and in front of arrow "6" near to, but within, the lower right border of the oval cell figure are several identical and intact 10-sided icosahedral shaped viruses. Beyond arrow "6" are numerous identical 10-sided icosahedral shaped viruses emanating from the lower right portion of the oval cell figure and also outside the oval cell figure in the lower right portion of the diagram.]

 WHEN AN RNA VIRUS ENTERS A CELL (1), ITS RNA IS RELEASED FROM THE VIRUS'S COAT (2), ALLOWING THE UNIQUE MULTI-STEP PROCESS OF RNA REPLICATION TO PROCEED (3-4), AFTER WHICH NEW RNA VIRUS OFFSPRING ARE CREATED (5) AND SUBSEQUENTLY RELEASED FROM THE INFECTED CELL (6). EACH RNA VIRUS OFFSPRING THAT INFECTS A NEW CELL REPEATS THIS REPLICATION PROCESS.


  Inhibiting RNA virus replication can prevent, limit or stop disease. In addition to thwarting disease, the direct inhibition of viral RNA uncoating and replication will reduce the possibility for generation of drug-resistant virus offspring and decrease virus transmission from infected individuals to healthy persons. RNA replication is a complicated process involving several viral proteins that must act together in a coordinated fashion. Due to the nature of this process, changes or mutations in these proteins are not readily tolerated. Consequently, viral proteins required for RNA replication are not only specific to the virus, they are among the least variable proteins of the virus. This is in contrast to the highly variable viral surface proteins generally involved in immune responses to virus infections. This invariability of the viral proteins responsible for viral RNA replication represents an important attribute in their selection as molecular targets for antiviral drug discovery and development.

 The ViroPharma Approach

  ViroPharma believes that it is the leader in RNA virology and RNA antiviral drug discovery and development. As a result of its focus on, and expertise in, RNA virus replication, unique molecular target selection and assay development technologies, and its development and possession of proprietary chemical inhibitors and its specialized chemical library, the Company believes that it is well-positioned to develop effective antiviral pharmaceuticals for RNA virus diseases.

  While the RNA replication process is common among all RNA viruses, the detailed molecular and biochemical mechanisms of RNA replication are currently not fully understood. However, the Company has used its experience in RNA virology, RNA virus uncoating and RNA replication, along with recent advances in biological, molecular and informatics technologies, to gain an understanding of several aspects of the RNA virus uncoating and replication process. Company scientists have elucidated fundamental processes involved in virus uncoating and used this knowledge to design compounds to inhibit these processes. They have also succeeded in discovering new virus enzyme activities that are essential to RNA replication, which are the subject of a U.S.

patent application filed by the Company. Company scientists have further characterized several RNA virus replication activities and used the resulting information to develop novel drug screening assays. The Company's assays are optimized for high sensitivity and specificity and are validated for reproducibility. These assays are automated using state-of-the-art robotics technologies to facilitate the high throughput screening of large chemical libraries. Using its novel assays, the Company has discovered proprietary small molecule compounds that inhibit the targeted virus-specific activities.

  Once active compounds are identified, the Company advances such compounds to clinical drug candidates through a process of chemical optimization. This process involves the rapid generation of an expanded chemical analog series based on the initial active compounds and utilizes an array of technologies including computer-assisted pharmacophore modeling and drug design techniques, two-dimensional and three-dimensional structure and substructure chemical database searches and conventional medicinal chemistry, combinatorial chemistry and automated high capacity chemical synthetic methods. The Company then evaluates analog series in various biochemical and biological assays that assess compound selectivity, potency, safety and bioavailability. Importantly, the Company chemically optimizes active compounds for these four key parameters in parallel, not sequentially. The Company believes that its combination of chemical and biological technologies and parallel compound optimization process allows it to accelerate drug discovery and development. The generation of large numbers of specific chemical analogs by the Company also enables it to rapidly expand its valuable chemical library that is biased toward inhibitors of enzymes and activities essential to RNA replication. The Company believes that this library provides a significant advantage in its efforts to discover inhibitors for additional RNA virus diseases.

STRATEGY

  The Company's objective is to become the leading discoverer, developer and marketer of proprietary antiviral pharmaceuticals for RNA virus diseases. The Company seeks to achieve this objective through the implementation of the following strategies:

  . Focus on RNA Virus Diseases. RNA viruses cause the majority of human viral diseases, yet few effective antiviral drugs are available to address these diseases. Based on the significance and prevalence of disease associated with RNA viruses and the limited means to effectively prevent or treat these diseases, the Company believes there is a significant market opportunity for the development of effective therapeutics for RNA virus diseases. The Company has focused its resources to capitalize on this market opportunity.

  . Broadly Apply Technological Expertise in RNA Virology. The Company has leading expertise in RNA antiviral drug discovery, focusing on RNA replication and involving the selection of specific molecular targets and the development of novel drug screening assays, proprietary chemical inhibitors and a specialized chemical library. Since RNA replication is unique to RNA viruses, yet common to all RNA viruses, this process provides a broadly applicable platform for drug discovery. The Company intends to continue to expand and apply its expertise in RNA virology, RNA replication, chemical synthesis methodologies and antiviral drug design.

  . Conduct Parallel Drug Discovery Assessments. The key parameters in the drug discovery process are selectivity, potency, safety and bioavailability. The Company accelerates and enhances the efficiency of its drug discovery programs by simultaneously optimizing chemical compounds for each of these parameters during the drug discovery process.

  . Pursue Indications for Rapid Demonstration of Efficacy. In order to expedite drug development, the Company initially targets disease indications based upon the likelihood for rapid demonstration of efficacy in clinical trials. The Company then pursues follow-on clinical development for expanded disease indications.

  . Pursue Strategic Relationships by Leveraging RNA Virology Expertise. The Company leverages its leadership position in RNA virus antiviral drug discovery and development through strategic relationships with pharmaceutical companies, specialized technology companies and academic institutions. With these relationships, the Company enhances its drug discovery capabilities and in-licensing opportunities and facilitates the commercialization of its potential products.

PRODUCT DEVELOPMENT AND RESEARCH

  The Company has focused its initial drug discovery and development activities on six RNA virus diseases: viral meningitis, "summer flu," the common cold, influenza, hepatitis C and viral pneumonia. The Company has drug candidates in various stages of research and development for each of these RNA virus diseases. The following chart sets forth the target disease indications and the status of the Company's lead product candidates:


  DISEASE INDICATION   PRODUCT CANDIDATE                    DEVELOPMENT STATUS(1)
- ----------------------------------------------------------------------------------------------
  Viral Men-
   ingitis             Pleconaril (oral)       Phase IIb clinical trial commenced June 1996
  "Summer              Pleconaril (oral)       Phase IIa clinical trial completed April 1996;
   Flu"                                        Phase IIb clinical trial anticipated late 1997
  Common Cold          Pleconaril (intranasal) Preclinical; IND filing anticipated late 1997
  Influenza            VP 14221 series         Preclinical safety and pharmacokinetics studies
  Hepatitis C          VP 31593 series         Chemical optimization
  Viral Pneu-
   monia               VP 36676 series         Research

 --------
 (1) For a discussion of preclinical testing and of human clinical trials, see "--Government Regulation."


  The Company's most advanced compound, pleconaril, is a potent, broad spectrum, orally active inhibitor of enteroviruses and rhinoviruses. Enteroviruses and rhinoviruses are closely related members of a large, very prevalent group of RNA viruses that are responsible for widespread human disease. According to the Centers for Disease Control (the "CDC"), there are 10 to 15 million enterovirus infections every year in the United States. Enteroviruses cause viral meningitis, "summer flu," encephalitis, myocarditis, pericarditis, hand-foot-and-mouth disease, herpangina, otitis media and perinatal enteroviral disease. Rhinoviruses are responsible for up to 50% of all respiratory illnesses and are the leading cause of the common cold.

  The Company is developing pleconaril for three indications: viral meningitis, "summer flu" and the common cold. While antibiotics are commonly prescribed by physicians to patients with these diseases, they are ineffective at treating these virus infections. Prescription and over-the-counter cough and cold remedies, analgesics and antipyretics are also used to reduce symptoms of the "summer flu" and common cold, but do not treat the underlying diseases. Currently, there are no antiviral therapies available for any of the diseases caused by enteroviruses or rhinoviruses.

  ViroPharma scientists have demonstrated that pleconaril inhibits enterovirus and rhinovirus replication by a novel, virus-specific mode of action. The compound binds to a specific site inside the coat protein of the virus, thereby preventing the release of the viral RNA inside the cell and blocking the initiation of the RNA replication process. In preclinical studies conducted by the Company, pleconaril was shown to effectively inhibit the cell culture replication of 96% of the rhinoviruses and enteroviruses isolated from 332 human patients. The patient population from which these viruses were isolated exhibited the complete range of diseases caused by these viruses, including a number of fatal infections. Moreover, orally administered pleconaril protected mice from lethal infection by enteroviruses in three distinct animal model systems. Based on these results, the Company believes that pleconaril will be effective against a broad spectrum of rhinoviruses and enteroviruses. There can be no assurance that pleconaril will be clinically efficacious against diseases caused by these viruses. See "Risk Factors-- Uncertainty Regarding Clinical Trials."

  In Phase I single ascending dose studies with a capsule formulation of pleconaril, plasma concentrations of drug increased proportionally to the oral dose administered up to the highest dose tested (1000 mg). Maximum drug plasma levels 20 times that required to inhibit the replication of the majority of the clinical virus isolates referred to above were achieved with a single 200 mg dose. In Phase I multidose studies conducted by the Company, doses up to 400 mg administered three times per day for seven consecutive days were well-tolerated by all subjects in the study. No serious adverse events attributable to the drug were observed in the 50 subjects who received pleconaril during the course of these Phase I studies.

  The Company has developed an oral liquid formulation of pleconaril, which the Company has demonstrated is bioequivalent to the capsule formulation used in Phase I studies. The liquid formulation is self-preserving, stable and contains only GRAS (Generally Regarded As Safe) ingredients. This formulation provides considerable flexibility in dosing and will be used in clinical trials for both the viral meningitis and "summer flu" indications. The Company is also developing an intranasal formulation of pleconaril for use in the common cold indication. Currently, the Company is exploring delivery systems for its intranasal formulation.

  The Company entered into an agreement with Sanofi under which it received exclusive rights to develop and market all products relating to pleconaril, previously designated VP 63843, and related compounds for use in enterovirus and rhinovirus disease indications in the United States and Canada, as well as a right of first refusal in respect of any other indications. Pleconaril was discovered at Sanofi by scientists now with ViroPharma. See "--Strategic Relationships--Sanofi S.A." and "--Patents." Pleconaril has been approved as a generic name for the Company's compound VP 63843 by the United States Names Council (USAN) and is awaiting final approval from the World Health Organization ("WHO").

 Viral Meningitis

  Infection of the central nervous system by enteroviruses can cause meningitis, which is characterized by a severe headache, stiffness of the neck or back, fever, nausea and malaise. The disease is typically severe and requires emergency medical care. The disease occasionally progresses to serious neurologic sequelae, particularly among infants infected before age one year. There is currently no antiviral pharmaceutical for viral meningitis.

  In order to establish the incidence and clinical course of enteroviral meningitis and assess potential clinical endpoints for future drug efficacy studies, the Company conducted an Adult Viral Meningitis Observational Study at three medical centers (the University of Colorado, the University of Pennsylvania and the University of Virginia) during the 1995 summer enterovirus season. The results of this study demonstrated the severity and duration of the illness. Adults presenting at emergency rooms complaining of severe headaches were confirmed to be enterovirus-infected by detection of viral RNA in their cerebrospinal fluid. Approximately 80% of these enterovirus-infected patients required hospitalization, with an average stay of four days. Patients were unable to resume full normal activities for an average of 16 days. All subjects received some form of analgesic (70% received a narcotic) for an average of seven days to manage their severe headache pain. From this study, the Company estimates that 500,000 Americans contract enteroviral meningitis annually.

  Based on the results of two Phase I studies and the Phase IIa study for enterovirus disease described below, the Company is currently evaluating the oral liquid formulation of pleconaril in an international multi-center, double blind, placebo controlled Phase IIb trial for treatment of viral meningitis. The Company initiated this study at sites in the United States in June 1996 and anticipates initiating the study in Australia and South Africa in November 1996. There can be no assurance that this trial will be successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Trials."

 "Summer Flu"

  The "summer flu" is an upper respiratory illness caused by enteroviruses and characterized initially by a sore throat and cough, followed by a general influenza-like syndrome. While this disease occurs throughout the year, it is most prevalent in the summer. The clinical illness can persist for several weeks and typically results in a physician visit. According to the CDC, there are an estimated 10 to 15 million cases of enterovirus infection each year in the United States, many of which result in "summer flu." There is currently no antiviral pharmaceutical for the enterovirus "summer flu."

  During the spring of 1996, the Company conducted a Phase IIa Enterovirus Challenge Study with pleconaril. In this double blind, placebo controlled "summer flu" model study, the oral capsule formulation of pleconaril demonstrated clinical effectiveness. Eight hours after the randomized administration of either placebo or pleconaril, 33 volunteers were infected with the enterovirus coxsackievirus A21. Subjects were then administered either placebo or a 200 mg dose of pleconaril twice daily for seven days. Placebo-treated subjects developed notable cold symptoms, while pleconaril-treated volunteers showed pronounced and clinically significant reductions in disease measures, including symptoms and virus load. Assessment of clinical disease by five measures (subject and physician rating of disease symptoms, nasal mucus production, fever and virus load in nasal secretions) showed, in all cases, a significant reduction in the pleconaril-treated group. Depicted in the graph below are the results of these disease measures for both the placebo-treated (light bars) and pleconaril-treated (dark bars) subjects.


                  Phase IIa Study-Disease Measure Reductions


[The following is required for the EDGAR filing and will not appear in the printed prospectus: This histogram-format graph contains five two-column sets along the horizontal axis. The left column of each set, depicted in light gray, represents disease measure data for test subjects from the "Placebo"-treated group: the right column of each set depicted in dark gray, represents disease measure data for test subjects from the "Pleconaril"-treated group. Below the column sets are the following five captions: "Subject Rating", "Physician Rating", "Mucus Weight", "Fever" and "Virus Load". The vertical axis is indicated at "% of Subjects Exceeding Disease Measure Threshold" and ranges from 0% to 100%. These Disease Measure Thresholds are defined in the legend to the graph as follows: "Subject Rating Greater than or Equal to 5 (Scale: 0-10), Physician Rating Greater than or Equal to 10 (Scale: 0-33), Mucus Weight Greater than or Equal to 10g (Range: 0-54g), Fever Greater than or Equal to 100 degrees F (Range: normal - 102.3 degrees F), Virus Load Greater than or Equal to 4 log\10\ (Range: 0-6.3 log\10\)." The values for the "Subject Rating" columns are 67% and 13% for the Placebo and Pleconaril groups, respectively. The values for the "Physician Rating" columns are 53% and 0% for the Placebo and Pleconaril groups, respectively. The values for the "Mucus Weight" columns are 67% and 0% for the Placebo and Pleconaril groups, respectively. The values for the "Fever" columns are 40% and 7% for the Placebo and Pleconaril groups, respectively. The values for the "Virus Load" columns are 93% and 13% for the Placebo and Pleconaril groups, respectively.]

  The Company anticipates advancing the pleconaril oral liquid formulation into a Phase IIb multicenter, placebo controlled, dose ranging clinical efficacy trial for the "summer flu" indication in the second half of 1997. There can be no assurance that this trial will be initiated, successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors--Uncertainty Regarding Clinical Trials."

 Common Cold

  Rhinoviruses are the leading cause of the common cold. Many people experience two or three colds per year with the accompanying symptoms of sneezing, nasal obstruction, nasal discharge, headache and general malaise. The median duration of illness is seven days, with symptoms persisting for two weeks in approximately 25% of persons. Complications associated with rhinovirus infections include otitis media, pneumonia and asthmatic exacerbations resulting in serious respiratory distress. Although there are cold remedies, analgesics and antipyretics that may reduce cold symptoms, there is no antiviral pharmaceutical to treat the common cold.

  The Company's clinical development plan for the intranasal formulation of pleconaril contemplates initially treating the common cold in patients with asthma. This strategy provides an opportunity for both prophylactic and therapeutic dosing in this population. Should the product be approved for use in this patient population, the

Company would expect to expand clinical development to include the general population. The Company plans to conduct a preclinical nasal irritation study and select a manufacturer for the intranasal formulation of pleconaril in 1997. Subsequent thereto, the Company anticipates filing an Investigational New Drug ("IND") application for the intranasal formulation of pleconaril for the common cold indication in late 1997. There can be no assurance that these activities will be initiated, successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors-- Uncertainty Regarding Clinical Trials."

 Influenza

  Influenza virus is a major cause of human illness. In the United States, approximately 10% to 20% of the population is infected with the influenza virus each year. This disease is characterized by the sudden onset of headache, chills and a dry cough, which is rapidly followed by fever, significant myalgias and malaise. Fever and upper respiratory tract symptoms generally last for three to five days, while the cough and weakness persist for an additional one to two weeks. Influenza can also be fatal. According to the WHO, approximately 20,000 to 40,000 deaths occur each year in the United States as a result of influenza. The very young, elderly and immunocompromised, and those with medical conditions such as cardiovascular disease, pulmonary disease and pregnancy, are at greatest risk for serious or fatal complications associated with influenza virus infections. The National Science and Technology Council currently estimates that the direct medical costs due to influenza in the United States are $5 billion per year.

  Immunization for influenza has demonstrated only limited success in controlling the disease. Due to the highly variable nature of the influenza virus surface proteins, vaccines used one year are ineffective and obsolete the next. New vaccines with components predicted to be important in the next year's influenza season must be developed, manufactured and administered each year. Even when forecasts result in vaccines with components closely matching that year's actual circulating influenza virus strain, the immunity induced by these vaccines is incomplete and short-lived. Reinfection with the same virus strain or a variant strain can occur and result in disease in previously immunized individuals. Finally, compliance with national immunization campaigns has generally been insufficient to prevent epidemics.

  Current drugs approved for use in the prevention and treatment of influenza include amantadine and its closely related analog, rimantadine. Both drugs are associated with certain central nervous system and gastrointestinal side effects. In addition, treated individuals can produce drug-resistant virus and transmit infection to other persons with whom they come in contact.

  The Company's principal molecular target in its influenza virus program is the viral RNA transcriptase complex, which is required by the virus for RNA replication. The Company has developed a quantitative high throughput drug screening assay that simultaneously measures several essential virus-encoded replication activities. Using this assay, ViroPharma scientists have discovered several specific inhibitors of influenza virus replication. The Company has applied its chemical optimization process to establish structure-activity relationships for these inhibitors with respect to potency and selectivity. The Company's preclinical acute safety studies conducted to date indicate that several of its lead compounds, currently designated the VP 14221 Series, are well tolerated. The Company has also commenced bioavailability studies on this series. In addition, ViroPharma has filed two patent applications related to its active influenza virus compounds and is preparing additional patent applications for influenza virus compounds. There can be no assurance that clinical trials for this compound series will be initiated or, if initiated, will lead to a determination that the compound is safe and efficacious. No assurance can be given that such patents will issue. See "Risk Factors--Absence of Products; Product Developments Risks," "Risk Factors-- Uncertainty Regarding Clinical Trials," "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information" and "--Patents."

 Hepatitis C

  HCV, first identified in 1989, is recognized as a major cause of chronic hepatitis worldwide. According to the CDC, there are currently approximately
3.5 million HCV infected individuals in the United States, with

150,000 new cases identified each year. The WHO estimates that an additional 10 million individuals are infected with HCV in Europe and a total of 100 million people are infected worldwide. Populations in some geographic areas, such as Japan and Egypt, have particularly high rates of infection, ranging from 2% to 15%. Approximately 80% of HCV infected persons will develop chronic hepatitis, of which 20% will progress to liver cirrhosis. Chronic HCV infection can also lead to the development of hepatocellular carcinoma and liver failure.

  There is currently no vaccine for HCV. HCV is an immunologically diverse virus, with many naturally occurring variants in circulation. Such diversity, in combination with HCV's ability to change its surface proteins, may represent the mechanism by which the virus escapes attack by the immune system and establishes persistent infections.

  IFN is currently the only approved drug in the United States for treatment of hepatitis due to HCV. While IFN treatment has been reported to improve serum liver enzyme response in 20% to 40% of patients, the remainder do not respond to IFN treatment. For patients who do respond, a sustained improvement of liver function reportedly is seen in only 10% to 20% of patients; the majority of patients relapse upon cessation of IFN treatment. Thus, while IFN represents the first treatment for chronic hepatitis C, its effectiveness is limited and its cure rate is low. Nevertheless, the Company estimates the current market for IFN use in the treatment of hepatitis C to be over $1 billion worldwide.

  The Company focuses on several key enzyme targets involved in the HCV RNA replication process. Company scientists have discovered several key enzyme activities associated with particular HCV proteins. These activities have been characterized and used to establish validated high throughput assays. The HCV RNA helicase activity represents one such target. As a result of screening compounds in the HCV RNA helicase assay, the Company has identified several active and selective compounds, currently designated the VP 31593 Series, and has begun chemical optimization on such compounds. Based on its RNA helicase-related technology, the Company has established a collaborative drug discovery and development agreement with Boehringer Ingelheim. The Company is also developing assays for additional HCV molecular targets. The Company has filed two patent applications related to the HCV inhibitor compound series and anticipates that it will file several additional patent applications within the next year. No assurance can be given that such patents will issue. See "Risk Factors--Dependence on Corporate Collaborations; Potential Need for Additional Collaborators," "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information," "--Strategic Relationships-- Boehringer Ingelheim Pharmaceuticals, Inc." and "--Patents."

 Viral Pneumonia

  RS virus is the major pediatric viral respiratory tract pathogen, causing pneumonia and bronchiolitis in infants and young children. During seasonal epidemics, approximately 250,000 infants contract RS virus pneumonia, and up to 35% are hospitalized. Of those hospitalized, mortality rates of up to 5% have been reported. Children with underlying conditions such as prematurity, congenital heart disease, bronchopulmonary dysplasia and various congenital or acquired immunodeficiency syndromes are at greatest risk of serious RS virus morbidity and mortality. RS virus is also implicated as a major cause of mortality in the elderly.

  Vaccines are not currently available for prevention of RS virus disease. Recently, the prophylactic use of an intravenous hyperimmune globulin infusion was approved for RS virus disease in certain high risk infants. Ribavirin, administered by aerosol to minimize the drug's adverse effects, is generally reserved for only the most serious cases of RS virus pneumonia and bronchiolitis. In both cases, drug administration can be difficult and inconvenient in young patients.

  The Company has developed a high throughput drug screening assay for RS virus replication. Company scientists have discovered several inhibitory compounds, currently designated the VP 36676 Series, with high potency and selectivity in initial profiling evaluations. Based on these discoveries, the Company intends to commence chemical optimization in late 1996. There can be no assurance that such chemical optimization will be initiated, successfully completed or completed in a timely manner. See "Risk Factors--Absence of Products; Product Development Risks," "Risk Factors--Dependence on Most Advanced Drug Candidate" and "Risk Factors-- Uncertainty Regarding Clinical Trials."

 Other Potential RNA Virus Disease Targets

  The Company believes that its drug discovery technologies and development expertise are potentially applicable to a broad range of RNA virus diseases. The Company also believes that certain RNA virus diseases represent immediate extensions of the Company's current research and development programs. In addition to viral meningitis and "summer flu," enteroviruses cause a broad range of diseases for which the Company's most advanced drug candidate, pleconaril, may be effective. Of these, the Company is currently considering exploratory clinical trials for pleconaril for hand-foot-and-mouth disease, enterovirus neonatal sepsis and persistent meningoencephalitis in antibody-deficient individuals. There can be no assurance that the Company will pursue one or more of these indications or, if the Company does pursue one or more of these indications, that the Company will be able to successfully identify drug development candidates. See "Risk Factors--Absence of Products; Product Development Risks" and "Risk Factors--Uncertainty Regarding Clinical Trials."

  Similarly, the Company's lead anti-influenza compound series acts by a virus-specific mechanism that may make it potentially applicable to a large family of viruses called bunyaviruses. Bunyaviruses cause widespread disease globally including encephalitis, hemorrhagic fevers and the recently identified hantavirus pulmonary syndrome. In the midwestern United States alone, there are approximately 300,000 infections of La Crosse encephalitis virus annually resulting in approximately 900 deaths. In Asia and Eastern Europe, a bunyavirus called hantavirus is responsible for Korean hemorrhagic fever, a serious influenza-like illness in which approximately 33% of the affected individuals develop hemorrhagic disease and 10% die. In 1993, in the southwest United States, a new hantavirus emerged that causes hantavirus pulmonary syndrome, a serious respiratory disease that is fatal in approximately 50% of cases. This new virus has now been detected in more than 20 states in the United States and has recently appeared in Argentina, Brazil and Canada.

  In addition, assays and inhibitor compounds derived from the Company's HCV program may accelerate antiviral drug discovery for the related virus group called flaviviruses. There are 38 flaviviruses associated with human disease, including the dengue fever viruses, yellow fever virus and Japanese encephalitis virus. Importantly, the epidemiology of these diseases is changing. For example, with global urbanization, the incidence of dengue fever has increased dramatically. Dengue fever viruses typically cause a severe influenza-like illness and, in a more serious form, can cause a fatal hemorrhagic disease. Prior to 1970, only nine countries reported outbreaks of fatal dengue hemorrhagic fever. Presently, at least 38 countries have reported incidences of this serious form of dengue fever virus disease. The WHO estimates that there are 20 million cases of dengue fever each year, of which 500,000 require hospitalization.

  There are currently no approved antiviral pharmaceuticals for any of the diseases mentioned above.

STRATEGIC RELATIONSHIPS

  ViroPharma pursues strategic relationships by leveraging its RNA virology expertise, while seeking to maintain independence and flexibility in the development and commercialization of its products. The Company has entered into several development and licensing agreements and research collaborations and continues to seek opportunities to enhance its ability to discover, develop and commercialize RNA antiviral drugs.

  Currently, the Company is a party to a licensing and co-marketing agreement with one multinational pharmaceutical company, a drug discovery and development agreement with another multinational pharmaceutical company and several licensing and collaborative agreements with various pharmaceutical and technology companies and academic institutions for certain biological and chemical technologies. From time to time, the Company engages in discussions regarding additional strategic relationships. Currently, the Company does not have any understandings, agreements or commitments to enter into any additional strategic relationships.

 Sanofi S.A.

  In December 1995, the Company entered into an agreement with Sanofi under which it received exclusive rights to develop and market all products relating to pleconaril, previously designated VP 63843, and related compounds for use in enterovirus and rhinovirus disease indications in the United States and Canada, as well as a right of first refusal in respect of any other indications. The Company's rights include rights to use all of Sanofi's patents, know-how and trademarks relating to pleconaril. The Company paid Sanofi a licensing fee of $1,000,000 in February 1996 and is obligated to make a milestone payment of up to $2,000,000 upon the earlier of enrollment of the first patient in a Phase III trial or December 22, 1998. In addition, the Company is required to make milestone payments upon the achievement of certain other development milestones and royalty payments on any sales of products developed under the agreement in the United States and Canada. Sanofi is required to pay the Company royalties on sales in all other territories of the world and must reimburse certain of the milestone fees previously paid by the Company upon submission of pleconaril for regulatory approval in Japan. See "--Patents."

  Upon the completion of data analysis from the Company's Phase IIb trials, Sanofi has the option to co-develop the drug in the European Union. If Sanofi chooses to co-develop, Sanofi must make certain royalty payments to the Company based on sales in the European Union. If Sanofi does not choose to co-develop, it must make royalty payments to the Company based on such sales at a higher royalty rate and will be required to reimburse a percentage of all previously paid milestone fees and reduce future milestone fees by the same percentage.

  The Sanofi agreement terminates on the later of the expiration of the last patent on pleconaril or any related drug in the United States or Canada or ten years following the commencement of the Company's sale of the drug in the United States or Canada, or earlier under certain circumstances. The term automatically renews for successive five year terms unless six months' prior written notice of termination is given by either party. Pursuant to the agreement, the Company is required to purchase its entire supply of pleconaril drug substance from Sanofi. The Company has the right to manufacture, or contract with third parties to manufacture, any drug product derived from the pleconaril drug substance. See "--Manufacturing."

 Boehringer Ingelheim Pharmaceuticals, Inc.

  In July 1996, the Company entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim for one hepatitis C target identified by ViroPharma. Under this agreement, the Company granted to Boehringer Ingelheim the exclusive worldwide rights to develop and commercialize compounds discovered under the agreement. In return, Boehringer Ingelheim paid a technology access fee of $1,000,000 to the Company and is required to make research and milestone payments to the Company in connection with the Company's transfer of HCV screening and assay technology and at various stages in the development of compounds under this agreement. In addition, Boehringer Ingelheim is required to make royalty payments to the Company on sales of products developed and marketed under this agreement. The term of the agreement is two years.

 Other Collaborative Agreements

  The Company is a party to collaborative drug discovery agreements with various pharmaceutical and technology companies, including Chiroscience Ltd. and NPS Pharmaceuticals, Inc. Generally, under these agreements, the collaborators make available enabling technologies and compounds from their chemical libraries, and ViroPharma applies such technology and compounds to RNA virus diseases using the Company's proprietary RNA replication assays. If a successful drug is discovered, these agreements typically provide for good faith negotiations to establish the terms and conditions of a mutually acceptable collaboration agreement. Generally, any such resulting collaborative agreement will base the economic benefits to the parties upon the relative contribution by each party to a drug's discovery and development.

  The Company has established material transfer and licensing agreements and research collaborations with academic institutions and their affiliates, including the Academy of Sciences of the Czech Republic, Northwestern University, Pennsylvania State University, Renssalear Polytechnic Institute, the University of Florida and Washington University. Generally, these agreements provide for the licensing to the Company of materials for either
(i) an initial fee and certain other fees payable by the Company, with no future commercial rights for the institution or (ii) an initial fee payable by the Company and certain rights to negotiate collaborative agreements for drug development and commercialization.

PATENTS

  ViroPharma believes that patent protection and trade secret protection are important to its business and that the Company's future will depend, in part, on its ability to maintain its technology licenses, maintain trade secret protection, obtain patents and operate without infringing the proprietary rights of others. The Company currently has filed with the PTO a patent application for technology for identifying inhibitors of RNA viruses, two patent applications covering compounds active against HCV and two patent applications covering compounds active against influenza viruses. The Company has also obtained a license from Sanofi, which grants the Company exclusive rights under three issued United States patents and two related Canadian patent applications to develop, manufacture and market antiviral compounds in the United States and Canada. Pleconaril, which is currently in clinical trials, is covered by one of the licensed United States patents, which expires in 2012, and one of the licensed Canadian patent applications.

  As patent applications in the United States are maintained in secrecy until patents issue and as publication of discoveries in the scientific or patent literature often lag behind the actual discoveries, the Company cannot be certain that it was the first to make the inventions covered by each of its pending patent applications or that it was the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. There can be no assurance that patents will issue from any of the Company's patent applications or, should patents issue, that the Company will be provided with adequate protection against potentially competitive products. Furthermore, there can be no assurance that should patents issue, they will be of commercial value to the Company, or that competitors will not successfully challenge the Company's patents or circumvent the Company's patent position. In the absence of adequate patent protection, the Company's business may be adversely affected by competitors who develop comparable technology or products.

  Moreover, pursuant to the terms of the Uruguay Round Agreements Act, patents filed on or after June 8, 1995 have a term of twenty years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This may shorten the period of patent protection afforded to the Company's products as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984, a patent which claims a product, use or method of manufacture covering drugs and certain other products may be extended for up to five years to compensate the patent holder for a portion of the time required for FDA review of the product. This law also establishes a period of time, following NDA approval, during which the FDA may not accept or approve applications for certain similar or identical drugs from other sponsors unless those sponsors provide their own safety and effectiveness data. There can be no assurance that the Company will be able to take advantage of either the patent term extension or marketing exclusivity provisions of this law.

  In order to protect the confidentiality of the Company's technology, including trade secrets and know-how and other propietary technical and business information, the Company requires all of its employees, consultants, advisors and collaborators to enter into confidentiality agreements that prohibit the use or disclosure of information that is deemed confidential. The agreements also oblige the Company's employees, consultants, advisors and collaborators to assign to the Company ideas, developments, discoveries and inventions made by such persons in connection with their work with the Company. There can be no assurance that confidentiality will be maintained or disclosure prevented by these agreements or that the Company's proprietary information or intellectual property will be protected thereby or that others will not independently develop substantially equivalent proprietary information or intellectual property.

  The pharmaceutical industry is highly competitive and patents have been applied for by, and issued to, other parties relating to products competitive with those being developed by the Company. Therefore, the Company's drug candidates may give rise to claims that they infringe the patents or proprietary rights of other parties existing now and in the future. Furthermore, to the extent that ViroPharma or its consultants or research collaborators use intellectual property owned by others in work performed for the Company, disputes may also arise as to the rights in such intellectual property or in related or resulting know-how and inventions. An adverse claim could subject the Company to significant liabilities to such other parties and/or require disputed rights to be licensed from such other parties. There can be no assurance that any license required under any such patents or proprietary rights would be made available on terms acceptable to the Company, if at all. If the Company does not obtain such licenses, it may encounter delays in product market introductions, or may find that the development, manufacture or sale of products requiring such licenses may be precluded. In addition, the Company could incur substantial costs in defending itself in suits brought against it based on such patents or proprietary rights, or in suits by the Company asserting its patent or proprietary rights against another party, even if the outcome is not adverse to the Company. See "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information."

MANUFACTURING

  The Company does not currently have manufacturing capabilities, nor does the Company intend to develop such capabilities for any products in the near future. The Company believes that internal manufacturing capabilities will not be necessary to successfully commercialize its products.

  Pleconaril drug substance is prepared from readily available materials using well-established synthetic processes. Technology involved in the production of pleconaril is proprietary and covered by a patent licensed to the Company by Sanofi. The Company has an agreement with Sanofi for the supply of pleconaril drug substance for clinical trials. Sanofi is required to supply the Company's needs at cost during drug development and at cost plus a reasonable mark-up for any commercial sales in the United States and Canada. The Company is obligated to purchase pleconaril drug substance exclusively from Sanofi. In the event that Sanofi is unable to satisfy the Company's requirements and the Company is required to find an additional or alternative source, there may be additional cost and delay in product development or commercialization. The Company anticipates that its current supply of pleconaril drug substance will be sufficient to complete its planned Phase II and III clinical trials for viral meningitis and its planned Phase II clinical trials for "summer flu." The Company believes that it will be able to obtain drug substance from Sanofi and, if necessary, other manufacturers, for the production of pleconaril drug product on terms acceptable to the Company. The Company intends to contract third party manufacturers for the preparation of other compounds and drug substances and products for preclinical research and commercial production. See "Risk Factors--Absence of Manufacturing Capabilities" and "--Strategic Relationships--Sanofi S.A."

  The Company is currently negotiating with several contractors for the commercial manufacture of the liquid formulation of pleconaril drug product. The Company has established quality control guidelines, which require that third party manufacturers under contract produce the drug product in accordance with the FDA's GMP requirements.

  The Company maintains confidentiality agreements with potential and existing manufacturers in order to protect its proprietary rights related to pleconaril.

MARKETING

  ViroPharma does not currently have a sales and marketing organization. Under its agreement with Sanofi, the Company has the right to market and sell pleconaril for all enterovirus and rhinovirus indications in the

United States and Canada. Because patients with viral meningitis typically present in a hospital emergency room setting, the Company is contemplating establishing a focused sales force to service this concentrated, hospital-based market. The success and commercialization of the Company's other potential products will be dependent, in part, upon the ability of the Company to maintain its existing arrangement with Boehringer Ingelheim, which governs marketing of the Company's proposed product for hepatitis C, and to enter into additional collaborative agreements for other potential products. The Company presently intends to co-market and co-promote products developed for the "summer flu" and the common cold indications in the United States and Canada, if and when such products are approved by regulatory agencies. There can be no assurance that any such marketing arrangements will be available on terms acceptable to the Company, if at all, that such third parties would perform adequately their obligations as expected, or that any revenue would be derived from such arrangements. See "Risk Factors--Absence of Marketing and Sales Capability" and "--Strategic Relationships."

GOVERNMENT REGULATION

  Regulation by governmental authorities in the United States and foreign countries is a significant factor in the Company's ongoing research and product development activities and in the manufacturing and marketing of the Company's drug candidates. All of the Company's products will require regulatory approval by governmental agencies, principally the FDA, prior to commercialization. In particular, therapeutic products for human use are subject to rigorous preclinical and clinical testing and other approval requirements by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial resources. Any failure by the Company or its collaborators, licensors or licensees to obtain, or any delay in obtaining, regulatory approval could adversely affect the marketing of products then being developed by the Company and its ability to receive product or royalty revenues.

  The steps required before a new drug may be commercially distributed in the United States, include (i) conducting appropriate preclinical laboratory and animal tests, (ii) submitting to the FDA an IND application which must be approved before clinical trials may commence, (iii) conducting controlled human clinical trials that establish the safety and efficacy of the drug product, (iv) filing a New Drug Application (an "NDA") with the FDA and (v) obtaining FDA approval of the NDA prior to any commercial sale or shipment of the drug. This process can take a number of years and involve the expenditure of substantial resources. In addition to obtaining FDA approval for each indication to be treated with each product, each domestic drug manufacturing establishment must register with the FDA, list its drug products with the FDA, comply with GMP requirements and be subject to inspection by the FDA. Moreover, the submission of applications for approval may require additional time to complete manufacturing stability studies. Foreign manufacturing establishments distributing drugs in the United States also must comply with GMP requirements and list their products with the FDA. They are subject to periodic inspection by the FDA or by local authorities under agreement with the FDA. See "Risk Factors--Government Regulation; No Assurance of Regulatory Approval."

  Upon approval in the United States, a drug may only be marketed for the approved indications in the approved dosage forms and dosages. The FDA also may require post-marketing testing and surveillance to monitor safety and efficacy history of the approved product and continued compliance with regulatory requirements. Adverse experiences with the product must be reported to the FDA. Product approvals may be withdrawn if compliance with regulatory requirements is not maintained or if problems concerning safety or efficacy of the product occur following approval.

  The FDA also mandates that drugs be manufactured in conformity with GMP regulations. In complying with the GMP regulations, manufacturers must continue to expend time, money and effort in production, recordkeeping and quality control to ensure that the product meets applicable specifications and other requirements. The FDA periodically inspects drug manufacturing facilities to ensure compliance with applicable GMP requirements. Failure to comply subjects the manufacturer to possible FDA action, such as warning letters, suspension of manufacturing, seizure of the product, voluntary recall of a product or injunctive action. The

Company currently relies on, and intends to continue to rely on, third parties to manufacture compounds and products. Such third parties will be required to comply with GMP requirements.

  Even after FDA approval has been obtained, and often as a condition to expedited approval, further studies, including post-marketing studies, may be required. Results of post-marketing studies may limit or expand the further marketing of the products. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, manufacturing facility or labeling, an NDA supplement may be required to be submitted to the FDA.

  Products marketed outside the United States which are manufactured in the United States may be subject to certain FDA regulations, as well as regulation by the country in which the products are to be sold. If products are marketed abroad, the Company will also be subject to foreign regulatory requirements governing clinical trials and pharmaceutical sales, which may vary from country to country. In connection with certain of its strategic relationships, the Company's collaborators may be responsible for the foreign regulatory approval process of the Company's drugs, although the Company may be legally liable for noncompliance.

  The Company is also subject to various federal, state and local laws, regulations and recommendations relating to safe working conditions, laboratory and manufacturing practices, the experimental use of animals and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with the Company's research work. The extent of government regulation which might result from future legislation or administrative action cannot be accurately predicted.

  Moreover, the Company anticipates that Congress, state legislatures and the private sector will continue to review and assess controls on health care spending. Any such proposed or actual changes could cause the Company or its collaborators to limit or eliminate spending on development projects and may otherwise impact the Company. Additionally, in both domestic and foreign markets, sales of the Company's proposed products will depend, in part, upon the availability of reimbursement from third-party payors, such as government health administration authorities, managed care providers, private health insurers and other organizations. Significant uncertainty often exists as to the reimbursement status of newly approved health care products. In addition, third-party payors are increasingly challenging the price and cost effectiveness of medical products and services. There can be no assurance that the Company's proposed products will be considered cost effective or that adequate third-party reimbursement will be available to enable the Company to maintain price levels sufficient to realize an appropriate return on its investment in product research and development. See "Risk Factors--Uncertainty of Pharmaceutical Pricing and Related Matters; Need for Reimbursement."

COMPETITION

  The pharmaceutical and biopharmaceutical industries are intensely competitive. Certain pharmaceutical and biopharmaceutical companies and academic and research organizations currently engage in, or have engaged in, efforts related to the discovery and development of new antiviral medicines. Significant levels of research in chemistry and biotechnology occur in universities and other nonprofit research institutions. These entities have become increasingly active in seeking patent protection and licensing revenues for their research results. They also compete with the Company in recruiting skilled scientific talent. Many companies are developing therapies to treat viral diseases and, in this regard, are in competition with the Company. The Company believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for its products, obtain required regulatory approvals and manufacture and successfully market its products either alone or through outside parties. Some of the Company's competitors have substantially greater financial, research and development, manufacturing, marketing and human resources and greater experience in drug discovery, development, clinical trial management, FDA regulatory review, manufacturing and marketing than ViroPharma. See "Risk Factors--Competition" and "Risk Factors--Rapid Technological Change and Uncertainty."

HUMAN RESOURCES

  As of September 1, 1996, ViroPharma had 30 full-time employees, including 12 persons with Ph.D. or M.D. degrees. Twenty-four of ViroPharma's employees are engaged in research and development activities at the Company's laboratory facility in Malvern, Pennsylvania. A significant number of the Company's management and professional employees have had prior experience with pharmaceutical, biotechnology or medical products companies. None of the Company's employees is covered by collective bargaining agreements. The Company believes that its relations with its employees are good. See "Risk Factors--Dependence on Key Personnel."

FACILITIES

  The Company's principal facility consists of approximately 17,000 square feet of leased laboratory and office space in Malvern, Pennsylvania. The lease expires in October 1997, with a one year renewal option, subject to lessor consent. The Company believes its present facilities will be adequate for operations through 1998. If the Company does not renew its lease upon expiration, the Company believes it can obtain adequate laboratory and office space on acceptable terms in the Malvern area.

LEGAL PROCEEDINGS

  The Company has no pending legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The executive officers and directors of the Company are as follows:

          NAME            AGE                          POSITION
          ----            ---                          --------
Claude H. Nash, Ph.D. ..   53 Chief Executive Officer, President and Director
Mark A. McKinlay,
 Ph.D. .................   45 Vice President, Research & Development and Secretary
Marc S. Collett,
 Ph.D. .................   45 Vice President, Discovery Research
Johanna A. Griffin,
 Ph.D. .................   52 Vice President, Business Development
Guy D. Diana, Ph.D. ....   61 Vice President, Chemistry Research
Jon M. Rogers, M.D. ....   44 Vice President, Clinical Research
Vincent J. Milano.......   33 Executive Director, Finance & Administration and Treasurer
Frank Baldino, Jr.,
 Ph.D.(2)...............   43 Director
Steve Dow(1)............   41 Director
Jon N. Gilbert..........   34 Director
Ann H. Lamont(1)........   39 Director
Christopher Moller,
 Ph.D.(2)...............   43 Director
David I. Scheer(2)......   43 Director

- --------
(1) Member of Compensation Committee.
(2) Member of Audit Committee.

  Claude H. Nash, Ph.D., a co-founder of the Company, has served as Chief Executive Officer, President and director since the Company's commencement of operations in December 1994. From 1983 until 1994, Dr. Nash served as Vice President, Infectious Disease and Tumor Biology at Schering-Plough Research Institute. Dr. Nash received his Ph.D. from Colorado State University.

  Mark A. McKinlay, Ph.D., a co-founder of the Company, has served as Vice President, Research & Development and Secretary since the Company's commencement of operations in December 1994. From 1989 through 1994, Dr. McKinlay served in several positions, including Senior Director, at Sterling Winthrop Pharmaceuticals Research Division. Dr. McKinlay received his Ph.D. from Rensselear Polytechnic Institute.

  Marc S. Collett, Ph.D., a co-founder of the Company, has served as Vice President, Discovery Research of the Company since the Company's commencement of operations in December 1994. From 1993 until he co-founded the Company, he served as Senior Director, Viral Therapeutics at PathoGenesis Corporation. Prior to joining PathoGenesis Corporation, Dr. Collett served as Director, Virology & Antibody Engineering and Director, Biochemical Virology at MedImmune, Inc., where he was employed from 1988 to 1993. Dr. Collett received his Ph.D. from the University of Michigan.

  Johanna A. Griffin, Ph.D., a co-founder of the Company, has served as Vice President, Business Development since June 1995 and, from the Company's commencement of operations in December 1994 until June 1995, served as Executive Director, Business Development. From 1990 until she joined the Company, Dr. Griffin served as Director of Molecular Biology at Boehringer Ingelheim Pharmaceuticals, Inc. Dr. Griffin received her Ph.D. from the University of Alabama at Birmingham.

  Guy D. Diana, Ph.D., a co-founder of the Company, has served as Vice President, Chemistry Research since June 1995 and, from the Company's commencement of operations in December 1994 until June 1995, as Executive Director, Chemistry Research. Prior to joining ViroPharma, he worked at Sterling Winthrop for 33 years, most recently as a Senior Fellow in Medicinal Chemistry, where he led the team that discovered pleconaril. Dr. Diana received his Ph.D. from Yale University.

  Jon M. Rogers, M.D., has served as Vice President, Clinical Research since joining ViroPharma in June 1996. From February 1995 until he joined the Company, Dr. Rogers was Vice President of medical and scientific affairs for the pharmaceuticals and diagnostics divisions of Boehringer Mannheim Corporation. From August 1989 through February 1995, Dr. Rogers served in various positions at Sterling Winthrop, the latest being Senior Director of Clinical Research. Dr. Rogers received his M.D. from the University of Cincinnati College of Medicine.

  Vincent J. Milano has served as Executive Director, Finance & Administration of the Company since joining ViroPharma in April 1996 and as Treasurer since July 1996. From 1985 until he joined the Company, Mr. Milano was with KPMG Peat Marwick LLP, where he was Senior Manager since 1991. Mr. Milano is a Certified Public Accountant. Mr. Milano received his B.S. in accounting from Rider College.

  Frank Baldino, Jr., Ph.D., has served as a director of the Company since June 1995. Since 1987, Dr. Baldino has served as President, CEO and director of Cephalon, Inc., an integrated specialty biopharmaceutical company that discovers, develops, and markets products to treat neurological disorders. Dr. Baldino is also a director of Integrated Systems Consulting Group, Inc. He received his Ph.D. from Temple University.

  Steve Dow has served as a director of the Company since June 1995. Since 1983, he has been a general partner of Sevin Rosen Funds, a venture capital firm whose affiliates are principal stockholders in the Company. Mr. Dow also serves on the Board of Directors of Citrix Systems.

  Jon N. Gilbert has served as a director of the Company since September 1996. Mr. Gilbert is a general partner of Frazier & Company L.P., a private equity firm specializing in health care, which he joined at its inception in 1991. Mr. Gilbert received his M.B.A. from Dartmouth College.

  Ann H. Lamont, a co-founder of the Company, has served as director of the Company since June 1995. Since 1986, Ms. Lamont has served as general partner and managing member of certain limited partnerships affiliated with Oak Investment Partners, a venture capital organization whose affiliates are principal stockholders in the Company. Ms. Lamont also serves on the Board of Directors of Avecor Cardiovascular, Inc.

  Christopher Moller, Ph.D., has served as a director of the Company since June 1995. Since January 1990, Dr. Moller has served as managing director of Technology Leaders II Management L.P. and its predecessors, venture capital limited partnerships whose affiliates are principal stockholders in the Company. Dr. Moller received his Ph.D. from the University of Pennsylvania School of Medicine.

  David I. Scheer, a co-founder of the Company, has served as a director of the Company since June 1995. Mr. Scheer has served as president of Scheer & Company, Inc., a research, analytical and strategic consulting services firm which he founded in 1981.

  All of the directors were elected to the Board of Directors pursuant to an Amended and Restated Shareholders' Voting Agreement, dated as of May 31, 1996, by and among the Company and certain of its stockholders and executive officers. The agreement, which will terminate upon the completion of this offering, provides for the designation of one director each by Oak Investment Partners VI, Limited Partnership, Sevin Rosen Fund IV, L.P., TL Ventures and Frazier & Company, Inc., the designation of two directors by the holders of all outstanding shares of the Redeemable Preferred Stock and Common Stock, voting together as a single class, and the designation of one director by the holders of all of the outstanding shares of Common Stock, which director was required to be the Chief Executive Officer of the Company. Ms. Lamont was designated to be a director by Oak Investment Partners VI, Limited Partnership, Mr. Dow was designated to be a director by Sevin Rosen Fund IV, L.P., Dr. Moller was designated to be a director by TL Ventures and Mr. Gilbert was designated to be a director by Frazier & Company, Inc. In addition, Dr. Baldino and Mr. Scheer were designated to be directors by the holders of all outstanding shares of Redeemable Preferred Stock and Common Stock voting as a single class, and Dr. Nash was designated to be a director by the holders of Common Stock.

  Each director is elected to hold office until the next annual meeting of stockholders and until his or her respective successor is elected and qualified. Upon the closing of this offering, the Board of Directors will be divided into three classes. Each class of directors will serve (after a transitional period in which the first class will serve until their successors have been elected and qualified at the 1997 annual meeting of stockholders, the second class will serve until their successors have been elected and qualified at the 1998 annual meeting of stockholders and the third class will serve until their successors have been elected and qualified at the 1999 annual meeting of stockholders) for a term of three years and until their successors have been elected and qualified. Officers serve at the discretion of the Board of Directors. The terms of Dr. Moller and Mr. Scheer will expire at the 1997 annual meeting of stockholders, the terms of Mr. Dow and Ms. Lamont will expire at the 1998 annual meeting, and the terms of Dr. Baldino, Mr. Gilbert and Dr. Nash will expire at the 1999 annual meeting.

SCIENTIFIC ADVISORY BOARD

  The Company has assembled a Scientific Advisory Board consisting of individuals with demonstrated expertise in particular fields who periodically advise the Company on matters relating to long-term scientific planning, research and development activities and technological matters. Several of the advisors have had previous scientific working relationships with members of the Company's management team.

  Most of the members of the Scientific Advisory Board are employed by or have consulting agreements with entities other than the Company, some of which entities may in the future compete with the Company, and are expected to devote only a small portion of their time to the Company. They are not expected to participate actively in the Company's affairs or in the development of the Company's technology. Certain of the institutions with which such members of the Scientific Advisory Board are affiliated may adopt new regulations or policies that limit the ability of the members to consult with the Company. The loss of the services of certain of the members could adversely affect the Company, to the extent that the Company is pursuing research or development in areas of a member's expertise. In addition, since the Company has not entered into non-competition agreements with all members of the Scientific Advisory Board, if any member of the Scientific Advisory Board were to consult with or become employed by any competitor of the Company, the Company could be materially adversely affected.

  Pursuant to several of the scientific advisory/consulting agreements entered into with some of such members of the Scientific Advisory Board, any inventions or other intellectual property discovered by the members may not become the property of the Company but may remain the property of such persons or of such persons' employers. In addition, the institutions with which such members are affiliated may make available the research services of their personnel, including the members of the Scientific Advisory Board, to competitors of the Company pursuant to sponsored research agreements. Competitors of the Company may gain access to trade secrets and other proprietary information developed by the Company and disclosed to the members of the Scientific Advisory Board. Thus, assistance provided by the various members is generally limited to advice and consultation unless the Company has entered into separate collaborative arrangements with the entities with which the members are affiliated. See "Risk Factors--Uncertain Ability to Protect Patents and Proprietary Technology and Information," "Business--Patents" and "Business--Strategic Relationships."

  The members of the Company's Scientific Advisory Board are as follows:

  Hugh E. Black, D.V.M., Ph.D. is President of Hugh E. Black & Associates, Inc. In 1994, Dr. Black retired from Schering-Plough Research Institute where he served as Vice President, Drug Safety and Metabolism.

Dr. Black received his D.V.M. degree from the University of Toronto and his Ph.D. degree in veterinary pathology from Ohio State University.

  Gary L. Davis, M.D., is Professor of Medicine and the Director of the Hepatobiliary Diseases Section of the Gastroenterology, Hepatology, and Nutrition Division at the University of Florida College of Medicine in Gainesville. Dr. Davis received his M.D. degree from the University of Minnesota.

  James B. Flanegan, Ph.D., is Professor of Molecular Genetics and Microbiology at the University of Florida College of Medicine in Gainesville. Dr. Flanegan received his Ph.D. degree in biochemistry from the University of Michigan.

  Frederick G. Hayden, M.D., is the S. Stuart Richardson Professor of Clinical Virology in Internal Medicine and Professor of Internal Medicine and Pathology at the University of Virginia School of Medicine in Charlottesville. Dr. Hayden received his M.D. degree from Stanford University School of Medicine.

  Michael D. Hayre, D.V.M., is Director of the Laboratory Animal Research Center, The Rockefeller University in New York. Dr. Hayre received his D.V.M. degree from Tuskegee University.

  Robert A. Lamb, Ph.D., Sc.D., is the John Evans Professor of Molecular and Cell Biology at Northwestern University and a Howard Hughes Medical Institute Investigator. Dr. Lamb received his Ph.D. in virology and Sc.D. degree from the University of Cambridge, England.

  Charles M. Rice, Ph.D., is Professor in the Department of Molecular Microbiology at Washington University School of Medicine in St. Louis, Missouri. Dr. Rice received his Ph.D. degree in biochemistry from the California Institute of Technology.

  Michael G. Rossmann, Ph.D., is the Hanley Professor of Biological Sciences at Purdue University in West Lafayette, Indiana. Dr. Rossmann received his Ph.D. degree in chemical crystallography from the University of Glasgow.

  Harley A. Rotbart, M.D. is Professor in the Departments of Pediatrics and Microbiology at the University of Colorado Health Science Center in Denver. Dr. Rotbart received his M.D. degree from Cornell University Medical College.

  Richard Whitley, M.D., is the Loeb Eminent Scholar and Professor of Pediatrics, Microbiology and Medicine at University of Alabama at Birmingham. Dr. Whitley received his M.D. degree from George Washington University School of Medicine.

  Members of the Scientific Advisory Board receive consulting fees for their services. In addition, to date, the Company has granted an aggregate of 73,950 options to members of the Scientific Advisory Board, of which 2,550 have been exercised.

DIRECTOR COMPENSATION AND BOARD COMMITTEES

  Non-employee directors not affiliated with investors in the Company receive $1,000 plus travel costs for each meeting of the Board of Directors they attend.

  In connection with the founding of the Company, Dr. Nash and Scheer & Company, Inc., an affiliate of Mr. Scheer, purchased 331,500 and 165,750 shares of Common Stock in December 1994, respectively. Dr. Nash and Scheer & Company, Inc. paid $0.002 per share for the Common Stock, then valued at $0.10 per share. Dr. Nash's shares vest in four equal annual installments commencing on the first anniversary of the date of issuance. The Company has the option to repurchase all unvested shares for $0.10 per share. In addition, pursuant to a right granted in December 1994, Dr. Baldino purchased 51,000 shares of Common Stock in January 1996 at $0.10 per share. The shares vest in four equal annual installments commencing on the date of issuance. The restrictions on Dr. Baldino's shares are identical to the restrictions on Dr. Nash's shares. See "Certain Transactions--Transactions with Founders" and "Certain Transactions-- Right Grant and Exercise."

  The Board of Directors has a Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, and an Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

  Mr. Dow, Ms. Lamont, Dr. Moller and Mr. Scheer are parties to indemnification agreements with the Company. Pursuant to the agreements, the directors are to be indemnified against liabilities and expenses incurred in connection with their services to the Company to the fullest extent permitted by Delaware law. Such indemnification is subject to the director's meeting the applicable standard of care and to a determination to indemnify by a majority of disinterested directors (as defined in the agreements) or by independent counsel (also as defined in the agreements).


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no compensation committee interlocks with other entities or insider participation on the Compensation Committee.

EXECUTIVE COMPENSATION

  The following table sets forth certain information with respect to compensation paid or earned during the fiscal year ended December 31, 1995 to the Company's chief executive officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                   -------------------------------
                                                        OTHER
                                                       ANNUAL       ALL OTHER
 NAME AND PRINCIPAL POSITION  YEAR SALARY(1) BONUS COMPENSATION(2) COMPENSATION
 ---------------------------  ---- --------- ----- --------------- ------------
Claude H. Nash............... 1995 $180,000   --         --            --
 Chief Executive Officer and
 President
Mark McKinlay................ 1995  165,000   --         --            --
 Vice President Research &
 Development and Secretary
Marc S. Collett.............. 1995  145,000   --         --            --
 Vice President, Discovery
 Research
Johanna A. Griffin........... 1995  125,000   --         --            --
 Vice President, Business
 Development
Guy D. Diana................. 1995  125,000   --         --            --
 Vice President, Chemistry
 Research

- --------
(1) In 1995, each Named Executive Officer also received cash payments for deferred compensation for services performed in December 1994. Drs. Nash, McKinlay, Collett, Griffin and Diana received payments of $6,923, $6,346, $5,576, $4,807 and $4,807, respectively.

(2) Excludes perquisites and other personal benefits, securities or property which are, in the aggregate, less than 10% of the total annual salary and bonus.

 Option Grants and Year-End Values

  There were no options granted to the Named Executive Officers during the fiscal year ended December 31, 1995, no Named Executive Officers owned any stock options, whether exercisable or unexercisable, as of the fiscal year ended December 31, 1995, and no options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1995.

  On January 1, 1996, the Company granted options to purchase 38,250 and 51,000 shares of Common Stock to Drs. Collett and McKinlay, respectively. On April 1, 1996 and June 1, 1996, the Company granted options to purchase 33,150 and 34,425 shares of Common Stock to Mr. Milano and Dr. Rogers, respectively, in connection with their commencement of employment with the Company. In addition, on July 1, 1996, the Company granted options to purchase 17,850, 9,180, 9,180, 19,763, 8,288 and 1,722 shares to Drs. Nash, McKinlay, Collett, Griffin, Diana and Rogers, respectively, and options to purchase 1,658 shares to Mr. Milano. The exercise price per share of the options granted in January and April is $0.20, the exercise price per share of the options granted in June is $0.45 and the exercise price per share of the options granted in July is $2.16. All of these options were granted under the Company's 1995 Stock Option Plan, have a term of ten years from the date of grant and are subject to earlier termination in certain events related to the termination of employment. The options vest in four equal annual installments commencing, except with respect to Mr. Milano's options granted in April 1996, on the first anniversary of grant. Mr. Milano's April options vest in four equal installments, with the first installment vesting on the closing of this offering and the remaining three installments vesting annually thereafter commencing on the second anniversary of the date of grant.

  The difference between an assumed initial public offering price per share of $12.00 and the exercise price per share multiplied by the total number of options outstanding is: $175,644 for Dr. Nash, $692,131 for Dr. McKinlay, $541,681 for Dr. Collett, $194,468 for Dr. Griffin, $81,554 for Dr. Diana and $414,544 for Dr. Rogers. The value of Mr. Milano's options exercisable upon the closing of this offering is $97,798, and the value of Mr. Milano's remaining, unexercisable options is $309,710.

STOCK OPTIONS

  The Company adopted the 1995 Stock Option Plan on September 20, 1995 (the "Plan"). The Plan provides for grants of stock options ("Options") to employees of the Company or its subsidiaries and consultants and advisors who perform valuable services to the Company or its subsidiaries. The purposes of the Plan are (i) to further the growth and success of the Company and its subsidiaries by enabling selected employees of, and consultants and advisors to, the Company and any subsidiaries to acquire shares of Common Stock, thereby increasing their personal interest in the Company's growth and success and (ii) to provide a means of rewarding outstanding performance by such persons to the Company and/or its subsidiaries.

  General. Subject to adjustment in certain circumstances as discussed below, the Plan authorizes up to 1,200,000 shares of Common Stock for issuance pursuant to the terms of the Plan. If and to the extent Options granted under the Plan expire or are terminated or cancelled without having been fully exercised, the shares of Common Stock subject to such unexercised portion of such Options again will be available for grant under the Plan. Options to purchase an aggregate of 171,360 shares of Common Stock were granted prior to adoption of the Plan pursuant to non-qualified stock option agreements.

  Administration of the Plan. The Plan is administered and interpreted by a committee (the "Committee") of the Board of Directors of the Company consisting of two or more persons appointed by the Board of Directors from among its members, each of whom is a "disinterested person" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The Committee has the full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Option or any Option agreement ("Option Agreement") entered into under the Plan and all such other actions and determinations not inconsistent with the specific terms and provisions of the Plan deemed by the Committee to be necessary or appropriate to the administration of the Plan, any Option or any Option Agreement entered into under the Plan. The Committee has plenary authority, in its discretion, to determine (i) the persons to whom Options will be granted, (ii) the time or times at which Options will be granted, (iii) the number of shares subject to each Option, (iv) the Option price, (v) the time or times when each Option will become exercisable and the duration of the exercise period and
(vi) any restrictions on sale and repurchase rights which will be placed upon the shares of Common Stock purchased upon exercise of an Option. In addition, the Committee has the authority to provide for acceleration of the exercisability of Options at any time prior to termination of such Options. The members of the Compensation Committee currently serve as this Committee. See "--Director Compensation and Committees."

  Grants. Options granted under the Plan may consist of (i) options intended to qualify as incentive stock options ("ISOs") within the meaning of section 422 of the Internal Revenue Code of 1986 (the "Code") or (ii) so-called "nonqualified stock options" that are not intended to so qualify ("NQSOs").

  Eligibility for Participation. Options may be granted to officers and employees of, or consultants or advisors to, the Company or its subsidiaries. As of September 1, 1996, 30 employees were eligible for grants under the Plan. Officers and employees are eligible to receive ISOs or NQSOs, and consultants and advisors are eligible to receive NQSOs only. As of September 1, 1996, 260,343 Options were outstanding and held by all participants as a group, at an average exercise price of $0.64 per share. (As of September 1, 1996, 149,940 options issued prior to adoption of the Plan pursuant to non-qualified stock option agreements were also outstanding.)

  Options. The option exercise price of any ISO granted under the Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the option exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. The option exercise price of an NQSO may be greater than, equal to or less than the fair market value of the underlying shares of Common Stock on the date of grant, but in any case not less than the minimum price under applicable state law. The Committee will determine the term of each Option; provided, however, that the exercise period for ISOs may not exceed ten years from the date of grant and the exercise period of an ISO granted to a person who owns more than 10% of the voting stock of the Company may not exceed five years from the date of grant. Unless otherwise provided by the Committee, Options granted under the Plan vest at a rate of 25% per year over a four-year period. All options granted to date vest at a rate of 25% per year over a four-year period, except that 8,288 options granted to Mr. Milano vest immediately upon the completion of this offering and 5,100 options in the aggregate granted to two consultants to the Company vest upon the achievement of certain agreed-upon milestones. The option exercise price must be paid in full at the time the notice of exercise of the Option is delivered to the Company and must be tendered in the form specified by the Committee which may be (i) in cash by bank certified, cashier's or personal check, (ii) by delivery of shares of Common Stock owned by the participant and having a fair market value on the date of exercise equal to the Option price or (iii) any combination of (i) and (ii). Options are nontransferable except by will or the laws of descent and distribution. An optionee whose relationship with the Company or any subsidiary ceases for any reason (other than termination for cause, death or total disability, as such terms are defined in the Plan) may exercise Options in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or in such longer period determined by the Committee in the case of NQSOs. In the event an optionee's relationship terminates on account of disability or death, such optionee (or his or her executors or legal representatives) may exercise such Option during the 12-month period following such disability or death.

  Amendment and Termination of the Plan. The Board of Directors may at any time modify and amend the Plan; provided, however, that stockholder approval is required for any amendment which (i) changes the class of persons eligible for the grant of Options, (ii) increases (other than pursuant to the adjustment provisions discussed below) the maximum number of shares subject to Options granted under the Plan, or (iii) materially increases benefits accruing to participants under the Plan, within the meaning of Rule 16b-3 under the Exchange Act. The Board of Directors may terminate the Plan at any time. The Plan will terminate on September 20, 2005, unless terminated earlier by the Board of Directors or extended, although any termination will not affect Options outstanding at such date.

  Adjustment Provisions. Subject to the change of control provisions below, in the event of certain transactions identified in the Plan, the Company may appropriately adjust (i) the number and kind of shares for the acquisition of which Options may be granted under the Plan and (ii) the number and kind of shares for which Options are outstanding. Any such adjustment in outstanding Options will not change the aggregate option exercise price payable with respect to shares subject to the unexercised portion of the outstanding Options but will include a corresponding adjustment in the option exercise price per share.

  Change of Control of the Company. Upon the dissolution or liquidation of the Company, a merger, consolidation, or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, a sale or other transfer of substantially all of the assets of the Company to another corporation or any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board of Directors that results in any person or entity (other than persons and affiliates who meet certain requirements) owning 80 percent or more of the combined voting power, or 80 percent or more of the total value, of all classes of stock of the Company, the Plan and all Options outstanding thereunder shall terminate, except to the extent provision is made in writing in connection with such transaction for the continuation of the Plan and/or the assumption of such Options theretofore granted, or for the substitution for such Options of new options covering the stock of a successor corporation, or a parent or subsidiary thereof, with appropriate adjustment as to the number and kinds of shares and exercise prices, in which event the Plan and Options theretofore granted will continue in the manner and under the terms so provided. In the event of any such termination of the Plan, each individual holding an Option will have the right (subject to the Plan's general limitations on exercise), immediately before the occurrence of such termination and during such period occurring before such termination as the Committee, in its sole discretion, determines and designates, to exercise such Option in whole or in part, subject to the limitations on the exercisability of an Option (including the acceleration of such exercisability). The Committee shall send written notice of an event that will result in such a termination to all individuals who hold Options not later than the time at which the Company gives notice thereof to its stockholders.

  Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration would include amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to meet the requirements of Treasury Regulation section 1.162-27(f), and the Options granted under the Plan are intended to meet the requirements of "performance-based compensation."

401(K) PROFIT SHARING PLAN & TRUST

  Effective July 1, 1995, the Company adopted the ViroPharma 401(k) Employee Savings Plan (the "401(k) Plan"), a tax-qualified plan covering all of its employees who have completed three months of service with the Company. Each employee may elect to reduce his or her current compensation by up to 15%, subject to the statutory limit (a maximum of $9,500 in 1996) and have the amount of the reduction contributed to the 401(k) Plan. The 401(k) Plan provides that the Company may, as determined from time to time by the Board of Directors, provide a discretionary contribution, which will be allocated based on the proportion of the employee's compensation for the plan year to the aggregate compensation for the plan year for all eligible employees. All employee contributions to the 401(k) Plan are fully vested at all times. The 401(k) Plan permits distributions upon hardship, termination of employment, death, disability or retirement. The 401(k) Plan does not permit loans. As of the fiscal year ended December 31, 1995, the Company had made no contributions to the 401(k) Plan.

CONFIDENTIALITY AND INVENTIONS AGREEMENTS

  The Company has entered into confidentiality and inventions agreements with each of its employees. The agreements provide that, among other things, all inventions, discoveries and ideas made or conceived by an employee during employment which are useful to the Company or related to the business of the Company or which were made or conceived with the use of the Company's time, material, facilities or trade secret information, belong exclusively to the Company, without additional compensation to the employee. The agreements also have confidentiality provisions in favor of the Company and a noncompetition provision in favor of the Company during employment.

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH FOUNDERS

  Drs. Nash, Collett, McKinlay, Griffin and Diana, Ms. Lamont and Mr. Scheer founded the Company in December 1994. In connection with the founding of the Company, Drs. Nash, Collett, McKinlay, Griffin and Diana purchased 331,500, 102,000, 102,000, 63,750 and 63,750 shares of Common Stock, respectively, in December 1994 pursuant to restricted stock purchase agreements. Each paid $.002 per share for the Common Stock, then valued at $0.10 per share. The shares vest in four equal annual installments commencing on the first anniversary of the date of the issuance. If the valuation of the Company is greater than $50,000,000 in connection with certain fundamental transactions, such as a merger in which the Company is not the surviving entity, a merger in which the Company survives, but fifty percent or more of the voting stock outstanding prior to the merger is transferred to new holders, or a sale of all or substantially all of the assets of the Company, all such shares vest immediately. Prior to vesting, the stockholders have full voting and dividend rights, but unvested shares may not be transferred, with certain exceptions for, among others, transfers to family members and to trusts for family members. The Company has the option to repurchase all unvested shares owned by a particular founder for $.002 per share upon termination of that founder's service to the Company as an employee, non-employee director or non-employee consultant. However, the Company has covenanted with certain investors not to make repurchases that would limit such investors' qualification under Section 1202 of the Code. To make such a repurchase, the Company would need to obtain a waiver from such investors. In addition, for two years following the initial public offering, the holders of shares of such stock, whether vested or unvested, are required to agree not to transfer their shares for up to 180 days after the effective date of a registration statement filed pursuant to the Securities Act of 1933.

  Also in connection with the founding of the Company, Scheer & Company, Inc., an affiliate of Mr. Scheer, purchased 165,750 shares of Common Stock. Scheer & Company, Inc. paid $.002 per share. In addition, Scheer & Company, Inc. purchased an 8.5% Convertible Demand Promissory Note from the Company in the principal amount of $162,500. In December 1994, Scheer & Company, Inc. assigned $158,795 of the principal amount of the note to Oak Investment Partners VI, Limited Partnership and $3,705 of the principal amount of the note to Oak VI Affiliates Fund, Limited Partnership. In June 1995, the note was converted into 325,000 shares of Series A Preferred Stock at $0.50 per share. The Company was never required to pay any interest on the note.

   See "Management--Executive Compensation" for a description of option grants in 1996 to certain of the founders, "Management--Director Compensation and Committees" for a description of the Company's indemnification agreements with certain directors, including Ms. Lamont and Mr. Scheer, and "Executive Compensation--Agreements with Employees" for a description of the Company's confidentiality and inventions agreements with all employees, including Drs. Nash, Collett, McKinlay, Griffin and Diana. See "--Financings" for a description of the founders' participation in the Company's equity financings.

FINANCINGS

  Since December 1994, various officers, directors and greater than 5% stockholders have participated in the Company's equity financings. For information regarding beneficial ownership of the Company's securities by officers, directors and greater than 5% stockholders of the Company, see "Principal Stockholders." These financings have included the following:

  Between December 1994 and January 1995, the Company sold 675,000 shares of its Series A Preferred Stock at $0.50 per share to a limited number of accredited investors in a private placement. In connection with this offering, Drs. Nash, Collett, McKinlay, Griffin and Diana purchased 140,000, 120,000, 20,000, 50,000 and 20,000 shares of Series A Preferred Stock, respectively. See "--Transactions with Founders" for a description of the acquisition by these individuals of Common Stock of the Company pursuant to restricted stock purchase agreements and the acquisition of Series A Preferred Stock by Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership. All outstanding shares of Series A Preferred Stock will automatically convert into an aggregate of 344,250 shares of Common Stock upon the closing of this offering.

  Between June 1995 and October 1995, the Company sold 7,060,000 shares of Series B Preferred Stock at $1.00 per share to a limited number of accredited investors in a private placement. In connection with this financing, Oak Investment Partners VI, Limited Partnership, Sevin Rosen Fund IV, L.P. and Technology Leaders, L.P. each purchased two 9.5% Convertible Demand Promissory Notes from the Company in the principal amounts of $100,000 and $50,000, and Dr. Nash purchased a 9.5% Convertible Demand Promissory Note in the principal amount of $30,000. All the notes were cancelled on the first closing date of the sale of Series B Preferred Stock in partial or full payment for the shares purchased at such closing by each party. In connection with their purchases of notes, the Company issued to each of Oak Investment Partners VI, Limited Partnership, Sevin Rosen Fund IV, L.P. and Technology Leaders, L.P. warrants to purchase 49,998 shares of Series B Preferred Stock and to Dr. Nash a warrant to purchase 10,000 shares of Series B Preferred Stock, all with exercise prices of $1.00 per share. Oak Investment Partners VI, Limited Partnership subsequently transferred rights to purchase 760 shares under the first warrant and 380 shares under the second warrant to its affiliate, Oak VI Affiliates Fund Limited Partnership. Technology Leaders L.P. later transferred its warrants to its successor fund and an affiliate as follows: Technology Leaders II, L.P. received warrants to purchase 18,577 and 9,287 shares, respectively, and Technology Leaders II Offshore C.V. received warrants to purchase 14,756 and 7,378 shares, respectively. All such warrants will be exercised prior to the completion of this offering and the Series B Preferred Stock issued upon such exercise will automatically convert into an aggregate of 81,597 shares of Common Stock upon the closing of this offering.

  Also, in connection with the Series B financing, Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund Limited Partnership purchased 1,964,400 and 45,600 shares of Series B Preferred Stock, respectively, Sevin Rosen Fund IV, L.P. and Sevin Rosen Bayless Management Company purchased 2,000,000 and 10,000 shares of Series B Preferred Stock, respectively, Technology Leaders II L.P. and Technology Leaders II Offshore C.V. purchased 1,114,600 and 885,400 shares of Series B Preferred Stock, respectively, and New York Life Insurance Company purchased 1,000,000 shares of Series B Preferred Stock. In addition, Dr. Nash purchased 30,000 shares of Series B Preferred Stock. All outstanding shares of Series B Preferred Stock will automatically convert into an aggregate of 3,600,600 shares of Common Stock upon the closing of this offering.

  In May 1996, the Company sold 3,222,222 shares of Series C Preferred Stock at $2.25 per share to a limited number of accredited investors in a private placement. In connection with the financing, Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership purchased 497,830 and 11,615 shares of Series C Preferred Stock, respectively, Sevin Rosen Fund IV, L.P. and Sevin Rosen Bayless Management Company purchased 424,099 and 2,222 shares of Series C Preferred Stock, respectively, Technology leaders II L.P. and Technology Leaders II Offshore C.V. purchased 245,062 and 194,669 shares of Series C Preferred Stock, respectively and Frazier Healthcare II L.P. and New York Life Insurance Company purchased 1,500,000 and 214,503 shares of Series C Preferred Stock, respectively. In addition, Drs. Nash, Collett, Griffin and Diana and Scheer & Company, Inc. purchased 28,889, 31,112, 11,111, 11,111 and 10,000 shares of Series C Preferred Stock, respectively. All outstanding shares of Series C Preferred Stock will automatically convert into an aggregate of 1,643,333 shares of Common Stock upon closing of this offering.

RIGHT GRANT AND EXERCISE

  Pursuant to a right granted in December 1994, Dr. Baldino purchased 51,000 shares of Common Stock under a January 1996 restricted stock purchase agreement at $0.10 per share. The shares vest in four equal annual installments commencing on the date issuance. The restrictions on the shares are identical to the restrictions on the shares of Common Stock issued to founders. See "--Transactions with Founders".

  See "Executive Compensation--Option Grants and Year-End Values" for a description of option grants to executive officers.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 1, 1996, as adjusted for the sale by the Company of the Common Stock offered hereby, by (i) each person or group who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each of the Named Executive Officers and (iv) all current executive officers and directors as a group.

                                                         PERCENTAGE OF TOTAL(1)
                                                         ----------------------
                                     NUMBER OF SHARES    BEFORE THE  AFTER THE
                                   BENEFICIALLY OWNED(1)  OFFERING  OFFERING(2)
                                   --------------------- ---------- -----------
5% STOCKHOLDERS
- ---------------
Oak Investment Partners VI,              1,471,067          22.4       16.7
 Limited Partnership(3)..........
 One Gorham Island
 Westport, Connecticut 06880
Technology Leaders II L.P.(4)....        1,269,763          19.3       14.4
 800 The Safeguard Building
 435 Devon Park Drive
 Wayne, Pennsylvania 19087
Sevin Rosen Fund IV, L.P.(5).....        1,268,022          19.3       14.4
 13455 Noel Road, Suite 1670
 Dallas, Texas 75240
Frazier Healthcare II, L.P.(6)...          765,000          11.6        8.7
 Two Union Square
 601 Union Street, Suite 2110
 Seattle, Washington 98101
New York Life Insurance Company..          619,397           9.4        7.0
 51 Madison Avenue
 New York, New York 10016
Claude H. Nash(7)................          438,033           6.7        5.0
 76 Great Valley Parkway
 Malvern, PA 19355
EXECUTIVE OFFICERS AND DIRECTORS
- --------------------------------
Ann H. Lamont(3).................        1,471,067          22.4       16.7
Christopher Moller(4)............        1,269,763          19.3       14.4
Steve Dow(5).....................        1,268,022          19.3       14.4
Robert Kupor(6)..................          765,000          11.6        8.7
Claude H. Nash(7)................          438,033           6.7        5.0
Marc S. Collett(8)...............          179,067           2.7        2.0
David I. Scheer(9)...............          170,850           2.6        1.9
Mark A. McKinlay(10).............          112,200           1.7        1.3
Johanna A. Griffin(11)...........           94,917           1.4        1.1
Guy D. Diana(12).................           79,617           1.2        1.0
Frank Baldino, Jr.(13)...........           51,000             *          *
Vincent J. Milano(14)............            9,422             *          *
Jon M. Rogers....................               --            --         --
All directors and executive
 officers as a group
 (13 persons)(15)................        5,908,958          89.9       66.9

- --------
  * Less than one percent.

 (1) Gives effect to the Warrant Exercise and reflects the Preferred Stock Conversion. Applicable percentage of ownership is based on 6,570,951 shares of Common Stock outstanding as of June 30, 1996 and 8,820,951 shares of Common Stock to be outstanding upon consummation of this offering. In accordance with the rules of the Securities and Exchange Commission, shares underlying options to purchase Common Stock that are exercisable as of the date of this Prospectus or exercisable within 60 days thereafter are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) Assumes no exercise of the Underwriters' over-allotment option.
 (3) Includes 1,412,609 shares of Common Stock owned by Oak Investment Partners VI, Limited Partnership and 32,959 shares of Common Stock owned by Oak VI Affiliates Fund, Limited Partnership. Assumes the exercise of warrants to purchase Series B Preferred Stock owned by Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership, respectively, and the automatic conversion of such shares of Series B Preferred Stock into a total of 25,499 shares of Common Stock upon completion of this offering. Ms. Lamont is a managing member of Oak Associates VI, LLC, the general partner of both Oak Investment Partners VI, Limited Partnership and Oak VI Affiliates Fund, Limited Partnership. Ms. Lamont shares voting and investment power with respect to both limited partnerships with the other managing members of Oak Associates VI, LLC. Ms. Lamont disclaims beneficial ownership of shares in which she has no pecuniary interest. See "Description of Capital Stock--Warrants-- Warrants to Be Exercised."
 (4) Includes 693,428 shares of Common Stock owned by Technology Leaders II L.P. and 550,836 shares of Common Stock owned by Technology Leaders II Offshore C.V. Assumes the exercise of warrants to purchase Series B Preferred Stock owned by Technology Leaders II L.P. and Technology Leaders II Offshore C.V., respectively, and the automatic conversion of such shares of Series B Preferred Stock into a total of 25,499 shares of Common Stock upon completion of this offering. Dr. Moller is Managing Director of Technology Leaders II Management L.P., which is the general partner of Technology Leaders II L.P. and of Technology Leaders II Offshore C.V. Dr. Moller shares voting and investment power with the other managing directors of the general partner of the stockholders and disclaims beneficial ownership of shares in which he has no pecuniary interest. See "Description of Capital Stock--Warrants--Warrants to Be Exercised."
 (5) Includes 1,236,290 shares of Common Stock owned by Sevin Rosen Fund IV, L.P. and 6,233 shares of Common Stock owned by Sevin Rosen Bayless Management Company. Assumes the exercise of warrants to purchase Series B Preferred Stock, respectively, and the automatic conversion of such shares of Series B Preferred Stock into 25,499 shares of Common Stock upon completion of this offering. Mr. Dow is general partner of Sevin Rosen Funds, an affiliate of Sevin Rosen IV, L.P. and Sevin Rosen Bayless Management Company. He shares voting and investment power with the other general partners and disclaims beneficial ownership of shares in which he has no pecuniary interest. See "Description of Capital Stock--Warrants-- Warrants to Be Exercised."
 (6) Dr. Kupor was recently replaced as a director of the Company by Jon N. Gilbert. Mr. Gilbert is a member of Frazier Management, L.L.C., which is the managing member of FHMII, LLC, which, in turn, is the general partner of Frazier Healthcare II, L.P. Mr. Gilbert shares voting and investment power with the other members of Frazier Management, L.L.C. and disclaims beneficial ownership of shares in which he has no pecuniary interest.

 (7) Includes 248,625 issued but unvested shares of Common Stock purchased by Dr. Nash upon the founding of the Company in December 1994. Assumes the exercise of warrants to purchase Series B Preferred Stock and the automatic conversion of such shares of Series B Preferred Stock into 5,100 shares of Common Stock upon completion of this offering. See "Certain Transactions--Transactions with Founders" and "Description of Capital Stock--Warrants--Warrants to Be Exercised."
 (8) Includes 76,500 issued but unvested shares of Common Stock purchased by Dr. Collett upon the founding of the Company in December 1994. See "Certain Transactions--Transactions with Founders."
 (9) All 170,850 shares are owned by Scheer & Company, Inc., of which Mr. Scheer is a co-founder and president.

(10) Includes 76,500 issued but unvested shares of Common Stock purchased by Dr. McKinlay upon the founding of the Company in December 1994. See "Certain Transactions--Transactions with Founders."
(11) Includes 47,813 issued but unvested shares of Common Stock purchased by Dr. Griffin upon the founding of the Company in December 1994. See "Certain Transactions--Transactions with Founders."
(12) Includes 47,813 issued but unvested shares of Common Stock purchased by Dr. Diana upon the founding of the Company in December 1994. See "Certain Transactions--Transactions with Founders."
(13) Includes 38,250 issued but unvested shares of Common Stock purchased by Dr. Baldino in January 1996. See "Certain Transactions--Right Grant and Exercise."
(14) Represents 1,134 shares of Common Stock and options to purchase 8,288 shares of Common Stock, which will be exercisable upon the closing of this offering.
(15) Includes 497,250 issued but unvested shares of Common Stock purchased by the founders of the Company. Includes options to purchase 8,288 shares of Common Stock, which will be exercisable upon the closing of this offering. See "Certain Transactions--Transactions with Founders."

                         DESCRIPTION OF CAPITAL STOCK

GENERAL

  See the Certificate of Incorporation, as amended (the "Certificate"), and By-Laws of the Company, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, for additional information relating to the description of capital stock below.

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 32,000,000 shares, including 27,000,000 shares of Common Stock, par value $0.002 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. At September 1, 1996, there were 901,170 shares of Common Stock outstanding and 10,957,222 shares of Redeemable Preferred Stock outstanding, of which 675,000 were designated Series A Preferred Stock, 7,060,000 were designated Series B Preferred Stock (7,283,494 including shares of Series B Preferred Stock underlying outstanding warrants to purchase Series B Preferred Stock) and 3,222,222 were designated Series C Preferred Stock. Immediately after the Warrant Exercise, the Preferred Stock Conversion and the sale of the 2,250,000 shares of Common Stock offered hereby, there will be issued and outstanding 8,820,951 shares of Common Stock and no shares of Preferred Stock.

COMMON STOCK

  Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Upon the closing of this offering, elections of directors will be determined by a plurality of the votes cast and the Board of Directors will be divided into three classes, as nearly equal in number as possible. The Certificate may be amended as permitted by law. Except as otherwise required by law, all other matters are determined by a majority of the votes cast. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock (none of which will be outstanding upon the closing of this offering). Upon the liquidation, dissolution or winding up of the Company, subject to any preferential liquidation rights of outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities. Holders of the Common Stock have no preemptive, subscription, redemption or conversion rights. The shares of Common Stock which will be outstanding upon the Preferred Stock Conversion and the shares offered by the Company in the Offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. See "Risk Factors--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions," "--Preferred Stock and "--Anti-Takeover Provisions."

PREFERRED STOCK

  Upon the closing of this offering and the Preferred Stock Conversion, the Company will have authorized 5,000,000 shares of Preferred Stock, which the Board of Directors has discretion to issue in such series and with such preferences and rights as it may designate without the approval of the holders of Common Stock. Such preferences and rights may be superior to those of the holders of Common Stock. For example, the holders of Preferred Stock may be given a preference in payment upon liquidation of the Company, or for the payment or accumulation of dividends before any distributions are made to the holders of Common Stock. Assuming the Preferred Stock Conversion, as of the date of this Prospectus, no Preferred Stock has been issued by the Company, and the Company has no plans, agreements or understandings for the issuance of any shares of any series of Preferred Stock. For a description of the possible anti-takeover effects of the Preferred Stock, see "Risk Factors--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions" and "--Anti-Takeover Provisions."

WARRANTS

 Warrants to Remain Outstanding

  Pursuant to a Warrant Agreement, dated as of September 13, 1995, the Company issued a warrant to purchase 42,500 shares of Series B Preferred Stock to Comdisco, Inc. ("Comdisco"), an equipment supplier in connection with a Master Lease Agreement between the Company and the equipment supplier (the "Equipment Warrant"). Upon the closing of this offering, the Equipment Warrant will automatically become exercisable for 21,675 shares of Common Stock. The Equipment Warrant is exercisable at a price of $2.94 per share and expires five years from the effective date of this Prospectus. At Comdisco's discretion, the purchase price may be paid in cash or by surrender of shares purchasable on exercise pursuant to a formula in the agreement. The number of shares of Common Stock purchasable under the warrant and the exercise price of the warrant are subject to adjustment in the event of certain recapitalizations, reorganizations, stock splits and combinations and in the event of certain dilutive issuances of capital stock by the Company. In addition, if the total cost of equipment leased under the Master Lease Agreement exceeds $750,000, Comdisco will be entitled to purchase additional shares under the warrant, as determined by a formula in the Warrant Agreement.

 Warrants to Be Exercised

  In connection with the purchase of 9.5% Convertible Demand Promissory Notes by three private investors and Dr. Nash prior to their purchase of Series B Preferred Stock in June 1995, the Company issued warrants to purchase 49,998 shares of Series B Preferred Stock to each of three private investors (two of whom subsequently transferred all or a portion of their warrants to successors or affiliates) and warrants to purchase 10,000 shares of Series B Preferred Stock to Dr. Nash. The exercise price of the warrants is $1.00 per share. At the warrant holders' discretion, the purchase price may be paid in cash, by wire transfer, by cancellation of indebtedness or, if the fair market value of the Series B Preferred Stock is greater than the exercise price, by surrender of shares purchasable on exercise pursuant to a formula in the agreement. By their terms, the warrants expire upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement at a price per share of $9.80 and resulting in aggregate net proceeds of not less than $10,000,000. The Company expects the warrants to expire upon the closing of this offering and has notified the warrant holders of the warrants' pending expiration as required by their warrant agreements. The Company expects all such warrants to be exercised prior to the completion of this offering, with the subsequent automatic conversion of the Series B Preferred Stock into an aggregate of 81,597 shares of Common Stock.

INDEMNIFICATION AND LIMITATION OF LIABILITY

  The Company's Certificate provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of such person's duty of loyalty, (ii) for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(iii) for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law and (iv) for any transaction resulting in receipt by such person of an improper personal benefit.

  The Company is in the process of obtaining a directors' and officers' liability insurance policy which provides directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, error and other wrongful acts. At present, there is no pending litigation or proceeding, and the Company is not aware of any threatened litigation or proceeding, involving any director, officer, employee or agent where indemnification will be required or permitted under the Certificate or By-Laws. For a description of the Company's indemnification agreements with certain of its directors, see "Certain Transactions--Transactions with Founders."

ANTI-TAKEOVER PROVISIONS

 Classified Board and Other Matters

  Upon the closing of this offering, the Company's Board of Directors will be divided into three classes, as nearly equal in number as possible. Each class of directors will serve, after a transitional period in which the first class will serve until their successors have been elected and qualified at the 1997 annual meeting of stockholders, the second class will serve until their successors have been elected and qualified at the 1998 annual meeting of stockholders and the third class will serve until their successors have been elected and qualified at the 1999 annual meeting of stockholders, for a term of three years and until their successors have been elected and qualified. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election and may exert considerable influence over the management and policies of the Company. Moreover, under the Delaware General Corporation Law and the Certificate, stockholders may remove a director only for cause. The classification of the Board of Directors and the limitation on the removal of directors could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, control of the Company.

  In addition, the ability of the Board of Directors to establish the rights of, and to issue, substantial amounts of Preferred Stock without the need for stockholder approval, which Preferred Stock may be used to create voting impediments with respect to changes in control of the Company or dilute the stock ownership of holders of Common Stock seeking to obtain control of the Company, may have the effect of discouraging, delaying or preventing a change in control of the Company. See "Risk Factors--Availability of Preferred Stock for Issuance; Anti-Takeover Provisions," "--Common Stock" and "--Preferred Stock."

 Section 203 of Delaware General Corporation Law

  Upon the consummation of the offering made hereby, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law ("Delaware 203"). In certain circumstances, Delaware 203 prevents certain Delaware corporations, including those whose securities are listed on the Nasdaq National Market, from engaging in a "business combination" (which includes a merger or sale of more than 10% of the corporation's assets) with any "Interested Stockholder" (generally, a stockholder who owns 15% or more of the corporation's outstanding voting stock) for three years following the date on which such stockholder became an "Interested Stockholder," unless (i) the business combination or transaction which resulted in the Interested Stockholder's becoming an Interested Stockholder is approved by the corporation's board of directors prior to the date the Interested Stockholder becomes an Interested Stockholder or (ii) the transaction is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder). The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans). A Delaware corporation may "opt out" of Delaware 203 with an express provision either in its original certificate of incorporation or in its certificate of incorporation or by-laws resulting from a stockholders' amendment approved by at least a majority of the outstanding voting shares. The Company is a Delaware corporation that, upon the consummation of this offering, will be subject to Delaware 203 and has not "opted out" of its provisions. The business combination provisions of Section 203 of the Delaware General Corporation law may have the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of the Company that are not negotiated and approved by the Board of Directors.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the shares of Common Stock will be StockTrans, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have a total of 8,820,951 shares of Common Stock outstanding (9,158,451 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,250,000 shares of Common Stock offered hereby (2,587,500 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or registration under the Securities Act by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 6,570,951 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 as promulgated under the Securities Act and may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including Rule 144.

  In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 88,210 shares after the sale of Common Stock offered hereby) or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, provided that certain public information about the Company as required by the rule is then available and the seller complies with certain other requirements. In addition, under Rule 144(k) a person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned the shares proposed to be sold for at least three years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

  Under Rule 144 (and subject to the conditions thereof), no restricted shares of Common Stock will become eligible for sale upon completion of this offering; approximately 1,173,000 shares will become eligible for sale between December 29, 1996 and January 31, 1997, of which all shares will be subject to lockup restrictions as described below and 663,000 shares will be subject in varying degrees to the additional restrictions of stock purchase agreements; approximately 3,600,600 shares will become eligible for sale between June 16, 1997 and October 2, 1997; and the remaining 1,797,350 shares will be eligible for sale after 1997. See "Certain Transactions--Transactions with Founders."

  The Securities and Exchange Commission has proposed an amendment to Rule 144 which would reduce the holding period required for shares subject to Rule 144 to become eligible for sale in the public market from two years to one year, and from three years to two years in the case of Rule 144(k). If this proposal is adopted, an additional 3,600,600 shares of Common Stock will become eligible for sale to the public beginning 180 days after the date of this Prospectus.

  The Company's officers and directors and all other stockholders, option holders and warrant holders have agreed that they will not, directly or indirectly, offer, sell or otherwise dispose of any shares of Common Stock or rights to acquire Common Stock (other than (i) with respect to employees of the Company, pursuant to certain employee compensation arrangements such as employee stock option and stock purchase plans or (ii) to a transferee that agrees to be similarly bound) for a period of 180 days from the date of this Prospectus, without the prior written consent of Cowen and Company. See "Underwriting."

  As of September 1, 1996, options to purchase a total of 410,283 shares of Common Stock were outstanding with a weighted average exercise price of $0.64 per share, of which options to purchase 16,320 shares of Common Stock were exercisable. In addition, options to purchase 8,288 shares of Common Stock will become exercisable upon the closing of this offering. An additional 939,657 shares of Common Stock were available for future option grants under the Company's stock option plan as of September 1, 1996. The Company has also granted warrants to purchase Common Stock. In addition to the warrants to purchase 159,994 shares of Series B Preferred Stock which the Company expects to be exercised in the Warrant Exercise, the Company has issued warrants to purchase 42,500 shares of Series B Preferred Stock at $1.50 per share. Upon the closing of this offering, the warrants will be exercisable for 21,675 shares of Common Stock at $2.94 per share. All shares subject to options and warrants are subject to lock-up agreements. See "Management--Stock Option Plan," "Description of Capital Stock--Warrants" and "Underwriting."

  Rule 701 under the Securities Act provides an exemption from the registration requirements of the Act of offers and sales of securities issued pursuant to certain compensatory benefit plans or written contracts of a company not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The rule also provides that beginning 90 days after the date of this Prospectus, shares of Common Stock acquired on the exercise of outstanding options may be resold by persons other than affiliates subject only to the manner of sale provisions of Rule 144, and by affiliates subject to all provisions of Rule 144 except its two-year minimum holding period. The Company also intends to file one or more registration statements on Form S-8 under the Securities Act to register shares of Common Stock subject to stock options, which would also permit the resale of the shares acquired upon the exercise of such options.

  As of the date hereof, stockholders of the Company are entitled to certain piggyback and demand registration rights with regard to 10,957,222 shares of outstanding Preferred Stock, which will automatically convert into 5,588,184 shares of Common Stock upon the closing of this offering. In addition, the founders of the Company are entitled to certain piggyback registration rights with regard to 828,750 outstanding shares of Common Stock. By exercising such registration rights, subject to certain limitations, such holders could cause a significant number of shares to be registered and sold in the public market. Such sales may have an adverse effect on the market price for the Common Stock and could impair the Company's ability to raise capital through an offering of its equity securities. All such rights in connection with this offering have been waived.

  In addition, Rule 144A permits unlimited resales of restricted shares under certain circumstances involving Qualified Institutional Buyers, which are generally defined as institutions with over $100 million invested in securities. Such resales can be made without regard to any volume or other restrictions.

  Prior to this offering, there has been no public market for the Common Stock of the Company and no predictions can be made of the effect, if any, that the sale or availability for sale of additional shares of Common Stock, under Rule 144, pursuant to registration rights or otherwise, will have on the trading price of the Common Stock. Nevertheless, sales of substantial amounts of such shares in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their representatives, Cowen & Company and J.P. Morgan Securities Inc. (the "Representatives"), have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus:

                                                                NUMBER OF SHARES
UNDERWRITER                                                      OF COMMON STOCK
- -----------                                                     ----------------
Cowen & Company................................................
J.P. Morgan Securities Inc.....................................
                                                                   ---------
  Total........................................................    2,250,000
                                                                   =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of Common Stock offered hereby if any such shares are purchased.

  The Company has been advised by the Representatives of the Underwriters that the Underwriters initially propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $    per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $    per share to certain dealers.
After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

  The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus to cover over-allotments, if any. To the extent the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 2,250,000, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 2,250,000 shares are being offered.

  The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, as amended.

  The Company, its officers, directors and all other stockholders, option holders and warrant holders of the Company have entered into agreements providing that, for a period of 180 days after the date of this Prospectus, they will not, without the prior written consent of Cowen & Company, offer, sell or otherwise dispose of any shares of Common Stock or any rights to acquire Common Stock (other than (i) with respect to employees of the Company, pursuant to certain employee compensation arrangements such as employee stock option and stock purchase plans or (ii) to a transferee that agrees to be similarly bound). See "Shares Eligible for Future Sale."

  The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock will be determined by negotiations among the Company and the Representatives of the Underwriters. Among the factors to be considered in such negotiations will be prevailing market conditions, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believe to be comparable to the Company, estimates of the business potential of the Company, the state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

  The validity of the securities offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Morrison & Foerster LLP, New York, New York.

                                    EXPERTS

  The financial statements of the Company as of December 31, 1994 and 1995 and for the period from December 5, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other documents filed as an exhibit to the Registration Statement, and each such statement is qualified in all respects by such reference. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part thereof. The Registration Statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................. F-2
Financial Statements:
  Balance Sheets at December 31, 1994 and 1995 and June 30, 1996 (unau-
   dited)................................................................. F-3
  Statements of Operations for the period December 5, 1994 (inception) to
   December 31, 1994, the year ended December 31, 1995, the six-months ended June 30, 1995 and 1996 (unaudited) and the period December 5,
   1994 (inception) to June 30, 1996 (unaudited) ......................... F-4
  Statements of Stockholders' Equity (Deficit) for the period December 5,
   1994 (inception) to December 31, 1994, the year ended December 31,
   1995, and the six-months ended June 30, 1996 (unaudited)............... F-5
  Statements of Cash Flows for the period December 5, 1994 (inception) to
   December 31, 1994, the year ended December 31, 1995, the six-months ended June 30, 1995 and 1996 (unaudited) and the period December 5,
   1994 (inception) to June 30, 1996 (unaudited).......................... F-6
  Notes to Financial Statements........................................... F-7

     WHEN THE TRANSACTION REFERRED TO IN NOTE 12 OF THE NOTES TO FINANCIAL STATEMENTS HAS BEEN CONSUMMATED, WE WILL BE IN A POSITION TO RENDER THE
                               FOLLOWING REPORT.

                         INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
ViroPharma Incorporated:

  We have audited the accompanying balance sheets of ViroPharma Incorporated (A Development Stage Company) as of December 31, 1994 and 1995, and the related statements of operations, stockholders' equity (deficit) and cash flows for the period from December 5, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViroPharma Incorporated (A Development Stage Company) as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the period from December 5, 1994 (inception) to December 31, 1994 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                 KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
April 25, 1996, except as to the second and
third paragraph of Note 7, which are
as of May 31, 1996 and Note 12 which is
as of              .

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                         DECEMBER 31, 1994 AND 1995 AND
                           JUNE 30, 1996 (UNAUDITED)

                                    DECEMBER 31,
                                 --------------------
                                                                     PRO FORMA
                                                        JUNE 30,     JUNE 30,
                                   1994       1995        1996         1996
                                 --------  ----------  -----------  -----------
                                                       (UNAUDITED)  (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents.....  $ 22,870     337,044     828,581      828,581
 Short-term investments........        --   4,376,382   7,607,221    7,607,221
 Other current assets..........     2,000     103,948     287,681      287,681
                                 --------  ----------  ----------   ----------
    Total current assets.......    24,870   4,817,374   8,723,483    8,723,483
Equipment and leasehold im-
 provements, net...............        --          --     183,809      183,809
Other assets...................        --      56,471      56,618       56,618
                                 --------  ----------  ----------   ----------
    Total assets...............  $ 24,870   4,873,845   8,963,910    8,963,910
                                 ========  ==========  ==========   ==========
LIABILITIES AND STOCKHOLDERS'
 EQUITY (DEFICIT)
Current liabilities:
 Accounts payable                   2,207     310,560     552,819      552,819
 Notes payable (including re-
  lated party amount of
  $162,500 in 1994; none in
  1995 and 1996)...............   162,500      37,500      54,500       54,500
 Obligation under capital
  lease--current...............        --          --      48,390       48,390
 Accrued expenses and other
  current liabilities..........   103,335   1,198,939     792,847      792,847
                                 --------  ----------  ----------   ----------
    Total current liabilities..   268,042   1,546,999   1,448,556    1,448,556
Obligation under capital
 lease--noncurrent.............        --          --     144,014      144,014
                                 --------  ----------  ----------   ----------
                                  268,042   1,546,999   1,592,570    1,592,570
                                 --------  ----------  ----------   ----------
Mandatorily redeemable
 convertible preferred stock,
 par value $.001 per share, (at
 redemption value which
 includes accretion of $0,
 $30,964 and $406,496 at
 December 31, 1994 and 1995 and
 June 30, 1996, respectively),
 issuable in Series A, B and C.
 Authorized 5,800,000 shares in
 1994; 10,315,000 shares in
 1995 and 12,000,000 shares in
 1996; issued and outstanding
 120,000 shares in 1994,
 7,735,000 shares in 1995 and
 10,957,222 shares in 1996
 (converts into 5,588,184 pro
 forma common shares at June
 30, 1996 upon consummation of
 the offering contemplated
 herein).......................    60,000   7,428,464  15,053,996           --
                                 --------  ----------  ----------   ----------
Stockholders' equity (deficit):
 Common stock, par value $.002
  per share. Authorized
  8,300,000 shares in 1994;
  12,790,000 shares in 1995 and
  27,000,000 shares in 1996;
  issued and outstanding
  828,750 shares at December
  31, 1994 and 1995, and
  901,170 shares at June 30,
  1996 (6,489,354 pro forma
  common shares at June 30,
  1996 upon conversion)........     1,657       1,657       1,802       12,978
 Additional paid-in capital....    79,593      91,717     155,430   15,198,250
 Notes receivable on common
  stock........................    (1,625)         --          --           --
 Deferred compensation.........   (63,700)    (47,775)   (463,391)    (463,391)
 Unrealized gains on available
  for sales securities.........        --      26,742      21,458       21,458
 Deficit accumulated during the
  development stage............  (319,097) (4,173,959) (7,397,955)  (7,397,955)
                                 --------  ----------  ----------   ----------
    Total stockholders' equity
     (deficit).................  (303,172) (4,101,618) (7,682,656)   7,371,340
                                 --------  ----------  ----------   ----------
Commitments
    Total liabilities and
     stockholders' equity
     (deficit).................  $ 24,870   4,873,845   8,963,910    8,963,910
                                 ========  ==========  ==========   ==========

                See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                       THE YEAR ENDED DECEMBER 31, 1995,
            THE SIX-MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
    AND THE PERIOD DECEMBER 5, 1994 (INCEPTION) TO JUNE 30, 1996 (UNAUDITED)

                                                                                   PERIOD
                          DECEMBER 5,                                           DECEMBER 5,
                              1994                         SIX-MONTHS               1994
                         (INCEPTION) TO  YEAR ENDED      ENDED JUNE 30,        (INCEPTION) TO
                          DECEMBER 31,  DECEMBER 31, ------------------------     JUNE 30,
                              1994          1995        1995         1996           1996
                         -------------- ------------ -----------  -----------  --------------
                                                     (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Revenues:
  Grant revenue.........   $      --         90,813          --           --         90,813
                           ---------     ----------  ----------   ----------     ----------
    Total revenues......          --         90,813          --           --         90,813
                           ---------     ----------  ----------   ----------     ----------
Operating expenses
 incurred in the
 development stage:
  Research and develop-
   ment.................      75,779      2,930,106     677,730    2,624,558      5,630,443
  General and adminis-
   trative..............     243,318      1,091,299     362,928      673,719      2,008,336
                           ---------     ----------  ----------   ----------     ----------
    Total operating ex-
     penses.............     319,097      4,021,405   1,040,658    3,298,277      7,638,779
                           ---------     ----------  ----------   ----------     ----------
    Loss from opera-
     tions..............    (319,097)    (3,930,592) (1,040,658)  (3,298,277)    (7,547,966)
Interest income, net....          --         75,730       4,840       74,281        150,011
                           ---------     ----------  ----------   ----------     ----------
    Net loss............   $(319,097)    (3,854,862) (1,035,818)  (3,223,996)    (7,397,955)
                           =========     ==========  ==========   ==========     ==========
Accretion of redemption
 value attributable to
 mandatorily redeemable
 convertible preferred
 stock..................          --         30,964      12,385      375,532        406,496
                           ---------     ----------  ----------   ----------     ----------
Net loss allocable to
 common shareholders....   $(319,097)    (3,885,826) (1,048,203)  (3,599,528)    (7,804,451)
                           =========     ==========  ==========   ==========     ==========
Pro forma (unaudited):
  Pro forma net loss per
   share................                 $     (.90)              $     (.52)
                                         ==========               ==========
  Shares used in
   computing pro forma
   net loss per share...                  4,304,776                6,163,767
                                         ==========               ==========


                See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                      THE YEAR ENDED DECEMBER 31, 1995 AND
                 THE SIX-MONTHS ENDED JUNE 30, 1996 (UNAUDITED)

                           COMMON STOCK
                         ----------------
                                                                             UNREALIZED   DEFICIT
                                                       NOTES                  GAINS ON  ACCUMULATED      TOTAL
                                          ADDITIONAL RECEIVABLE              AVAILABLE  DURING THE   STOCKHOLDERS'
                          NUMBER           PAID-IN   ON COMMON    DEFERRED    FOR SALE  DEVELOPMENT     EQUITY
                         OF SHARES AMOUNT  CAPITAL     STOCK    COMPENSATION SECURITIES    STAGE       (DEFICIT)
                         --------- ------ ---------- ---------- ------------ ---------- -----------  -------------
Balance, December 5,
 1994 (inception).......       --      --        --        --           --         --           --            --
 Issuance of common
  stock to founders.....  828,750  $1,657    79,593    (1,625)     (79,625)        --           --            --
 Amortization of
  deferred
  compensation..........       --      --        --        --       15,925         --           --        15,925
 Net loss for period....       --      --        --        --           --         --     (319,097)     (319,097)
                          -------  ------  --------    ------     --------     ------   ----------    ----------
Balance, December 31,
 1994...................  828,750  $1,657    79,593    (1,625)     (63,700)        --     (319,097)     (303,172)
 Proceeds from notes
  receivable............       --      --        --     1,625           --         --           --         1,625
 Issuance costs of
  Series A and B
  preferred stock.......       --      --   (46,912)       --           --         --           --       (46,912)
 Unrealized gains on
  available for sale
  securities............       --      --        --        --           --     26,742           --        26,742
 Amortization of
  deferred
  compensation..........       --      --        --        --       15,925         --           --        15,925
 Accretion of redemption
  value attributable to
  mandatorily redeemable
  convertible preferred
  stock.................       --      --   (30,964)       --           --         --           --       (30,964)
 Value attributed to
  issuance of warrants..                     90,000                                                       90,000
 Net loss...............       --      --        --        --           --         --   (3,854,862)   (3,854,862)
                          -------  ------  --------    ------     --------     ------   ----------    ----------
Balance, December 31,
 1995...................  828,750   1,657    91,717        --      (47,775)    26,742   (4,173,959)   (4,101,618)
 Deferred compensation
  resulting from grant
  of options
  (unaudited)...........       --      --   459,390        --     (459,390)        --           --            --
 Amortization of
  deferred compensation
  (unaudited)...........       --      --        --        --       43,774         --           --        43,774
 Issuance costs of
  Series C preferred
  stock (unaudited).....       --      --   (27,100)       --           --         --           --       (27,100)
 Unrealized loss on
  available for sale
  securities
  (unaudited)...........      --      --        --        --           --      (5,284)         --         (5,284)
 Exercise of common
  stock grant and
  options (unaudited)...   72,420     145     6,955        --           --         --           --         7,100
 Accretion of redemption
  value attributable to
  mandatorily redeemable
  convertible preferred
  stock (unaudited).....       --      --  (375,532)       --           --         --           --      (375,532)
 Net loss (unaudited)...       --      --        --        --           --         --   (3,223,996)   (3,223,996)
                          -------  ------  --------    ------     --------     ------   ----------    ----------
Balance, June 30, 1996
 (unaudited)............  901,170  $1,802   155,430        --     (463,391)    21,458   (7,397,955)   (7,682,656)
                          =======  ======  ========    ======     ========     ======   ==========    ==========

                See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

           PERIOD DECEMBER 5, 1994 (INCEPTION) TO DECEMBER 31, 1994,
                       THE YEAR ENDED DECEMBER 31, 1995,
            THE SIX-MONTHS ENDED JUNE 30, 1995 AND 1996 (UNAUDITED)
    AND THE PERIOD DECEMBER 5, 1994 (INCEPTION) TO JUNE 30, 1996 (UNAUDITED)

                                       DECEMBER 5,                                             PERIOD
                                          1994                                               DECEMBER 5,
                                      (INCEPTION)                      SIX-MONTHS              1994
                                           TO       YEAR ENDED       ENDED JUNE 30,        (INCEPTION) TO
                                      DECEMBER 31, DECEMBER 31,  ------------------------     JUNE 30,
                                           1994         1995         1995         1996           1996
                                      ------------ ------------  -----------  -----------  --------------
                                                                   (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
Net cash flows used in operating ac-
 tivities:
 Net loss.............................   $(319,097)   (3,854,862)  (1,035,818)  (3,223,996)    (7,397,955)
 Adjustments to recon-
  cile net loss to net
  cash used in operating
  activities:
 Non-cash compensation
  expense.............................      15,925        15,925        7,963       43,774         75,624
 Non-cash warrant value...............          --        90,000           --           --         90,000
 Depreciation.........................          --            --           --       20,897         20,897
 Changes in assets and liabilities:
  Other current assets................       (2,000)     (101,948)       2,000     (183,733)      (287,681)
  Other assets........................           --       (56,471)          --         (147)       (56,618)
  Accounts payable....................        2,207       308,353       75,898      242,259        552,819
  Accrued expenses and
   other current liabilities..........      103,335     1,095,604      208,978     (406,091)       792,847
                                          ---------   -----------   ----------   ----------    -----------
  Net cash used in oper-
   ating activities...................     (199,630)   (2,503,399)    (740,979)  (3,507,038)    (6,210,067)
                                          ---------   -----------   ----------   ----------    -----------
Net cash used in investing activities:
 Purchase of equipment................           --            --           --     (204,706)      (204,706)
 Purchase of short-term investments...           --   (11,018,731)  (2,929,816)  (3,236,123)   (14,254,854)
 Sales of short-term investments......           --     4,363,754           --           --      4,363,754
 Maturities of short-term investments.           --     2,305,337           --           --      2,305,337
                                          ---------   -----------   ----------   ----------    -----------
  Net cash used in investing
   activities.........................           --    (4,349,640)  (2,929,816)  (3,440,829)    (7,790,469)
                                          ---------   -----------   ----------   ----------    -----------
Net cash provided by financing
 activities:
 Net proceeds from issuance of
  preferred stock.....................       60,000     6,648,088    3,158,854    7,222,900     13,930,988
 Net proceeds from issuance of common
  stock...............................           --            --           --        7,100          7,100
 Proceeds received on
  notes receivable....................           --         1,625        1,625          --           1,625
 Proceeds from notes
  payable.............................      162,500       517,500      480,000       17,000        697,000
 Obligation under capital lease.......           --            --           --      192,404        192,404
                                          ---------   -----------   ----------   ----------    -----------
  Net cash provided by
   financing activities...............      222,500     7,167,213    3,640,479    7,439,403     14,829,117
                                          ---------   -----------   ----------   ----------    -----------
Net increase (decrease)
 in cash and cash equivalents.........       22,870       314,174      (30,316)     491,537        828,581
Cash and cash equiva-
 lents at beginning of period.........           --        22,870       22,870      337,044             --
                                          ---------   -----------   ----------   ----------    -----------
Cash and cash equiva-
 lents (deficit) at end
 of period............................    $  22,870       337,044       (7,446)     828,581        828,581
                                          =========   ===========   ==========   ==========    ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS:

                                                                                           PERIOD
                                      DECEMBER 5,                      SIX-MONTHS        DECEMBER 5,
                                         1994                             ENDED             1994
                                     (INCEPTION) TO  YEAR ENDED         JUNE 30,         (INCEPTION)
                                      DECEMBER 31,  DECEMBER 31, ----------------------- TO JUNE 30,
                                          1994          1995        1995        1996        1996
                                     -------------- ------------ ----------- ----------- ----------- ---
                                                                 (UNAUDITED) (UNAUDITED) (UNAUDITED)
Conversion of Note Payable to Se-
 ries A and Series B Preferred
 Stock.............................     $    --       642,500      642,500          --     642,500
Note issued for 828,750 common
 shares............................       1,625            --           --          --       1,625
Deferred compensation..............      79,625            --           --     459,390     539,015
Accretion of redemption value at-
 tributable to mandatorily redeem-
 able preferred stock..............          --        30,964           --     375,532     406,496
Unrealized gains (losses) on
 available for sale securities.....          --        26,742           --     (5,284)      21,458
                                        =======       =======      =======     =======     =======

                See accompanying notes to financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                          DECEMBER 31, 1994 AND 1995
             (INFORMATION AS OF JUNE 30, 1996 AND WITH RESPECT TO
           THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996 IS UNAUDITED)

(1) ORGANIZATION AND BUSINESS ACTIVITIES

  ViroPharma Incorporated (a development stage company) (the "Company") commenced operations on December 5, 1994. The Company is a biopharmaceutical company engaged in the discovery and development of proprietary antiviral pharmaceuticals for the treatment of RNA viruses. The Company is considered a "development stage company", as defined in Statement of Financial Accounting Standards ("SFAS") No. 7. The accompanying financial statements include the results of operations of the Company from December 5, 1994 (inception) to June 30, 1996.

  The Company is devoting substantially all of its efforts towards conducting drug discovery and development, conducting clinical trials, pursuing regulatory approval for products under development, recruiting personnel, raising capital and building infrastructure. In the course of such activities, the Company has sustained operating losses and expects such losses to continue for the foreseeable future. The Company has not generated any significant revenues or product sales and has not achieved profitable operations or positive cash flow from operations. The Company's deficit accumulated during the development stage aggregated $7,397,955 through June 30, 1996. There is no assurance that profitable operations, if ever achieved, could be sustained on a continuing basis.

  The Company plans to continue to finance its operations with a combination of stock issuances, such as the initial public offering contemplated herein ("Offering"), private placements and follow-on public offerings, license payments, payments from strategic research and development arrangements and, in the longer term, revenues from product sales. There are no assurances, however, that the Company will be successful in obtaining an adequate level of financing needed for the long-term development and commercialization of its planned products.

(2) BASIS OF ACCOUNTING AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Cash and cash equivalents:

  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. All cash and cash equivalents are held in United States (U.S.) financial institutions, including commercial paper of U.S. companies, with both a cost and fair value of $248,659 and none at December 31, 1995 and June 30, 1996, respectively.

 Short-term investments:

  Short-term investments consist primarily of debt securities backed by the U.S. government. The Company's entire short-term investment portfolio is currently classified as available for sale and is stated at fair value as determined by quoted market values. Changes in the net unrealized holding gains and losses are included as a separate component of stockholders' equity (deficit). For purposes of determining gross realized gains and losses, the cost of temporary investments sold is based upon specific identification. The Company has not experienced any significant realized gains or losses on its investments through June 30, 1996.

 Concentration of credit risk:

  The Company invests its excess cash and short-term investments in accordance with a policy objective that seeks to ensure both liquidity and safety of principal. The policy limits investments to certain types of

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

instruments issued by the U.S. government and institutions with strong investment grade credit ratings and places restrictions in their terms and concentrations by type and issuer.

 Equipment and leasehold improvements:

  The Company leases certain of its equipment and facilities under operating leases. Operating lease payments are charged to operations over the related period that such leased equipment is utilized in service.

  Assets and liabilities related to capital leases are recorded at the present value of the future minimum rental payments using interest rates appropriate at the inception of the lease. Capital lease amortization is included with depreciation and amortization expense.

  Expenditures for repairs and maintenance are expensed as incurred.

 Patent costs:

  Patent application and maintenance costs are expensed as incurred.

 Research and development:

  Research and product development costs are expensed as incurred.

 Licensed technology:

  Costs incurred in obtaining the license rights to technology in the research and development stage are expensed as incurred and in accordance with the specific contractual terms of such license agreements.

 Accounting for income taxes:

  Deferred income tax assets and liabilities are determined based on differences between the financial statement reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The measurement of deferred income tax assets is reduced, if necessary, by a valuation allowance for any tax benefits which are not expected to be realized. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in the period that such tax rate changes are enacted.

 Revenue recognition (grants):

  Revenue from grant agreements is recognized in the period in which the related expenses are incurred and in accordance with the Company's obligations under the terms of the respective grant.

 Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Stock-based compensation:

  In October 1995, the FASB issued SFAS 123 "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 presents companies with the alternative of retaining the current accounting for stock-based compensation or adopting a new accounting method based on the estimated fair value of equity instruments granted to employees during the year. Companies that do not adopt the fair value based method of accounting will be required to adopt the disclosure provisions of SFAS 123 for the year ending December 31, 1996. It is the Company's present intention to continue applying its current accounting for stock based compensation and to present the required footnote disclosures commencing in the 1996 financial statements.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

 Pro forma net loss per share (unaudited):

  Pro forma net loss per share is computed using the weighted average number of common shares and common equivalent shares (using the treasury stock method) outstanding and gives effect to certain adjustments described below. Common equivalent shares from stock options and warrants and convertible preferred stock are excluded from the computation as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission
(SEC) Staff Accounting Bulletins and SEC staff policy, common and common equivalent shares issued during the 12-month period prior to the proposed Offering at prices below the anticipated Offering price are presumed to have been issued in contemplation of the Offering and have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method and a proposed Offering price of $12). In the computation of pro forma net loss per share, accretion of the redemption value attributable to mandatorily redeemable preferred stock is not included as an increase to net loss.

  Pursuant to the policy of the SEC staff, the calculation of shares used in computing pro forma net loss per share also includes all Series of mandatorily redeemable convertible preferred stock that will automatically convert into shares of common stock upon completion of the Offering (using the treasury stock and if-converted method) from their respective original dates of issuance.

  The following table sets forth the calculation of total number of shares used in the computation of pro forma net loss per common share:

                                                                    SIX MONTHS
                                                        YEAR ENDED     ENDED
                                                       DECEMBER 31,  JUNE 30,
                                                           1995        1996
                                                       ------------ -----------
                                                       (UNAUDITED)  (UNAUDITED)
Weighted average common shares outstanding............    828,750      890,612
Incremental shares assumed to be outstanding related
 to common stock, stock options and warrants granted
 based on the treasury stock method...................    187,487      187,487
Convertible preferred stock ..........................  3,288,539    5,085,668
                                                        ---------    ---------
Weighted average common and common equivalent shares
 used in computation of pro forma net loss per common
 share................................................  4,304,776    6,163,767
                                                        =========    =========

 Pro forma balance sheet (unaudited):

  Upon the closing of the Offering, all of the outstanding shares of Series A, B and C Mandatorily Redeemable Preferred Stock ("Redeemable Preferred Stock") will automatically convert into 5,588,183 shares of common stock. The unaudited pro forma presentation of the June 30, 1996 balance sheet has been prepared assuming the conversion of the Redeemable Preferred Stock into common stock as of June 30, 1996, the most recent balance sheet included in the accompanying financial statements.

 Interim financial statements (unaudited):

  The balance sheet at June 30, 1996, the statements of operations and statements of cash flows for the six months ended June 30, 1995 and 1996 and the period from December 5, 1994 (inception) to June 30, 1996 and the statement of stockholders' equity (deficit) for the six months ended June 30, 1996 are unaudited. In the

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

opinion of management of the Company, such unaudited financial statements include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of financial results for the interim periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of results to be expected for the entire year.

(3) SHORT-TERM INVESTMENTS

    Short-term investments consist of fixed income securities with original maturities of greater than three months but less than one year including U.S. treasury instruments of agencies of the U.S. government and high-grade commercial paper. At December 31, 1995 and June 30, 1996, all of the short-term investments were deemed as "available for sale" investments.

    The following summarizes the "available for sale" investments at December 31, 1995 and June 30, 1996:

                                            GROSS      GROSS
                                          UNREALIZED UNREALIZED    FAIR
                                  COST      GAINS      LOSSES     VALUE
                               ---------- ---------- ---------- ----------
Obligations of the U.S.
 government and agencies of
 the U.S. :
  December 31, 1995........... $4,349,640  $26,742       --     $4,376,382
                               ==========  =======      ===     ==========
  June 30, 1996 (unaudited)... $7,585,763  $21,458       --     $7,607,221
                               ==========  =======      ===     ========== ===

(4) ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities consist of the following at December 31, 1994 and 1995 and June 30, 1996:

                                                      DECEMBER 31,
                                                   ------------------- JUNE 30,
                                                     1994      1995      1996
                                                   -------- ---------- --------
License fee payable............................... $     -- $1,036,000 $666,666
Payroll and payroll taxes payable.................   23,278     72,986    9,809
Other current liabilities.........................   80,057     89,953  116,372
                                                   -------- ---------- --------
                                                   $103,335 $1,198,939 $792,847
                                                   ======== ========== ========

(5) LICENSE AND RESEARCH AGREEMENTS

    In December 1995, the Company entered into a license agreement with Sanofi S.A. ("Sanofi") for its most advanced drug candidate. Under the Sanofi agreement, the Company was required to pay a license fee of $1,000,000. This amount was charged to operations in 1995 and paid in February 1996. In addition, the Company is required to make a milestone payment of up to $2,000,000 upon the earlier of a future milestone event, as defined, or three years from the date of the agreement. The $2,000,000 milestone payment is being charged to operations on a pro-rata monthly basis commencing in December 1995 over eighteen months.

    In connection with the Sanofi agreement, the Company would also be required to make certain significant additional payments, including royalties, as defined, should agreed-upon future milestones be attained. At the present time, there can be no assurance that such future milestones will be attained.

    During 1995, the Company entered into various licensing, research and other agreements. Under these agreements, the Company is working in collaboration with various other parties. Should any discoveries be made under such arrangements, the Company would be required to negotiate the licensing of the technology for the development of the respective discoveries. The Company is committed to pay certain amounts aggregating $46,000 over a two-year period under one of these agreements. There are no funding commitments under any other agreement other than Sanofi.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


(6) NOTES PAYABLE

  In December 1994, the Company entered into a noninterest bearing note for $162,500, which note was converted by the holder into Series A Preferred Stock in June 1995.

  In 1995, the Company secured a $50,000 note payable to the Ben Franklin Technology Fund. At December 31, 1995 and June 30, 1996, outstanding borrowings under such facility aggregated $37,500 and $54,500 respectively. The Company is required to make quarterly payments of 3% of Company revenues, as defined and in accordance with a repayment schedule. The repayment schedule incorporates an interest payment (9.5% interest rate) in the amounts due. The first payment is due in January 1996. The loan, which is subordinated to the current preferred shareholders, is secured by the Company's intellectual property (see Note 13).

(7) MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

  The Company completed the sale of its Series A (675,000 shares) and Series B (7,060,000 shares) mandatorily redeemable convertible preferred stock at per share prices of $.50 and $1.00, respectively. Aggregate net proceeds from these transactions totaled approximately $7,350,000, which included a $162,500 promissory note with an investor which was converted into Series A Preferred Stock in June 1995.

  On May 31, 1996, The Company sold 3,222,222 shares of Series C mandatorily redeemable convertible preferred stock at a per share price of $2.25 for aggregate net proceeds of approximately $7,223,000.

  The holders of the Redeemable Preferred Stock are entitled to certain preferences over common stock including a liquidation preference of $.50 for Series A, $1.00 for Series B, and $2.25 for Series C plus dividends, if and when declared but unpaid, and redemption of the Redeemable Preferred Stock upon demand of holders of at least 67% of the then outstanding Redeemable Preferred Stock. Redeemable Preferred Stockholders were originally entitled to cumulative dividends, only from and after March 1, 2000. Such right to cumulative dividends was revoked by the Redeemable Preferred Stockholders in conjunction with the Series C Preferred Stock agreement consummated on May 31, 1996. The Redeemable Preferred Stock is automatically convertible on a one-for-one basis (adjusted for the .51 for 1 stock split (the "Reverse Stock Split")) immediately upon the closing of an initial public offering of the common stock of the Company at a per share price of not less than $5 per share (adjusted for the Reverse Stock Split) and for aggregate Offering proceeds of not less than $15 million. Due to the mandatory redemption feature of the Redeemable Preferred Stock, these securities are classified at their accreted redemption value outside of stockholders' equity (deficit) in the accompanying balance sheets.

  Dividends on Redeemable Preferred Stock do not accrue unless declared by the Company. The Company has not declared any dividends on Redeemable Preferred Stock.

  Commencing April 1, 2004, The Company is required to redeem 50% of the then outstanding Redeemable Preferred Stock (100% on or after April 1, 2005) upon demand of holders of at least 67% of the then outstanding Redeemable Preferred Stock. The redemption price is equal to the greater of the (i) liquidation amount, as noted above or (ii) fair market value of such preferred stock at such point in time as determined by an independent valuation.

  The difference between the deemed current fair market value of the Redeemable Preferred Stock and the liquidation amount is being accreted on a pro-rata basis in the accompanying financial statements over the period from issuance of such respective classes of Redeemable Preferred Stock through April 1, 2004, the earliest mandatory redemption date. Such calculations will continue to be evaluated by the Company for possible future changes in the deemed fair market value of such Redeemable Preferred Stock until April 1, 2004, or the consummation of the Offering.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


  At June 30, 1996, the Redeemable Preferred Stock consist of the following:
Series A--authorized and issued 675,000 shares; Series B--authorized 7,283,744 shares and issued 7,060,000 shares; and Series C--authorized and issued 3,222,222 shares. In addition, there are 819,034 additional authorized shares of Preferred Stock not designated to a specific class of Preferred Stock as of June 30, 1996.

  The Company also secured $480,000 in bridge financing loans in March and May 1995, which amounts were converted to Series B preferred stock in June 1995.

  In 1995, in connection with the bridge financing, the Company issued 159,994 warrants to Series B investors to purchase Series B preferred stock at the fair value of the Series B preferred stock at the date of issuance ($1.00 per share). Such warrants will be exercised concurrent with the proposed Offering contemplated herein. The deemed fair value of such warrants at their issuance date aggregated $90,000, which amount was charged to operations in 1995.

(8) COMMON STOCK AND COMMON STOCK OPTIONS

  Upon inception of the Company in December 1994, certain members of management and a co-founder/director purchased 828,750 shares of common stock. Management purchased 663,000 shares which vest annually over a four-year period. The Company has the right to repurchase any unvested shares at the original price paid for such shares should the employee leave the Company before such shares are fully vested. A co-founder/director purchased 165,750 shares. The difference between the deemed fair value and the price paid ($.002) per share, for the aforementioned common stock at inception in December 1994 was $79,625. Compensation expense related to these shares of common stock aggregated $15,925 in both 1994 and 1995 and $7,963 in 1996, respectively. Pursuant to a right granted in December 1994, a director purchased in January 1996, 51,000 shares of common stock at $.10 per share, pursuant to a restricted stock purchase agreement.

  The Company has adopted the 1995 Stock Option Plan (the "Plan") to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage such individuals to continue in the employment of the Company. Prior to the adoption of the Plan, stock options granted in 1994 and 1995 were non-qualified stock options. Stock options are granted at the deemed fair market value of the stock on the day immediately preceding the date of grant. Stock options are exercisable for a period not to exceed ten years from the date of grant. Vesting of the stock options occurs, generally 25% per year, over four years. There are 1,200,000 shares reserved under the Plan.


  Stock option activity from December 5, 1994 (inception) to June 30, 1996 is as follows:

                                                                STOCK     PER
                                                               OPTIONS   SHARE
                                                               -------  -------
Balance, December 5, 1994 (inception).........................      --       --
  Granted..................................................... 158,610  $   .10
  Exercised...................................................      --       --
  Cancelled...................................................      --       --
                                                               -------
Balance, December 31, 1994.................................... 158,610      .10
  Granted.....................................................  12,750      .20
  Exercised...................................................      --       --
  Cancelled...................................................      --       --
                                                               -------
Balance, December 31, 1995.................................... 171,360  .10-.20
  Granted (unaudited)......................................... 166,515  .20-.45
  Exercised (unaudited)....................................... (21,420)     .10
  Cancelled (unaudited).......................................      --       --
                                                               -------
Balance, June 30, 1996 (unaudited)............................ 316,455  .10-.45
                                                               =======
  Options exercisable at June 30, 1996 (unaudited)............  16,320      .10
                                                               =======

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  Various executive officers and certain employees of the Company were granted options to acquire 174,165 shares of common stock at exercise prices ranging from $.20 to $.45 per share during the period January 1, 1996 through June 30, 1996. The exercise price of the options was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. However, for financial statement purposes, the difference between a deemed value in the range of $1.96 to $4.41 per share and the respective exercise prices at the grant dates has been recorded as deferred compensation ($459,390) and is being amortized over the four-year vesting period. Compensation expense for the aforementioned options aggregated $35,811 for the six months ended June 30, 1996.

(9) INCOME TAXES

  At December 31, 1995, the Company had available for Federal and state income tax purposes net operating loss carryforwards of approximately $1,207,000. Such carryforwards, which expire through 2010 and 1997, respectively, are available to reduce future Federal and state taxable income, if any.

  Based on "change in ownership" provisions of the Tax Reform Act of 1986, net operating loss and research and development credit carryforwards may be subject to annual limitations that could reduce the Company's ability to utilize these carryforwards in the future.

  Significant components of the Company's deferred tax assets and liabilities as of December 31, 1994 and 1995 are shown below. At December 31, 1995, a valuation allowance of $1,607,846 has been recognized to offset the deferred tax assets as realization of such assets is uncertain. The change in the valuation allowance for 1994 and 1995 was an increase of $127,559 and $1,480,287, respectively.

                                                           1994        1995
                                                         ---------  -----------
Deferred tax assets:
  Net operating loss carryforwards...................... $  66,352  $   549,171
  Capitalized research and development costs............        --    1,033,238
  Compensatory stock grants.............................    22,770           --
  Capitalized start-up costs............................    63,917       50,917
                                                         ---------  -----------
    Total deferred tax assets........................... $ 153,039  $ 1,633,326
Deferred tax liability:
  Employee compensation.................................    25,480       25,480
                                                         ---------  -----------
Net deferred tax assets................................. $ 127,559  $ 1,607,846
Valuation allowance.....................................  (127,559)  (1,607,846)
                                                         ---------  -----------
    Total deferred tax assets........................... $      --  $        --
                                                         =========  ===========

(10) 401(K) PROFIT SHARING PLAN

  In 1995, the Company adopted a 401(k) Profit Sharing Plan (the "401(k) Plan") available to all employees meeting certain eligibility criteria. The 401(k) Plan permits participants to contribute up to 15% of their compensation not to exceed the limits established by the Internal Revenue Code. All contributions made by participants vest immediately in the participants' account. The Company did not contribute to the 401(k) Plan in 1995 or during the six-months ended June 30, 1996.

(11) COMMITMENTS

  In September 1995, the Company entered into a lease arrangement for the financing of certain lab equipment, leasehold improvements, computers and office equipment. The terms range from three to four years.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

The maximum amount that can be financed under this arrangement is $750,000. In connection with this arrangement, 63,750 warrants to purchase Series B preferred stock were originally granted to the lessor at the original Series B issuance price of $1.00 per share. The deemed fair value of such warrants at their issuance date aggregated $63,750, which amount is being amortized to operations over the terms of the lease arrangement. The number of warrants and the related $1.00 exercise price will be adjusted based on a formula to reflect the increase in per share price of the Series C Preferred Stock over Series B Preferred Stock (42,500 warrants at an exercise price of $1.50 per share).

  In October 1995, the Company entered into an operating lease agreement for its present corporate facilities. The lease term is for two years with a one year renewal option, subject to lessor consent.

  In December 1995, the Company entered into a lease arrangement for the financing of certain equipment. The terms of this arrangement are for four years from the date of funding. The maximum amount that can be financed under this arrangement is $620,000, which includes $120,000 of used equipment which the Company is obligated to purchase at the end of the lease term for $24,000. The initial financing occurred in January 1996.

  Leased capital assets at June 30, 1996 are as follows:

      Computer equipment.............................................. $204,706
      Less accumulated amortization...................................  (20,897)
                                                                       --------
                                                                       $183,809
                                                                       ========


  The Company's future minimum lease payments under the aforementioned leases for years subsequent to December 31, 1995 are as follows:

                                                                 MINIMUM
                                                             ANNUAL PAYMENTS
                                                            ------------------
           YEAR ENDING                                      OPERATING CAPITAL
          DECEMBER 31,                                       LEASES    LEASES
          ------------                                      --------- --------
      1996................................................. $280,715  $ 35,252
      1997.................................................  234,899    70,503
      1998.................................................   75,850    70,503
      1999.................................................   75,850    58,344
      2000 and thereafter..................................       --     2,374
                                                            --------  --------
      Total minimum lease payments......................... $667,314  $236,976
                                                            ========
      Amounts representing interest........................            (44,572)
                                                                      --------
      Present value of net minimum lease payments..........           $192,404
      Current portion......................................             48,390
                                                                      --------
      Long-term portion....................................           $144,014
                                                                      ========

  Rent expense for the period from December 5, 1994 (date of inception) to December 31, 1994, the year ended December 31, 1995 and the six month period ended June 30, 1996 aggregated $20,000, $271,000 and $160,000, respectively.

                            VIROPHARMA INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

(12)  REVERSE STOCK SPLIT

  The Company effected the Reverse Stock Split of its common stock on
        , 1996. All common share, per share and pro forma per share amounts in the accompanying financial statements have been retroactively adjusted to reflect the Reverse Stock Split. Preferred stock amounts have not been retroactively adjusted to reflect the Reverse Stock Split.

(13) SUBSEQUENT EVENTS (UNAUDITED)

 Initial Public Offering:

  In July 1996, the Board of Directors authorized the filing of a registration statement for the Offering with the SEC for the sale of up to 3,450,000 shares of common stock. If the Offering is consummated under terms presently anticipated, all shares of Series A, B and C Redeemable Preferred Stock outstanding as of the closing date of the Offering will be automatically converted into shares of common stock on a one-for-one basis, as adjusted for the Reverse Stock Split.

 Preferred Stock and Common Stock:

  In May 1996, the Board of Directors authorized and the stockholders approved an amendment to the Restated Certificate of Incorporation whereby the Company was authorized to issue up to 27,000,000 shares of common stock, $0.001 par value, and 12,000,000 shares of Preferred Stock, $0.001 par value.

 Corporate Partner Agreement:

  In July 1996, the Company entered into a collaborative drug discovery and development agreement with Boehringer Ingelheim Pharmaceuticals Inc. ("BI") for one hepatitis C target identified by the Company. Under this agreement, the Company granted to BI the exclusive worldwide rights to develop and commercialize compounds discovered under the agreement. In return, BI paid a technology access fee of $1,000,000 to the Company and is required to make research and milestone payments to the Company in connection with the Company's transfer of HCV screening and assay technology and at various stages in the development of compounds under the agreement. In addition, BI is required to make royalty payments to the Company on sales of products developed and marketed under this agreement.

 Ben Franklin Technology Fund:

  In August 1996, the Company paid the Ben Franklin Technology Fund loan aggregating $54,500.

 Stock Options:

  On July 1, 1996, the Company granted options to all employees to acquire 93,828 shares of common stock at an exercise price of $2.16 per share. Such options vest ratably on an annual basis over the ensuing four years subsequent to the grant date. The exercise price of the options was equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors. However, for financial statement purposes, the difference between a deemed value of $8.82 per share and the $2.16 exercise price at the grant date will be recorded on July 1, 1996 as deferred compensation and will be amortized over the aforementioned vesting period commencing July 1, 1996.

 [GRAPHIC DEPICTING MAP OF WORLD OVERLAID WITH COLUMNS LISTING GLOBAL RNA VIRUS
               DISEASES, WITH AN INSET DEPICTING RNA REPLICATION]
VIROPHARMA
OPPORTUNITY AND TECHNOLOGY

RNA viruses, which cause the majority of human vi-ral diseases, continue to emerge throughout the world, spreading from rural and developing regions to urbanized centers, and threaten the health of increasing numbers of people.

ViroPharma believes that its technologies are po-tentially applicable to a broad range of RNA virus diseases.

ViroPharma is using its expertise in RNA virology, RNA replication and automated high throughput assay development to discover novel small molecule inhib-itors of RNA virus replication. Using medicinal, combinatorial and automated synthetic chemistry technologies in conjunction with drug design and computational chemistry methodologies and parallel biological assessments, ViroPharma optimizes new inhibitor compounds for the treatment of RNA virus diseases.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS OR BY ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY, TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             --------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors ............................................................   6
The Company..............................................................  16
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20
Business.................................................................  22
Management...............................................................  38
Certain Transactions.....................................................  47
Principal Stockholders...................................................  49
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  55
Underwriting.............................................................  57
Legal Matters............................................................  58
Experts..................................................................  58
Additional Information...................................................  58
Index to Financial Statements............................................ F-1

                             --------------------

 UNTIL      , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                               2,250,000 Shares

                [LOGO OF VIROPHARMA INCORPORATED APPEARS HERE]

                                 Common Stock


                             --------------------

                                  PROSPECTUS

                             --------------------

                                COWEN & COMPANY

                               J.P. MORGAN & CO.

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  Estimated expenses (other than underwriting discounts and commissions) payable in connection with the sale of the Common Stock offered hereby are as follows:

   Securities and Exchange Commission registration fee.............. $11,600.00
   National Association of Securities Dealers, Inc. filing fee......   3,864.00
   The Nasdaq Stock Market Listing Fee..............................  40,397.00
   Transfer Agent and Registrar Fees................................ *
   Printing and engraving expenses.................................. *
   Legal fees and expenses.......................................... *
   Accounting fees and expenses..................................... *
   Blue Sky fees and expenses (including legal fees)................ 15,000.00
   Miscellaneous.................................................... *
                                                                     ----------
     Total.......................................................... $
                                                                     ==========

  --------
  * To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Delaware General Corporation Law and the Company's By-Laws provide for indemnification of the Company's directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company's By-Laws filed as Exhibit 3.2 hereto.

  In addition, certain directors of the Company are parties to indemnification agreements with the Company. Pursuant to the agreements, such directors are to be indemnified against liabilities and expenses incurred in connection with their services to the Company to the fullest extent permitted by Delaware law. Such indemnification is subject to the director's meeting the applicable standard of care and to a determination to indemnify by a majority of disinterested directors (as defined in the agreements) or by independent counsel (also as defined in the agreements).

  The Underwriting Agreement provides that the Underwriter is obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1 hereto.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since December 1994, the registrant has issued and sold the following unregistered securities:

    1. Upon the founding of the Company in December 1994, certain founders of the Company purchased an aggregate of 675,750 shares of Common Stock pursuant to restricted stock purchase agreements. Each purchaser paid $0.002 per share of Common Stock, then valued at $0.10 per share. In addition, an affiliate of a founder purchased 165,750 shares of Common Stock. The affiliate paid $0.002 per share.

    2. From December 1994 to January 1995, the Company sold 350,000 shares of Series A Preferred Stock for an aggregate price of $175,000, or $0.50 per share, to certain of the founders of the Company. All of such outstanding shares of Series A Preferred Stock will convert into an aggregate of 178,500 shares of Common Stock upon completion of this offering.

    3. In December 1994, the Company sold an 8.5% Convertible Demand Promissory Note in the principal amount of $162,500 to an affiliate of a founder of the Company. In December 1994, the founder assigned the note to two affiliates of another founder, who converted their notes into a total of 325,000 shares of Series A Preferred Stock at $0.50 per share in June 1995. All of such outstanding shares of Series A Preferred Stock will convert into an aggregate of 165,750 shares of Common Stock upon completion of this offering.

    4. Pursuant to a right granted in December 1994, a director purchased 51,000 shares of Common Stock under a January 1996 restricted stock purchase agreement at $0.10 per share.

    5. In March and May 1995, the Company sold two 9.5% Convertible Demand Promissory Notes in the principal amounts of $100,000 and $50,000 to each of three private investors and one 9.5% Convertible Promissory Note in the principal amount of $30,000 to an executive officer. All the notes were cancelled in connection with such investors' and executive officer's purchase of Series B Preferred Stock described in paragraph 7 below, in partial or full payment for the shares.

    6. In connection with the purchase of the 9.5% Convertible Demand Promissory Notes, the Company issued warrants to purchase 49,998 shares of Series B Preferred Stock, respectively, to each of the three private investors and 10,000 shares to the executive officer. Two of the private investors subsequently transferred all or portions of the warrants to successors or affiliates. The Company expect all such warrants to be exercised prior to the closing of this offering.

    7. Between June 1995 and October 1995, the Company sold 7,060,000 shares of Series B Preferred Stock for an aggregate of $7,060,000, or $1.00 per share, to private investors and an executive officer of the Company. All of such outstanding shares of Series B Preferred Stock will convert into an aggregate of 3,600,600 shares of Common Stock upon the closing of this offering.

    8. In September 1995, the Company issued a warrant to purchase 42,500 shares of Series B Preferred Stock at $1.50 per share to an equipment supplier in connection with a Master Lease Agreement between the Company and the equipment supplier. Upon the closing of this offering, the warrant will automatically become exercisable for 21,675 shares of Common Stock at $2.94 per share.

    9. In May 1996, the Company sold 3,222,222 shares of Series C Preferred Stock for an aggregate of $7,249,999.50, or $2.25 per share, to private investors and the executive officers of the Company. All of such outstanding shares of Series C Preferred Stock will convert into an aggregate of 1,643,333 shares of Common Stock on a one-for-one basis upon the closing of this offering.

    10. From 1994 to the present, the Company has granted options to acquire an aggregate of 431,702 shares of Common Stock, at exercise prices ranging from $0.10 to $2.16, to various directors, officers, employees and non-employees. To date, options to purchase 21,420 shares of Common Stock have been exercised.

  The Company believes that the transactions described above were exempt from registration under Sections 3(a)(9), 3(b) or 4(2) of the Securities Act because the subject securities were, respectively, either (i) exchanged by the issuer with its existing security holders exclusively, with no commission or other remuneration being paid or given directly or indirectly for soliciting such exchange, (ii) issued pursuant to a compensatory benefit plan pursuant to Rule 701 under the Securities Act or (iii) sold to a limited group of persons, each of whom was believed to have been a sophisticated investor or had a pre-existing business or personal relationship with the Company or its management and was purchasing for investment without a view to further distribution. Restrictive legends were placed on stock certificates evidencing the shares and/or agreements relating to the right to purchase such shares described above.

  Specifically, the Company believes that the transactions described in paragraph 1 and certain transactions described in paragraphs 2, 3, 5, 6, 7, 8 and 9 were exempt from registration under Section 4(2) of the Securities Act. The Company believes that the transactions relating to the conversion of the preferred stock and the notes described in paragraphs 2, 3, 5, 6, 7 and 9 were or will be exempt from registration under Section 3(a)(9) of the Securities Act. In respect of the right described in paragraph 4 and the options described in paragraph 10, the Company is relying upon the fact that such grants were not sales or, if such grants were sales, they and the exercises described were exempt from registration under Sections 4(2) and 3(b) of the Securities Act. The Company intends to file registration statements on Form S-8 under the Securities Act to register all of the shares of Common Stock underlying the Company's outstanding options.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits:

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
  1***    Form of Underwriting Agreement.
  3.1**   Form of Amended and Restated Certificate of Incorporation of the
          Company, to be effective upon the consummation of the offering.
  3.2**   By-Laws of the Company.
  5.1***  Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being registered.
 10.1**++ 1995 Stock Option Plan.
 10.2**++ ViroPharma 401(k) Employee Savings Plan, effective July 1, 1995.
 10.3**   Lease dated September 19, 1995 between the Company and Centocor
          Property Management Corp. II.
 10.4**   Master Lease Agreement dated September 13, 1995 between the Company and Comdisco, Inc.
 10.5**   Master Equipment Lease No. 053-0005 dated December 1, 1995 between the Company and Phoenix Leasing Incorporated.
 10.6**+  Agreement dated December 22, 1995 between the Company and Sanofi.
 10.7**+  Collaborative Research Agreement dated as of July 23, 1996 between the Company and Boehringer Ingelheim Pharmaceuticals, Inc.
 10.8**   Form of Employment Agreement.
 10.9**   Form of Indemnification Agreement.
 10.10**  Form of Employee Stock Purchase Agreement.
 10.11**  Restricted Stock Purchase Agreement dated as of January 17, 1996, by and between the Company and Frank Baldino, Jr.
 10.12**  Series B Convertible Preferred Stock Purchase Agreement dated as of
          June 16, 1995 among the Company and each of the entities on the
          "Schedule of Purchasers" attached thereto as Schedule A.
 10.13**  Series C Convertible Preferred Stock Purchase Agreement dated as of
          May 30, 1996 among the Company and each of the individuals and entities on the "Schedule of Purchasers" attached thereto as Schedule
          A.
 10.14**  Form of Warrants to Purchase Series B Preferred Stock dated March 3,
          1995 and May 12, 1995.
 10.15**  Warrant Agreement dated as of September 13, 1995 between the Company and Comdisco, Inc.
 10.16**  Amended and Restated Investors' Rights Agreement, dated as of May 30,
          1996, by and among the Company and the persons identified on Schedule
          A, Schedule B and the Schedule of Founders thereto.
 23.1***  Consent of KPMG Peat Marwick LLP.
 23.2***  Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
          5.1).
 24**     Power of Attorney (included on signature page).
 27**     Financial Data Schedule

- --------
  * Filed herewith.

 ** Previously filed.

*** To be filed by amendment.
  + Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act.
 ++ Compensation plans and arrangements for executives and others.

ITEM 17. UNDERTAKINGS.

  A. The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  C. The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN MALVERN, PENNSYLVANIA ON SEPTEMBER 25, 1996.

                                          Viropharma, Inc.


                                          By: /s/ Claude H. Nash, PH.D.
                                              ---------------------------------

                                                CLAUDE H. NASH, PH.D.

                                                CHIEF EXECUTIVE OFFICER AND
                                                      PRESIDENT


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT NO. 1 TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.


             SIGNATURES                      TITLE(S)                DATE
             ----------                      --------                ----
   /s/ Claude H. Nash, PH.D.           Chief Executive          September 25, 1996
- -------------------------------------   Officer, President and
        CLAUDE H. NASH, PH.D.           Director (Principal
                                        Executive Officer)

        /s/ Vincent J. Milano          Executive Director,      September 25, 1996
- -------------------------------------   Finance &
          VINCENT J. MILANO             Administration and
                                        Treasurer (Principal
                                        Financial and
                                        Accounting Officer)

               *                       Director                 September 25, 1996
- -------------------------------------
      FRANK BALDINO, JR., PH.D.

               *                       Director                 September 25, 1996
- -------------------------------------
              STEVE DOW

               *                       Director                 September 25, 1996
- -------------------------------------
           JON N. GILBERT

               *                       Director                 September 25, 1996
- -------------------------------------
            ANN H. LAMONT

               *                       Director                 September 25, 1996
- -------------------------------------
      CHRISTOPHER MOLLER, PH.D.

               *                       Director                 September 25, 1996
- -------------------------------------
           DAVID I. SCHEER

*By:  /s/ Vincent J. Milano                                     September 25, 1996
     ---------------------------
          VINCENT J. MILANO
           ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER  DESCRIPTION
 -------  -----------
  1***    Form of Underwriting Agreement.
  3.1**   Form of Amended and Restated Certificate of Incorporation of the
          Company, to be effective upon the consummation of the Offering.
  3.2**   By-Laws of the Company.
  5.1***  Opinion of Morgan, Lewis & Bockius LLP regarding legality of the shares of Common Stock being registered.
 10.1**++ 1995 Stock Option Plan.
 10.2**++ ViroPharma 401(k) Employee Savings Plan, effective July 1, 1995.
 10.3**   Lease dated September 19, 1995 between the Company and Centocor
          Property Management Corp. II.
 10.4**   Master Lease Agreement dated September 13, 1995 between the Company and Comdisco, Inc.
 10.5**   Master Equipment Lease No. 053-0005 dated December 1, 1995 between the Company and Phoenix Leasing Incorporated.
 10.6**+  Agreement dated December 22, 1995 between the Company and Sanofi.
 10.7**+  Collaborative Research Agreement dated as of July 23, 1996 between the Company and Boehringer Ingelheim Pharmaceuticals, Inc.
 10.8**   Form of Employment Agreement.
 10.9**   Form of Indemnification Agreement.
 10.10**  Form of Employee Stock Purchase Agreement.
 10.11**  Restricted Stock Purchase Agreement dated as of January 17, 1996, by and between the Company and Frank Baldino, Jr.
 10.12**  Series B Convertible Preferred Stock Purchase Agreement dated as of
          June 16, 1995 among the Company and each of the entities on the
          "Schedule of Purchasers" attached thereto as Schedule A.
 10.13**  Series C Convertible Preferred Stock Purchase Agreement dated as of
          May 30, 1996 among the Company and each of the individuals and entities on the "Schedule of Purchasers " attached thereto as
          Schedule A.
 10.14**  Form of Warrants to Purchase Series B Preferred Stock dated March 3,
          1995 and May 12, 1995.
 10.15**  Warrant Agreement dated as of September 13, 1995 between the Company and Comdisco, Inc.
 10.16**  Amended and Restated Investors' Rights Agreement, dated as of May 30,
          1996, by and among the Company and the persons identified on Schedule
          A, Schedule B and the Schedule of Founders thereto.
 23.1***  Consent of KPMG Peat Marwick LLP.
 23.2***  Consent of Morgan, Lewis & Bockius LLP (to be included in Exhibit
          5.1).
 24**     Power of Attorney (included on signature page).
 27**     Financial Data Schedule

- --------

  * Filed herewith.

 ** Previously filed.

*** To be filed by amendment.

  + Portions of this exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 406 under the Securities Act.

 ++ Compensation plans and arrangements for executives and others.